As filed with the Securities and Exchange Commission on November 5 , 2004
Commission File No. 333—111683

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

Pre-Effective Amendment No.  5
to
Form SB-2
Registration Statement Under The Securities Act Of 1933

Recom Managed Systems, Inc.
(Name of small business issuer in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3845 (Primary Industrial Code)	87-0441351 (I.R.S. Employer Identification No.)

Marvin H. Fink
Chief Executive Officer

4705 Laurel Canyon Boulevard, Suite 203
Studio City, California 91607
(818) 432-4560
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Copies to
John M. Woodbury, Jr., Esq.
Of Counsel
Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
Telephone (310) 208-1182

Approximate date of proposed sale to public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box:   ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Share	Proposed Aggregate Offering Price	Amount of Registration Fee
Common stock	88,000	$7.23 (2)	$636,240	$170.45 (5)
Common stock issued upon conversion of underlying series ’A’ convertible preferred stock (1)	950,778	$3.15 (3)	$2,994,951	$242.29 (4)
Common stock underlying series ’A’ convertible preferred stock	55	$7.23 (2)	$398	$0.11
Common stock underlying series ’A’ convertible preferred stock	842,142	$3.15 (3)	$2,652,747	$214.61 (4)
Common stock underlying class ’C’ warrants	28	$7.23 (2)	$202	$0.05
Common stock underlying class ’C’ warrants	896,460	$3.15 (3)	$2,823,849	$228.45 (4)
Common stock underlying series ’A’ convertible preferred stock underlying placement agent’s warrants	179,292	$3.15 (3)	$564,770	$45.69 (4)
Common stock underlying placement agent’s warrants	89,646	$3.15 (3)	$282,385	$22.84 (4)
Total	3,046,401		$9,955,542	$924.49

(1)	Included in prior filing of this registration statement as common stock underlying series ‘A’ convertible preferred stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C as of the close of the market on April 30, 2004, based upon the average of the high and low prices for that date.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C as of the close of the market on December 26, 2003 based upon the average of the high and low prices for that date.
(4)	Previously paid in connection with the initial filing of this registration statement on January 2, 2004.
(5)	Previously paid in anticipation of the filing of amendment no. 2 to this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We have filed a registration statement containing this prospectus with the Securities and Exchange Commission. The common stock offered for sale under this prospectus may not be offered for sale or sold until that registration statement is declared effective by the Securities and Exchange Commission. This prospectus is not an offer to sell the common shares—and doesn’t solicit an offer to purchase the common shares—in any jurisdiction where this offer or sale is not otherwise permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED NOVEMBER __ , 2004
Prospectus

3,046,401 Common Shares

This prospectus relates to the offer and sale by some of our shareholders during the period in which the registration statement containing this prospectus is effective of up to 3,046,401 common shares, consisting of:

•	1,038,778 common shares;

•	842,197 common shares underlying series ’A’ convertible preferred shares issued on October 2, 2003 to a number of investors pursuant to a private placement effected through Maxim Group, LLC, as placement agent;

•	896,488 common shares underlying class ’C’ common share purchase warrants issued to those investors under that private placement;

•	179,292 common shares underlying series ’A’ convertible preferred shares issuable under placement agent’s unit purchase warrants granted to Maxim Group as agent’s compensation under that private placement; and

•	89,646 common shares underlying class ’C’ common share purchase warrants also issuable under those placement agent’s warrants.

This offering is not being underwritten. The common shares offered under this prospectus may be sold by the selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. We will not receive any of the proceeds from those sales.

Our common shares trade on the Over-The-Counter Bulletin Board, also called the OTCBB, under the trading symbol “RECM”.

______

An investment in the common shares offered for sale under this prospectus involves a high degree of risk.
See “Risk Factors” beginning on page 3 of this prospectus.

______

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common shares offered for sale under this prospectus or the merits of that offering, or has determined that this prospectus is truthful or complete.
Any representation to the contrary is a criminal offense.
______
The date of this prospectus is ____ , 2004

4705 Laurel Canyon Boulevard, Suite 203, Studio City, California 91607
(818) 432-4560

PROSPECTUS SUMMARY	1
The Company And Business	1
The Offering	1
Summary Financial Data	2
RISK FACTORS	4
Risks Relating To Our Business	4
Risks Relating To An Investment In Our Securities	7
FORWARD-LOOKING STATEMENTS	10
USE OF PROCEEDS	10
BUSINESS	11
Overview	11
Corporate History	11
Description Of Heart Monitor Systems And ECGs	12
Description of Recom’s ECG Products	14
Description of Signal Technologies	17
EEG Products	17
Competition	17
Market Size	18
Marketing And Distribution Strategy	18
Manufacturing Capacity	19
Research And Development	19
Regulatory Overview	19
Patents And Licenses	21
Competition	22
Costs And Effects Of Compliance With Environmental Laws	22
Subsidiaries	22
Employees	22
PROPERTIES	22
PLAN OF OPERATION	23
Results of Operations	23
Plan of Operation	23
Liquidity and Capital Resources	25
LEGAL PROCEEDINGS	26
MANAGEMENT	27
Identity	27
Business Experience	27
Board Of Directors	29
Board Committees	29
Board Compensation	30
Medical Advisory Board	31
Medical Advisor Compensation	31
Other Significant Employees And Consultants	32
Employment And Consulting Agreements With Management	32
Summary Compensation Table	36
Stock Options And Stock Appreciation Rights Grant Table	36
Stock Options And Stock Appreciation Rights Exercise And Valuation Table	37
PRINCIPAL SHAREHOLDERS	37
TRANSACTIONS AND BUSINESS RELATIONSHIPS WITH MANAGEMENT AND PRINCIPAL SHAREHOLDERS	39
Transactions With Executive Officers, Directors And Shareholders	39
Parent Corporation	40
DESCRIPTION OF CAPITAL STOCK	40
General	40
Common Shares	41
Preferred Shares	41
Series ’A’ Preferred Shares	41
Options And Warrants Convertible into Common Shares	42
Delaware Business Combination Act	42
EQUITY COMPENSATION PLANS	43
Summary Equity Compensation Plan Data	43
Description of Equity Compensation Plans Approved By Shareholders	43
Description of Equity Compensation Plans Not Approved By Shareholders	44
MARKET FOR SECURITIES	45
Description Of Market	45
Dividend Policy	45
SELLING SHAREHOLDERS	46
REGISTRATION RIGHTS	50
PLAN OF DISTRIBUTION	50
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	52
TRANSFER AGENT	53
LEGAL MATTERS	53
EXPERTS	53
INDEMNIFICATION OF DIRECTORS AND OFFICERS	53
WHERE YOU CAN FIND MORE INFORMATION	54
RECOM MANAGED SYSTEMS, INC. ANNUAL FINANCIAL STATEMENTS DECEMBER 31, 2003	55
RECOM MANAGED SYSTEMS, INC. INTERIM FINANCIAL STATEMENTS JUNE 30, 2004	56

PROSPECTUS SUMMARY

This summary highlights important information about our company and business. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus and the financial statements and related notes included in this prospectus carefully. Unless the context requires otherwise, “Recom”, “we,” “us,” “our” and similar terms refer to Recom Managed Systems, Inc.

On April 11, 2003, we effected a split in our common shares on a 3:1 forward basis through the mechanism of a stock dividend. Whenever we make any reference in this prospectus to the grant or issuance of common shares or options or warrants to purchase common shares, such reference shall, for comparison purposes, be made in reference to post-split numbers and, in the case of options and warrants, exercise prices, unless we state otherwise.

The Company And Business

Recom is a development stage medical device company focused on researching, developing and marketing medical devices which monitor and measure physiological signals in order to detect diseases that impact an individual’s health. Physiological signals are small bioelectrical signals generated by the body. Our initial product will be patient modules used as part of a heart monitor system to acquire, amplify and process physiological signals associated with a patient’s cardiovascular system. Heart monitor systems are used by heart specialists known as cardiologists to collect physiological data for electrocardiogram or “ECG” tests for the purpose of detecting and identifying cardiovascular disease. Our patient module will operate using a proprietary and patented “amplification” technology which provides the capability to enlarge and process the physiological signals to discriminate them from ambient or background electromagnetic noise and to facilitate the examination of the signal data for diagnostic purposes. Our amplification technology is an enhancement of an amplification technology first developed for the United States Air Force to record bioelectrical signals from a pilot’s brain, known as an electroencephalogram or “EEG.” The technology was also used by the National Institute of Health as well as companies such as Titan Systems and Teledyne, Inc. for purposes of monitoring different physiological signals.

We are in the process of completing development work on our first product for commercialization, our battery-operated, digital 12-lead Recom Model 100 Patient Module or “Model 100 Module”. The Model 100 Module will be used as the primary component of a 12-lead ambulatory heart monitor system, referred to as the “Model 100 Monitor System”. The Model 100 Monitor System is an ambulatory patient heart monitor or recording system that will allow a patient’s heart to be continuously monitored over a period of 24 to 48 hours while the patient carries out his or her daily activities away from the physicians’ office or hospital.  We anticipate that we will complete a pre production model of the Model 100 Module by the end of 2004, and that we will commence marketing the Model 100 Module by the end of 2005.

As of October 31 , 2004, we had issued and outstanding  34,477,539 common shares,  842,197 series ’A’ preferred shares, and common share purchase options and warrants entitling the holders to purchase up to 4,816,610 common shares.

Our corporate offices are located at 4705 Laurel Canyon Boulevard, Suite 203, Studio City, California 91607. Our telephone number is (818) 432-4560.

1

The Offering

This prospectus relates to the offer and sale by some of our shareholders during the period in which the registration statement containing this prospectus is effective of up to 3,046,401 common shares, consisting of:

•	1,038,778 common shares;

•	842,197 common shares underlying series ’A’ convertible preferred shares issued on October 2, 2003 to a number of investors pursuant to a private placement effected through Maxim Group, LLC, as placement agent;

•	896,488 common shares underlying class ’C’ common share purchase warrants issued to those investors under that private placement;

•	179,292 common shares underlying series ’A’ convertible preferred shares issuable under placement agent’s unit purchase warrants granted to Maxim Group as agent’s compensation under that private placement; and

•	89,646 common shares underlying class ’C’ common share purchase warrants also issuable under those placement agent’s warrants.

The common shares offered under this prospectus may be sold by the selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling shareholders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned “Selling Shareholders”, “Registration Rights” and “Plan of Distribution”. We will not receive any of the proceeds from those sales. Should the selling shareholders in their discretion exercise the class ’C’ common share purchase warrants underlying the common shares offered under this prospectus, we would, however, receive the exercise price for those warrants. The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling shareholders.

Summary Financial Data

The following tables summarize the consolidated statements of operations and balance sheet data for our company for the periods or as of the dates indicated, respectively:
	Six-Month Interim Period Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002
Consolidated Statements of Operations Data:
Revenue	$—	$—	$—	$—
Research and development expenses	$(432,444)	$(81,749)	$(497,631)	$(67,500)
General and administrative expenses	$(2,996,674)	$(2,434,760)	$(4,813,746)	$(144,454)
Net loss	$(3,429,118)	$(2,516,509)	$(5,311,377)	$(211,954)
Preferred dividend	$(178,704)	$—	$(1,953,170)	$—
Net loss attributed to common stockholders	$(3,607,822)	$(2,516,509)	$(7,264,547)	$(211,954)
Basic and diluted loss per share	$(0.10)	$(0.08)	$(0.17)	$(0.02)
Basic and diluted loss per share attributed to common stockholders	$(0.11)	$(0.08)	$(0.23)	$(0.02)
Weighted average shares outstanding, basic and diluted	33,247,245	31,395,412	31,765,404	11,609,162

	June 30, 2004	December 31, 2003
Consolidated Balance Sheet Data:
Current assets	$2,654,447	$4,088,469
Total assets	$3,020,493	$4,415,596
Current liabilities	$446,368	$590,856
Total liabilities	$446,368	$590,586
Total stockholders’ equity	$2,574,125	$3,824,740
Total liabilities and stockholders’ equity	$3,020,493	$4,415,596

2

RISK FACTORS

An investment in our common shares involves a high degree of risk and is subject to many uncertainties. These risks and uncertainties may adversely affect our business, operating results and financial condition. In such an event, the trading price for our common shares could decline substantially, and you could lose all or part of your investment. In order to attain an appreciation for these risks and uncertainties, you should read this prospectus in its entirety and consider all of the information and advisements contained in this prospectus, including the following risk factors and uncertainties.

Risks Relating To Our Business

Our limited operating history will make it difficult for you to predict our future operating results and to otherwise assess or predict the likelihood of our business success.

To date, we are a development stage company principally engaged in research and development, organizational and startup activities which has not yet introduced our heart monitoring products to market. Our limited operating history will make it difficult, if not impossible, to predict future operating results and to assess the likelihood of our business success in considering an investment in our company. Risks and issues inherent in the establishment and expansion of a new business enterprise which we face include, among others, problems of entering new markets, marketing new technologies, hiring and training personnel, acquiring reliable facilities and equipment, and implementing operational controls. As a development stage company, we are also subject to risks and or levels of risk that are often greater than those encountered by companies with established operations and relationships. Development stage companies often require significant capital from sources other than operations. Since we are a start-up business, our management and employees will shoulder the burdens of the business operations and a workload associated with company growth and capitalization that is disproportionately greater than that for an established business. We cannot give you any assurance that we will successfully address these risks. Our prospects must be considered speculative, which may limit our ability to encourage further investment in our company.

We have no revenues to date and have accumulated losses since our inception. Our continued inability to generate revenues and profits could cause us to go out of business.

We have incurred cumulative net losses after preferred dividends in the amount of $11,170,997 from our inception through June 30, 2004. We have no commercial product sales or revenues to date, and do not anticipate that we will commence commercial sales of our heart monitoring products until the end of fiscal 2005. Once we commence marketing our heart monitoring products, we project that we will not be cash flow positive based solely on projected sales and service revenues less manufacturing, general and administrative, marketing expenses and other operating costs revenues for an indefinite period of time. We anticipate that we will continue to incur substantial operating losses for the foreseeable future, notwithstanding any anticipated revenues we may receive when our products are initially introduced to markets, due to the significant costs associated with the development and marketing of our products and services.

If we are unable to raise additional working capital, we will be unable to fully fund our operations and to otherwise execute our business plan, leading to the reduction or suspension of our operations and ultimately our going out of business.

We currently have approximately $1,500,000 of cash on hand, which we project will fund our anticipated costs through February 2005, although this coverage could be less than that period as the result of changes in our anticipated level of operations, higher than expected costs such as through an acquisition of new products, or changes in our business plans. As noted in the prior risk factor, we do not anticipate that we will commence commercial sales of our heart monitoring products until the end of fiscal 2005, and further anticipate that after such introduction we will continue to be cash flow negative due to our costs exceeding our revenues for an indefinite period of time. Based upon the foregoing, we will need to raise additional cash and working capital to cover an expected shortfall in our cash and working capital until such time, if any, as we become cash-flow positive. We currently do not have any binding commitments for, or readily available sources of, additional financing. Should we determine it to be necessary to raise additional cash in the future as our current cash and working capital resources are depleted, we will seek to raise it through the public or private sales of debt or equity securities, the procurement of advances on contracts or licenses, funding from joint-venture or strategic partners, debt financing or short-term loans, or a combination of the foregoing. We may also seek to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities. We cannot give you any assurance that we will be able to secure the additional cash or working capital we may require to continue our operations.

3

Even if we are able to raise additional financing, we might not be able to obtain it on terms that are not unduly expensive or burdensome to the company or disadvantageous to our existing shareholders.

Even if we are able to raise additional cash or working capital through the public or private sale of debt or equity securities, the procurement of advances on contracts or licenses, funding from joint-venture or strategic partners, debt financing or short-term loans, or the satisfaction of indebtedness without any cash outlay through the private issuance of debt or equity securities, the terms of such transactions may be unduly expense or burdensome to the company or disadvantageous to our existing shareholders. For example, we may be forced to sell or issue our securities at significant discounts to market, or pursuant to onerous terms and conditions, including the issuance of preferred stock with disadvantageous dividend, voting or veto, board membership, conversion, redemption or liquidation provisions; the issuance of convertible debt with disadvantageous interest rates and conversion features; the issuance of warrants with cashless exercise features; the issuance of securities with anti-dilution provisions; and the grant of registration rights with significant penalties for the failure to quickly register. If we raise debt financing, we may be required to secure the financing with all of our business assets, which could be sold or retained by the creditor should we default in our payment obligations. We also might be required to sell or license our products or technologies under disadvantageous circumstances we would not otherwise consider, including granting licenses with low royalty rates and exclusivity provisions.

Our products are highly regulated. We will not be able to introduce our products to market if we cannot obtain the necessary regulatory approvals. If we are unable to obtain regulatory approvals for our products in selected key markets at all or in a timely manner, we will not be able to grow as quickly as expected, and the loss of anticipated revenues will also reduce our ability to fully fund our operations and to otherwise execute our business plan. Our failure to receive the regulatory approvals in the United States would likely cause us to go out of business.

The manufacture, sale, promotion and marketing of our heart monitoring products and other products we intend to develop are subject to regulation by the FDA and similar government regulatory bodies in other countries. As we develop or obtain new products we will be required to determine what regulatory requirements, if any, we must comply with in order to market and sell our products in the United States and worldwide. The process of obtaining regulatory approval could take years and be very costly, if approval can be obtained at all. If we fail to comply with these requirements, we could be subjected to enforcement actions such as an injunction to stop us from marketing the product at issue or a possible seizure of our assets. We intend to work diligently to assure compliance with all applicable regulations that impact our business. We can give you no assurance, however, that we will be able to obtain regulatory approval for all of our products. We also cannot assure you that additional regulations will not be enacted in the future that would be costly or difficult to satisfy.

Because we are not diversified, we are subject to a greater risk of going out of business should our single proposed product line fail.

The only business opportunities we are presently pursuing are the heart monitoring or ECG market and, later, using the same technology, the neurological brain scan or EEG market. Unlike many established companies that are diversified, we do not presently have other businesses, properties, investments or other income producing assets upon which we could rely upon should our single product line fail, thereby increasing the risk of our going out of business.

4

Many of our customers will rely upon third party reimbursements from third party payors to cover all or a portion of the cost of our products. If third party payors do not provide reimbursement for our products, we will not be able to grow as quickly as expected, and the loss of anticipated revenues will also reduce our ability to fully fund our operations and to otherwise execute our business plan.

We intend to sell our heart monitoring products to individual patients and doctors, hospitals and clinics who will seek reimbursement from various third party payers, including government health programs, private health insurance plans, managed care organizations and other similar programs. We can give you no assurance that reimbursement will be available from third party payers at all, or for more than a nominal portion of the cost of our products.

We intend to rely upon licensees, strategic partners or third party marketing and distribution partners to provide a significant part of our marketing and sales functions. Should these outside parties fail to perform as expected, we will need to develop or procure other marketing and distribution channels, which would cause delays or interruptions in our product supply and result in the loss of significant sales or customers.

We currently have no internal sales, marketing and distribution capabilities, and will rely extensively on third-party licensees, strategic partners or third party marketing and distribution companies to perform a significant part of those functions. As a consequence of that reliance, our ability to effectively market and distribute our products will be dependent in large part on the strength and financial condition of others, the expertise and relationships of those third-parties with customers, and the interest of those parties in selling and marketing our products. Prospective third-party licensees, strategic partners and marketing and distribution parties may also market and distribute the products of other companies. If our relationships with any third-party licensees, strategic partners or marketing and distribution partners were to terminate, we would need to either develop alternative relationships or develop our own internal sales and marketing forces to continue to sell our products. Even if we are able to develop our internal sales, marketing and distribution capabilities, these efforts would require significant cash and other resources that would be diverted from other uses, if available at all, and could cause delays or interruptions in our product supply to customers, which could result in the loss of significant sales or customers. We can give you no assurance that we will be successful in our efforts to engage licensees, strategic partners or third party marketing and distribution companies to meet our sales, marketing and distribution requirements.

We intend to rely upon the third-party FDA-approved manufacturers or suppliers to manufacture our heart monitoring products. Should these manufacturers fail to perform as expected, we will need to develop or procure other manufacturing sources, which would cause delays or interruptions in our product supply and result in the loss of significant sales and customers.

We currently have no internal manufacturing capability, and will rely extensively on FDA-approved licensees, strategic partners or third party contract manufacturers or suppliers. Should we be forced to manufacture our products, we cannot give you any assurance that we will be able to develop an internal manufacturing capability or procure third party suppliers. Moreover, we cannot give you any assurance that any contract manufacturers or suppliers we procure will be able to supply our product in a timely or cost effective manner or in accordance with applicable regulatory requirements or our specifications.

5

We are dependent for our success on a few key executive officers. Were we to lose one or more of these key executive officers, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of working capital.

Our success depends to a critical extent on the continued efforts of services of our Chief Executive Officer, Mr. Marvin H. Fink, and our Vice President and Chief Technology Officer, Dr. Budamir S. Drakulic. Were we to lose one or more of these key executive officers, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of working capital. We can give you no assurance that we can find satisfactory replacements for these key executive officers at all, or on terms that are not unduly expensive or burdensome to our company. Although Mr. Fink has signed an employment agreement pursuant to which he will provide continued services to the company until October 12,  2006, and Dr. Drakulic is employed as a consultant under a loan-out agreement through October 15, 2012, these agreements will not preclude either of these key officers from leaving the company. We currently maintain key man life insurance policies in the amount of $1 million with respect to Mr. Fink and $3 million with respect to Dr. Drakulic which will assist us in recouping some of our costs in the event of the death of those officers.

Our inability to protect our intellectual property rights could allow competitors to use our property rights and technologies in competition against our company, which would reduce our sales. In such an event we would not be able to grow as quickly as expected, and the loss of anticipated revenues will also reduce our ability to fully fund our operations and to otherwise execute our business plan.

We rely on a combination of patent, patent pending, copyright, trademark and trade secret laws, proprietary rights agreements and non-disclosure agreements to protect our intellectual properties. We cannot give you any assurance that these measures will prove to be effective in protecting our intellectual properties. We also cannot give you any assurance that our existing patents will not be invalidated, that any patents that we currently or prospectively apply for will be granted, or that any of these patents will ultimately provide significant commercial benefits. Further, competing companies may circumvent any patents that we may hold by developing products which closely emulate but do not infringe our patents. While we intend to seek patent protection for our products in selected foreign countries, those patents may not receive the same degree of protection as they would in the United States. We can give you no assurance that we will be able to successfully defend our patents and proprietary rights in any action we may file for patent infringement. Similarly, we can give you any assurance that we will not be required to defend against litigation involving the patents or proprietary rights of others, or that we will be able to obtain licenses for these rights. Legal and accounting costs relating to prosecuting or defending patent infringement litigation may be substantial.

We also rely on proprietary designs, technologies, processes and know-how not eligible for patent protection. We cannot give you any assurance that our competitors will not independently develop the same or superior designs, technologies, processes and know-how.

While we have and will continue to enter into proprietary rights agreements with our employees and third parties giving us proprietary rights to certain technology developed by those employees or parties while engaged by our company, we can give you no assurance that courts of competent jurisdiction will enforce those agreements.

Risks Relating To An Investment In Our Securities

Our common shares are sporadically or “thinly” traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares

Our common shares have historically been sporadically or “thinly” traded on the OTCBB, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven development stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without a material reduction in share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near ask prices or at all if you need money or otherwise desire to liquidate your shares.

6

The market price for our common shares is particularly volatile given our status as a relatively unknown development stage company with a small and thinly-traded public float, limited operating history and lack of revenues or profits to date for our newly introduced products, which could lead to wide fluctuations in our share price. The price at which you purchase our common shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you. The volatility in our common share price may subject us to securities litigation.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, we have relatively few common shares outstanding in the “public float” since most of our shares are held by a small number of shareholders. In addition, as noted above, our common shares are sporadically or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without a material reduction in share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of revenues or profits to date, and uncertainty of future market acceptance for our products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Additionally, in the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

The following factors may add to the volatility in the price of our common shares:  actual or anticipated variations in our quarterly or annual operating results; acceptance of our products and services as viable security and technology solutions; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Since a single shareholder currently beneficially owns the majority of our outstanding common shares, that single shareholder will retain the ability to control our management and the outcome of corporate actions requiring shareholder approval notwithstanding the overall opposition of our other shareholders. This concentration of ownership could discourage or prevent a potential takeover of our company that might otherwise result in you receiving a premium over the market price for your common shares.

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ARC Finance Group, LLC, which is owned and controlled by Ms. Tracey Hampton, owns approximately  67% of our outstanding common shares. As a consequence of its controlling stock ownership position, ARC Finance Group will retain the ability to elect a majority of our board of directors, and thereby control our management. ARC Finance Group also has the ability to control the outcome of corporate actions requiring shareholder approval, including mergers and other changes of corporate control, going private transactions, and other extraordinary transactions.

A large number of common shares are issuable upon conversion of our series ‘A’ preferred shares or the exercise of outstanding common share purchase options or warrants. The conversion or exercise of these securities could result in the substantial dilution of your investment in terms of your percentage ownership in the company as well as the book value of your common shares. The sale of a large amount of common shares received upon the conversion or exercise of these securities on the public market to finance the exercise price or to pay associated income taxes, or the perception that such sales could occur, could substantially depress the prevailing market prices for our shares.

There are currently outstanding as of October 31 , 2004,  842,197 series ’A’ preferred shares each convertible into one common share at the conversion rate of $3 per share, and common share purchase options and warrants entitling the holders to purchase  4,441,256 common shares at a weighted average exercise price of  $2.30 per share, including a number granted to directors, officers, employees and consultants that are subject to vesting conditions. In the event of the conversion or exercise of these securities, you could suffer substantial dilution of your investment in terms of your percentage ownership in the company as well as the book value of your common shares. In addition, the holders of the common share purchase options or warrants may sell common shares in tandem with their exercise of those options or warrants to finance that exercise, or may resell the shares purchased in order to cover any income tax liabilities that may arise from their conversion or exercise of these securities.

Our issuance of additional common shares or preferred shares, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights. Our issuance of additional preferred shares, or options or warrants to purchase those shares, could negatively impact the value of your investment in our common shares as the result of preferential voting rights or veto powers, dividend rights, disproportionate rights to appoint directors to our board, conversion rights, redemption rights and liquidation provisions granted to the preferred shareholders, including the grant of rights that could discourage or prevent the distribution of dividends to you, or prevent the sale of our assets or a potential takeover of our company that might otherwise result in you receiving a distribution or a premium over the market price for your common shares.

We are entitled under our certificate of incorporation to issue up to 100,000,000 common and 10,000,000 “blank check” preferred shares. After taking into consideration our outstanding common and preferred shares as of October 31 , 2004, we will be entitled to issue up to  65,522,461 additional common shares and  9,157,803 additional preferred shares. Our board may generally issue those common and preferred shares, or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. Any preferred shares we may issues shall have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development and marketing plans. It is also likely that we will be required to issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our various stock plans. We cannot give you any assurance that we will not issue additional common or preferred shares, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

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FORWARD-LOOKING STATEMENTS

In this prospectus we make a number of statements, referred to as “forward-looking statements”, which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results. These forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to us and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate in the circumstances. You can generally identify forward-looking statements through words and phrases such as “seek”, “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “budget”, “project”, “may be”, “may continue”, “may likely result”, and similar expressions. When reading any forward looking statement you should remain mindful that actual results or developments may vary substantially from those expected as expressed in or implied by that statement for a number of reasons or factors, such as those relating to:

•	the success of our research and development activities, the development of a viable commercial production model, and the speed with which regulatory authorizations and product launches may be achieved;

•	whether or not a market for our products develops and, if a market develops, the pace at which it develops;

•	our ability to successfully sell our products if a market develops;

•	our ability to attract the qualified personnel to implement our growth strategies,

•	our ability to develop sales, marketing and distribution capabilities;

•	our ability to obtain reimbursement from third party payers for the products that we sell;

•	the accuracy of our estimates and projections;

•	our ability to fund our short-term and long-term financing needs;

•	changes in our business plan and corporate strategies; and

•	other risks and uncertainties discussed in greater detail in the sections of this prospectus, including those captioned “Risk Factors” and “Plan of Operation”.

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances unless and to the extent required by applicable law.

USE OF PROCEEDS

The proceeds from the sale of the common shares to be sold under this prospectus will be retained by the selling shareholders, and will not be paid or remitted or otherwise made available to our company. Should any selling shareholder acquire the shares to be sold by exercising common share purchase warrants, we would receive the proceeds from the exercise price. In such an event we anticipate we would use the proceeds of such exercise for working capital and general corporate purposes.

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BUSINESS

Overview

Recom is a development stage medical device company focused on researching, developing and marketing medical devices which monitor and measure physiological signals in order to detect diseases that impact an individual’s health. Physiological signals are small bioelectrical signals generated by the body. Our initial product will be patient modules used as part of a heart monitor system to acquire, amplify and process physiological signals associated with a patient’s cardiovascular system. Heart monitor systems are used by heart specialists known as cardiologists to collect physiological data for electrocardiogram or “ECG” tests for the purpose of detecting and identifying cardiovascular disease. Our patient module will operate using a proprietary and patented “amplification” technology which provides the capability to enlarge and process the physiological signals to discriminate them from ambient or background electromagnetic noise and to facilitate the examination of the signal data for diagnostic purposes. Our amplification technology is an enhancement of an amplification technology first developed for the United States Air Force to record bioelectrical signals from a pilot’s brain, known as an electroencephalogram or “EEG.” Earlier versions of the technology were also used by the National Institute of Health as well as companies such as Titan Systems and Teledyne, Inc. for purposes of monitoring different physiological signals relating to the brain.

Corporate History

Recom was originally incorporated in Delaware on January 19, 1987 under the name Mt. Olympus Enterprises Inc.. We had no specific business purpose on the date of incorporation and were inactive until October 30, 1998. On that date, we completed a reverse acquisition with J2 Technologies LLC, a California limited liability company formed on July 31, 1998, which was engaged in the business of developing, servicing and managing commercial computer networks both on-site and remotely. As a consequence of the reverse acquisition, we engaged in J2 Technologies’ business and changed our name to Recom Managed Systems, Inc. We were subsequently unsuccessful in this business and, on June 26, 2000, filed a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code. Our plan of reorganization was confirmed by the Bankruptcy Court and the confirmation order became final on November 7, 2000. Subsequent to declaring bankruptcy, we ceased our business operations. The plan of reorganization provided for a total discharge of the company and our officers and directors from all pre-petition debts, expenses and legal causes of action which may have existed on or before the filing of the bankruptcy. The plan further provided for the consolidation of all previously issued common shares, and the issuance of additional common shares to various creditors of the company. As of December 31, 2000, following full implementation of the plan, there were 4,139,784 common shares (1,379,928 shares pre-split) issued and outstanding.

On September 19, 2002, we acquired certain know how, trade secrets and other proprietary intellectual property rights relating to the development of a physiological signal amplification equipment and technology, referred to in this prospectus as the “Signal Technologies”, from ARC Finance Group, LLC, our parent corporation, in exchange for 23,400,000 common shares (7,800,000 shares pre-split). The shares represented approximately 85% of our issued and outstanding common shares. We valued the Signal Technologies at $78,023 for financial accounting purposes, reflecting the ARC Finance Group’s cost to acquire the Signal Technologies from Dr. Budimir S. Drakulic as discussed below. The terms of the acquisition were determined by the parties on an arms-length negotiated basis. No independent valuation was sought from a business/technology appraiser or other third party due to financial constraints. There was no relationship between Recom, including our officers, directors and shareholders, and ARC Finance Group, including its officers, directors and shareholders, prior to our acquisition of the Signal Technologies from ARC Finance Group. No finder’s fees or other forms of consideration were paid by Recom or ARC Finance Group or our respective officers, directors or shareholders in connection with our acquisition of the Signal Technologies.

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The principal component of the Signal Technologies is a patented “amplification” technology which was originally invented by our Vice President and Chief Technology Officer, Dr. Budimir S. Drakulic. The underlying patent covers methods of discriminating different biomedical signals from ambient electromagnetic noise. Also included in the Signal Technologies was an assignment of a license agreement dated December 9, 1993 between Dr. Drakulic and Teledyne Electronic Technologies pursuant to which Dr. Drakulic granted a limited license to that company to manufacture EEG monitor products based upon an early version of the amplification technology. This license agreement specified that Dr. Drakulic retained ownership of the original patent and underling technology and the right to use technology to develop new products as long as they would not infringe on Teledyne’s licensed products. Dr. Drakulic has since received a letter from Teledyne acknowledging that the use of the technology for our proposed heart monitor systems does not infringe on Teledyne’s licensed products. Concurrent with our acquisition of the Signal Technologies, we obtained Dr. Drakulic’s services as our Vice President and Chief Technology Officer to lead our product development efforts.

ARC Finance Group is a Delaware limited liability company formed in May 2002 which is owned and controlled by Ms. Tracy Hampton. In or about May 2002, ARC Finance Group entered into an understanding with Dr. Drakulic pursuant to which it would fund informal proof-of-concept activities and product development costs to be incurred by Dr. Drakulic in order to establish to the satisfaction of ARC Finance the potential of the “Signal Technologies” for ECG applications, and would also pay other expenses of Dr. Drakulic, in exchange for the rights to acquire and market the Signal Technologies. Pursuant to that understanding, ARC Finance funded these activities and costs in the amount of $78,023 during the summer of 2002, and acquired the Signal Technologies from Dr. Drakulic when it became satisfied that the Signal Technologies could be applied for ECG applications. Following its acquisition of the Signal Technologies, ARC Finance Group sought a third-party company to license or acquire the Signal Technologies for its commercial development, leading to our acquisition of the Signal Technologies from ARC Finance Group. Since that acquisition, ARC Finance Group has remained a holding company for a passive investment in our company. ARC Finance Group’s only investment and business activity to date relates to Recom, ARC Finance Group has no investments other than Recom, sources of revenue or liabilities, and there is no past or current relationship between ARC Finance Group and Titan Systems or Teledyne Inc.

On April 11, 2003, we completed a three for one forward stock split, resulting in a total of 31,510,848 common shares being outstanding as of that date.

We do not consider Recom to be a “blank check” company as that term is defined in Rule 419 of Regulation C promulgated under the Securities Act of 1933, as our business plan does not contemplate our engaging in any merger or acquisition with any unidentified company, entity or person. Notwithstanding the foregoing, should we in the future identify a technology, product or business we deem advisable to acquire, we reserve the right to consider that acquisition at that time. We had previously considered the acquisition of a non-prescription heart monitor system from TZ Medical, Inc., however we have recently decided not to pursue that acquisition.

Description Of Heart Monitor Systems And ECGs

A heart monitor system is a system used to monitor and record changes in physiological signals associated with a patient’s cardiovascular system. Heart monitor systems are used by heart specialists known as cardiologists to collect physiological data for electrocardiogram or “ECG” tests for the purpose of detecting and identifying cardiovascular disease. An ECG gives the cardiologist important information about the heart. For example, by examining changes in waveforms from 0.67 Hz to 40 Hz frequency range, a cardiologist can identify irregularities in the heart’s rate and rhythm, known as arrhythmia. By examining changes in waveforms in the broader 0.05 Hz to 150 Hz frequency range, a cardiologist can identify different types of heart disease, including damage to the heart muscles or tissue resulting from (1) decreased blood flow attributable to the narrowing of the arteries, known as cardiac ischemia, (2) enlargement of the heart resulting from additional effort attributable to the hardening of the heart muscle, known as hypertrophy, and (3) the existence of past or presently occurring heart attacks.

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When an ECG test is ordinarily conducted in a clinical setting, the physiological signals from the patient’s heart is displayed through a heart monitor system called a 12-lead ECG, based on acquiring a signal from ten electrodes, one of which is attached to each of the patient’s arms, six to the chest and one to each leg. The placement of the ten electrodes enables the heart to be examined for different diseases. Physiological signals generated by the heart are amplified and recorded in the form of a series of waveforms that can be displayed on a screen or printed on paper for interpretation by a cardiologist. Any irregularity in heart rhythm, damage or stress to the heart muscle will result in a deviation from a normal waveform.

There are three settings under which ECGs are normally taken: (1) the clinical or “resting” setting where the patient is immobile; (2) the ambulatory setting where the patient is mobile; and (3) the exercise setting where the patient is subjected to physical stress in a controlled environment. These three types of ECG tests are more fully described as follows:

•	ECGs administered in the “resting” setting are generally given under either (1) emergency circumstances when an individual complains of symptoms typically associated with heart disease such as chest pains, shortness of breath or heart palpitations, or (2) on an annual basis for older patients as part of their annual physical examination. Most ECGs are obtained in the resting setting. In a resting setting, the principal technical issue in interpreting ECG waveforms arise from the existence of ambient or background “noise” emanating from other electromagnetic sources, including (1) signals generated by the other organs, muscles and systems of the body, whether from movement or the performance by those organs of their bodily functions, and (2) signals generated by sources external to the body, such as electronic equipment, lights or engines. This ambient noise is commonly referred to as an “artifact”. As previously discussed, cardiologists can identify irregularities in the heart’s rate and rhythm, known as arrhythmia, by examining changes in the 0.67 to 40 Hz frequency range. Because of the relatively large amplitudes of these waveforms in this range, cardiologists can, as a practical matter, easily identify arrhythmia notwithstanding the existence of electromagnetic ambient noise from other sources. However, it is very difficult for cardiologists to distinguish physiological signals from ambient noise in the broader frequency ranges used to identify different types of heart disease, including cardiac ischemia, hypertrophy and the existence of past or presently occurring heart attacks. The reason for this difficulty is that the physiological signals associated with these other heart diseases are of a much lower amplitude or strength in the lower 0.05 to 0.67 Hz and upper 40 to 150 Hz portions of the frequency range, meaning that they do not stand-out from the ambient noise in these portions and therefore cannot be easily discriminated from that ambient noise. In order to minimize ambient noise in the clinical setting, ECGs are normally taken in the hospital or physician offices. Cardiologists instruct the patient to lie in the supine position, being as still as possible while a reading is taken to reduce ambient noise caused by physical movement. Another method to reduce ambient noise is to reduce the sensitivity of the monitoring equipment, although this alternative results in a loss of signal quality and the ability to read certain signal intricacies.

•	ECGs administered in the ambulatory setting are given in an attempt to identify heart disease not evident in the resting setting. Heart disease such as cardiac ischemia and cardiac hypertrophy as well as the existence of past or presently occurring heart attacks can escape detection without longer-term monitoring in a physically active or stressful setting. An ambulatory heart monitor system, commonly known as a “Holter” monitor, allows the patient’s heart to be continuously monitored over a period of hours or days, while the patient carries out his or her daily activities under typical conditions of stress away from the physicians’ office or hospital. The principal technical limitation in deciphering ECG waveforms in an ambulatory setting is that in many cases, ambulatory heart monitor systems are unable to accurately identify many of the heart conditions they are intended to identify due to their inability to clearly distinguish and discriminate the physiological signals associated with these conditions from electromagnetic ambient noise in the lower and upper portions of the full 0.05 to 150 Hz frequency range. Therefore, the industry standard for ambulatory recorders is 0.67 to 40 Hz.

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•	ECGs administered in the exercise or stress setting are given while the patient exercises on a treadmill, step machine or exercise cycle to enable the cardiologist to monitor, among other things, his heart behavior under conditions of physical stress. Exercise can exacerbate cardiovascular abnormalities that are not present at rest and it can be used to determine the adequacy of cardiac function. Similar to an ambulatory ECG, this allows the cardiologist to identify different heart disease such as cardiac ischemia and cardiac hypertrophy as well as the existence of past or presently occurring heart attacks that may not be evident under a clinical resting or simple ambulatory ECG test conditions. However, while external sources of ambient noise can be reduced in the clinical setting when exercise ECGs are conducted, high levels of physical activity inherent in exercise ECGs generate higher internal levels of ambient noise due to necessary patient movement. To address this issue, exercise ECG devices are connected to computers which run sophisticated software to filter and process physiological signals and produce “average” waveforms for interpretation by the cardiologist. However, the American Heart Association[1] and American College of Cardiology[2].each state that computer processing is not completely reliable because of software limitations in handling noise, the technical limitations of the software algorithms and therefore, cardiologists are advised to look at the raw data and not rely solely upon the results obtained by software processing of original data.

Description of Recom’s ECG Products

Ambulatory Heart Monitor Systems

We are in the process of completing development work on our first product for commercialization, our battery-operated, digital 12-lead Recom Model 100 Patient Module or “Model 100 Module”. As discussed below, the Model 100 Module will be used as the primary component of a 12-lead ambulatory heart monitor system to acquire, process, amplify and store physiological signal data. In operation, the Model 100 Module will be used in conjunction with two accessories, a currently-available FDA-cleared or approved electrode/lead wire set which Recom has engineered the Module 100 to be compatible with and recommends for use with the module, and a currently-available personal digital assistant or “PDA” device which Recom has also engineered the Module 100 to be compatible with and recommends for use with the module. Once physiological data is recorded and stored, it will then be interpreted at a later date by a cardiologist using currently-available FDA-cleared or approved ECG analysis software program. By way of example, Recom currently intends to design the Model 100 Module to work with FDA-cleared and available electrodes and lead wire sets such as the ConMED D-series ECG Cable and 3M Red Dot Snap Monitoring Electrodes, and for its data to be interpreted by FDA-cleared analysis software programs marketed such as those offered by Mortara, Phillips and/or General Electric. In this prospectus and, as discussed below, in Recom’s regulatory filings with the FDA, we refer to the foregoing heart monitor system by which the Model 100 Module interfaces with compatible FDA-cleared or approved electrode/lead wire sets and PDAs as the “Model 100 Monitor System”, and the compatible electrode/lead wire sets, PDAs and ECG analysis software as the “ ancillary products”

The Model 100 Monitor System is an ambulatory patient heart monitor or recording system that will allow a patient’s heart to be continuously monitored over a period of 24 to 48 hours while the patient carries out his or her daily activities away from the physicians’ office or hospital. As previously noted, the primary component of the monitor system is the Model 100 Module, a compact device approximately 4 x 3.5 x 1.5 inches in size and 5.5 oz. in weight, which acquires the physiological signals from the patient by means of the electrodes; processes and amplifies the signals using the Signal Technologies; and then transmits the signal data wirelessly to the PDA to be stored as a file on a flash card. Patients using the Model 100 System will be able to move around freely while data is collected by patient module and sent in real time from the patient module to the PDA and stored on the flash card. At the conclusion of the recording period, the patient returns the Model 100 Monitor System to the cardiologist, who retrieves the flash card and places it in a reading analysis station on which an ECG analysis software program is installed. The raw ECG recorded data is then analyzed by the software providing the cardiologist with the results for interpretation. The Model 100 Monitor System is a non-diagnostic system insofar as it records, processes and stores physiological signals, but does not contain diagnostic software for signal interpretation.

[1]	ACC/AHA 2002 Guideline Update for Exercise Testing, Gibbons RJ et al.

2 Exercise Standards for Testing and Training: S Statement for Healthcare Professionals, Fletcher GF et al, Circulation 104:1694-1740, published on October 2, 2001.

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The Model 100 Module can be used with any FDA-cleared or approved electrode/lead wire set or PDA, and the signal data produced by the Model 100 Monitor System can be interpreted by any FDA-cleared or approved ECG analysis software, so long as we have listed that equipment or software as being compatible with the module or signal data produced by the monitor system in our packaging in accordance with FDA labeling regulations. For example, the Model 100 Module can be connected to a patient via commercially available cable and electrodes as discussed above. As a practical matter, the determination and provision of the electrode/lead wire set and PDA to be used with the Model 100 Module will be made by patient’s cardiologist and the cardiologist will also use his software program to manage and interpret the data in making his diagnosis. We are currently identifying one or more ancillary products that we would recommend for use with the Model 100 Module as part of the monitor system. Upon our identification of the ancillary products with which the Model 100 Module can be operated, we will modify the module to ensure computability. Once we have completed these steps, we must design and engineer a pre production model for testing to provide assurance that the device is compliant to the necessary performance, safety and regulatory test requirements and to further assure the device will be durable, reliable and competitively priced. We anticipate that we will complete a pre production model of the Model 100 Module that is fully compliant with its ancillary products by the end of 2004.

Our Model 100 Monitor System is a Class II medical device that must be cleared by the FDA in order to be marketed within the United States. On January 28, 2004, we received FDA 510(k) clearance under the FDA’s abbreviated 510(k) submission format allowing us to market our Model 100 Monitor System, i.e., our Model 100 Module used in conjunction with its FDA-cleared or approved ancillary products, on the basis of it being substantially equivalent to other ambulatory monitor systems on the market which satisfy the industry’s consensual ANSI/AAMI EC-38 standard for non-diagnostic monitor systems. Under the terms of the abbreviated 510(k) clearance, we are required to have supporting data in our files documenting that our Model 100 Monitor System will conform to performance standards before marketing the Module 100 Module. As such, we may continue to perform engineering and design work on the Model 100 Module without resubmitting the system for further FDA 510(k) clearance unless we were to significantly alter the safety or effectives of the system as cleared by FDA. We do not anticipate this will occur.

Effective May 12, 2004, we engaged Battelle Memorial Institute, Health and Life Sciences, to design and fabricate a pre-production model of our Model 100 Module that complies with all applicable sections of the ANSI/AAMI EC-38 standard, as well as other applicable performance, safety and environmental standards we need to satisfy. We will also use the testing results to satisfy our obligation under our abbreviated 510(k) submission to have supporting data in our files before marketing the Model 100 Module as part of the Model 100 Monitor System. Battelle Memorial Institute will also manufacture at least 24 pre-production patient modules which we will utilize for user preference testing with physicians, hospitals and clinics. This testing is for user preference issues only and therefore, should not be interpreted as clinical testing which is required to demonstrate safety or effectiveness. Under the terms of the governing research and development services agreement, Battelle will perform the foregoing services over an eight month term at an estimated cost of $500,000. Under that agreement Battelle will also provide services, as a separate research and development activity, relating to the design of an advanced patient module that complies with the ANSI/AAMI EC-11 and EC-13 standards for diagnostic ECG applications, which design the company could use for future product offerings. The cost of this additional activity is $100,000. Battelle Memorial Institute is a global science and technology enterprise with over 16,000 scientists, engineers and support staff that develops and commercializes technology and manages laboratories for customers.

No assurance can be given that we will be successful in designing and engineering a durable, reliable and competitively priced production version of the Model 100 Module.

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Patient Vest And Electrodes

We are also in the early stages of investigating the development of a patient vest containing electrodes to be used with our ambulatory heart monitor systems as an alternative to the currently-available FDA-cleared or approved electrode/wire sets. We believe that a patient vest may provide a better signal in an ambulatory setting than the current use of electrodes since the vest as conceived would ensure that the electrodes remained affixed to the body in the correct location throughout the monitoring period. We also believe that the vest will be more convenient and comfortable for a patient. The design is planned to allow a patient to use the vest on a 24/7 basis for extended periods of time, being removed only intermittently for showers, etc. We must address two engineering issues in developing this vest. First, we need to develop an electrode which can be incorporated into the vest to monitor the patient’s heart signal, thus replacing the use of leads and gels currently used in recording ECGs. Second, we need to design the vest in such a fashion that it not only holds the electrode against the body at the correct locations and in the proper manner, but it also can be adapted to fit patients with different heights, weights and physiques. At this point we have not ascertained whether we will be able to develop a workable vest that is not too bulky or otherwise impracticable to wear. We are also in the early stages of investigating the development of an improved electrode to be used with our system. Both the ECG patient vest and new ECG electrodes as presently conceptualized will require FDA approval or clearance. We have not to date determined the cost or timeframe to procure FDA approval or clearance.

As noted above, at this point we are currently in the early investigation stage relative to the development of the patient vest and enhanced electrodes, and have provided estimates as to costs of continuous research and timing of these programs in the section captioned “Plan of Operation” below. Notwithstanding the forgoing, we can give you no assurance that we will be successful in developing the patient vest or enhanced electrodes at all or within the timeframes or at the costs estimated, or in procuring FDA approval or clearance for these products, or in designing and engineering durable, reliable and competitively priced production versions of any of these products.

Monitoring Centers

As previously noted, our Model 100 Module will acquire physiological signals from a patient and transmit the signal data wirelessly to the PDA to be stored as a file on a flash card, which will be delivered to the cardiologist for download and analysis. In the longer term we intend to investigate the adaptation of our modules to continuously transmit data wirelessly over the Internet to a monitoring center. This will allow the cardiologist to access the patient record for analysis at anytime by simply logging into our secure server over the Internet, thereby avoiding the necessity of delivering the flash card. We are also currently in the early stages of conducting investigation and development work on software that could be used as part of a continuous preventive monitoring program using our monitoring center. The establishment of a monitoring center will enable us to receive a continuous stream of revenues from modules we sell. Several competitors currently offer monitoring services using a variety of transmission methods, such as the telephone and the Internet, so the introduction of our monitoring system would not be considered to be novel. We would either develop our own monitoring centers or acquire an ongoing monitoring business. In addition to obtaining FDA approval or clearance for our monitoring center and software, our server and network will also need to be compliant with the Health Insurance Portability and Accountability Act, which requires that we meet federally mandated requirements when handling patient data. We have not to date determined the cost or timeframe to develop procure FDA approval or clearance.

At this point we are currently in the early investigation stage relative to the creation of software to be used for a preventive monitoring program referenced above, and have provided estimates as to costs of continuous research and timing of the program in the section captioned “Plan of Operation” below. We do not anticipate that we will commence development activities with respect to the creation or acquisition of a monitoring system for a least one year, and do not currently have any firm estimates as to the cost to develop or the timing to introduce such a system. We can give you no assurance that we will be successful in developing the monitoring centers or software as discussed above at all or within the timeframes or at the costs estimated, or in procuring FDA approval or clearance for these products and services, or in competitively marketing these products and services.

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Description of Signal Technologies

Our Model 100 Module will operate using the Signal Technologies. The Signal Technologies are a patented amplification technology originally developed by our Vice President and Chief Technology Officer, Dr. Budimir S. Drakulic, to address the electrical interference or “noise” issue. In an effort to explore ways to accurately and objectively monitor pilot performance, the United States Air Force desired to record a pilot’s neurological brain responses, consisting of tiny electrical impulses generated by the brain, to different tasks and stresses that occur in-flight using an electroencephalogram or EEG test. However, the Air Force found that the neurological signal monitoring equipment then available was not able to accurately monitor EEG in an electromagnetically-charged environment such as the cockpit of a fighter jet or a B-52 bomber. In 1992, Dr. Drakulic led a team from UCLA and the Veterans Administration in an effort to develop a device to resolve this problem. This effort resulted in the creation by Dr. Drakulic in 1994 of a first-generation amplifier that was successfully used by the Air Force to monitor pilot EEG signals. This early version amplifier is also currently used by the National Institute of Health as well as companies such as Titan Systems and Teledyne, Inc. for purposes of monitoring different physiological signals.

The Signal Technologies were originally acquired by ARC Finance Group from Dr. Drakulic and then by Recom from ARC Finance Group, based upon the belief of Dr. Drakulic and the principals of these companies that the capability of the technology to discriminate EEG signals, particularly in an electromagnetically-charged environment such as fighter aircraft cockpits, would have a similar application in discriminating ECG signals from ambient “noise.” Specifically, it was and continues to be believed by these persons that the Signal Technologies; as applied to the ECG market, would have the ability to amplify and discriminate the lower-amplitude electromagnetic physiological signals associated with those in the lower and upper portions of the full 0.05 to 150 Hz frequency range, thereby facilitating the ability to more clearly identify heart diseases in an ambulatory setting. In developing Recom’s initial ambulatory patient modules and overall heart monitor systems, and adopting the Signal Technologies for those modules and systems, Dr. Drakulic has since enhanced the signal processing technology such that Recom has filed three additional patents covering these enhancements. In order to validate our beliefs as to the performance of our technology in the ECG market, on August 30, 2004 we entered into an agreement with the Duke Clinical Research Institute at Duke University to evaluate the performance of our Model 100 System against top-end ECG systems. Under this agreement, we will pay Duke the sum of $92,500 to evaluate our Model 100 System for 50 to 90 patients. We anticipate that the study will be completed in August 2005 , and published in November 2005 . Since commercial models of our Model 100 System have not yet been commercially completed or tested, no assurance can be given that the Signal Technologies will perform as anticipated in the ECG setting.

EEG Products

We intend in the future to devote a portion of our development activities to electroencephalogram or EEG-related applications of our technology, for application in the detection of Alzheimer’s, Parkinson’s and other neurological diseases. As previously discussed above, earlier versions of our amplification technology are now used in EEG equipment used to measure neurological or brain responses. We believe the enhancements Dr. Drakulic has designed since for ECG purposes may have similar application for the EEG market. As discussed below in this prospectus, this activity will not impact the Teledyne licensing agreement.

Competition

Our principal competitors in the ambulatory heart monitor market include CardioNet, Inc., which markets a 3-lead, ambulatory ECG monitor system claimed to record and wirelessly transmit physiological data by radiofrequency (RF) to a handheld PDA for subsequent modem or Internet transmission; Cardiac Telecom, Inc., which markets an ambulatory heart monitor system claimed to wirelessly transmit ECG data by way of a processor/phone-connected station; Raytel Medical, which markets an ambulatory heart monitor system claimed to transmit data by telephone; Mortara Instrument, which manufacturers and markets a 12-lead Holter ECG system; and Card Guard, which markets event recorders as well as operating monitoring centers through its two divisions in the United States, Instromedix and Lifewatch.

The market for heart monitoring products and services is intensely competitive and characterized by rapidly changing technology, evolving industry standards, and price competition. There are no substantial barriers to entry, and we expect that competition will be intense and may increase. Many of our existing competitors may have substantially greater financial, product development, technical and marketing resources, larger customer bases, longer operating histories, better name recognition and more established relationships in the industry. As a result, certain of these competitors may be able to develop and expand their product and service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisition and other opportunities more readily, devote greater resources to the marketing and sale of their products and services, or aggressively reduce their sales prices below the our costs. We cannot assure you that we will be able compete successfully with existing competitors or new competitors.

Market Size

Cardiovascular disease is the leading cause of death in the industrialized world. According to the American Heart Association’s “Heart Disease and Stroke Statistics-2004 Update”:

•	Heart disease and stroke, the principal components of cardiovascular disease, claim more lives in the United States each year than the next five leading causes of death combined;

•	Approximately 61,800,000 people in the United States suffer from one or more types of cardiovascular disease each year;

•	Approximately 950,000 lives were claimed by cardiovascular diseases in the United States in 1999;

•	Patients who have suffered heart attacks in the United States number 7.3 million, congestive heart failure 4.7 million, arrhythmia 2.0 million, and angina 6.4 million;

•	Approximately one-sixth of all people in the United States killed by cardiovascular disease are under the age of 65; and

•	In 2004 the estimated direct and indirect healthcare cost of cardiovascular disease in the United States will be $368.4 billion.

The Center for Disease Control has stated that, if all forms of major cardiovascular disease were eliminated, life expectancy would rise by almost seven years while, in comparison, if all forms of cancer were eliminated, the gain in life expectancy would only be three years.

Based upon the foregoing statistics, we believe that patients with any of these health problems would most likely, benefit from Recom’s heart monitoring technology and systems.

Marketing And Distribution Strategy

Our current plans are to market and distribute our ambulatory patient modules under our own label. We anticipate that we will delegate most sales, marketing and distribution activities for our patient modules to third party, medical-device marketing and distribution companies on a regional basis, while creating a small internal sales, marketing and distribution management staff to oversee these activities and to explore joint venture relationships. In the case of the resting and exercise heart monitoring systems we anticipate developing at some future date, we anticipate licensing our patient module designs and technologies to established medical device manufacturers and distributors, who will most likely, incorporate them into their own systems.

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Manufacturing Capacity

To date we have fabricated our prototypes and proof of concept devices in-house and with engineering consultants. Our manufacturing strategy dictates that we will rely upon third party FDA-certified contract manufacturers or joint-venture partners both domestically and off-shore to satisfy production requirements when we are able to introduce our products to market. Most of the components of our products are standard parts which will be available from multiple supply sources at competitive prices. This, coupled with the significant start-up cost advantages associated with contractors, particularly off-shore contractors, should minimize production and product costs.

Research And Development

We currently conduct research and early stage development activities in-house and with engineering consultants. We retain title to all improvements or enhancements to our technology developed by or worked on by our engineering consultants under their contracts. Our research and development expenses for fiscal 2003 and 2002 were $497,631 and $67,500, respectively. None of these expenditures were borne by customers. We have budgeted $1,000,000 for research and development for fiscal 2004.

Regulatory Overview

FDA Regulations And Requirements

ECG heart monitor products are regulated in the United States by the Food and Drug Administration (the “FDA”) under the Medical Device Amendments of 1976 (the “Medical Device Act”), a section of the Federal Food, Drug & Cosmetic Act (the “FDC Act”). Under the Medical Device Act, medical devices are designated as Class I, II or III devices depending upon the level of control and review necessary to assure the safety and effectiveness of the device, which in turn is based upon the level of risk to the patient. ECG heart monitor products are classified as a Class II medical device, which cannot be sold in the United States unless the seller can first demonstrate or represent to the FDA pursuant to section 510(k) of the FDC Act, that the device is substantially equivalent to one or more similar devices currently on the U.S. market, referred to as “predicate” devices. To demonstrate substantial equivalency, the applicant must show that the new device (1) has the same intended use as the predicate device or devices; and (2), has either the same technological characteristics as the predicate device or devices, or has different technological characteristics that do not raise new questions of safety and effectiveness. A claim of substantial equivalence does not mean the new and predicate devices must be identical. Substantial equivalence is established with respect to intended use, design, energy used or delivered, materials, performance, safety, effectiveness, labeling, biocompatibility, standards and other applicable characteristics. Until the applicant receives clearance declaring a device substantially equivalent, it may not proceed to market the device within the United States.

The review period and FDA determination of substantial equivalence should be made within 90 days of submission of a 510(k) application, unless additional information or clarification or clinical studies are requested or required by the FDA. As a practical matter, the review process and FDA determination can take significantly longer than 90 days.

It should be noted that 510(k) clearance is a “grandfather” process. As such, 510(k) clearance does not imply that the safety, reliability and effectiveness of the medical device has been approved or validated by the FDA, but merely means that the medical device is determined to be substantially equivalent to a previously cleared commercially-related medical device.

As an alternative to the “traditional” 510(k) submission process, the FDA has also adopted an “abbreviated” or summary 510(k) submission process in cases where device-specific guidance documents or special controls have been established, or the FDA has recognized a relevant consensus standard, and the applicant certifies compliance or conformance with those documents, controls or standards. The applicant can procure abbreviated 510(k) clearance by either; (1) submitting a declaration that the applicant has in its files test data confirming that the medical device conforms to the consensus standard at the time of submission; or (2) submitting a statement that the medical device will conform to the consensus standard and that the applicant will have that supporting data in its files before marketing the device. Under either approach, the FDA reviewers will normally accept the declaration or statement without requesting the submission of information demonstrating conformity with the standard. In the case of ECG heart monitor products, the FDA has recognized the EC-38 Ambulatory Electrocardiograph, EC-11 Diagnostic ECG, and EC-13 Arrhythmia Detection and Alarm standards adopted by the American National Standards Institute or “ANSI” and the Association for the Advancement of Medical Instrumentation or “AAMI” as voluntary consensus standards for Class II 510(k) submission purposes.

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Both domestic and foreign manufacturers and distributors of medical devices that intend to market those devices in the United States must register their establishments with the FDA and annually update the registration. Registration provides the FDA with the location of medical device manufacturing facilities and importers. In addition, all medical devices that are manufactured and imported into the United States must be listed with the FDA. Medical device listing is a means of keeping the FDA advised of the generic categories of devices an establishment is manufacturing and marketing.

Manufacturing facilities must undergo FDA inspections to assure compliance with good manufacturing practices or “GMPs” set forth under the quality system or “QS” regulation promulgated by the FDA. The quality system regulation provides a basic framework to ensure that manufacturers of finished medical devices intended for commercial distribution in the United States have in place a quality system for the design, manufacture, packaging, labeling, storage, installation and services of finished medical devices intended for commercial distribution in the United States. These regulations require that various specifications and controls be established for devices; that devices be designed under a quality system to meet these specifications; that devices be manufactured under a quality system; that finished devices meet these specifications; that devices be correctly installed, checked and serviced; that quality data be analyzed to identify and correct quality problems and that complaints be processed. Thus, the quality system regulation helps assure that medical devices are safe and effective for their intended use. The FDA monitors device problem data and inspects the operations and records of device developers and manufactures to determine compliance with the GMPs.

Medical devices sold in the United States must also conform to general labeling requirements adopted by the FDA stipulating the content and format of product information that must be provided with the device, including information relating to the manufacturer of, and the intended use of the device, as well as directions for use of the device.

Under Medical Device Reporting or “MDR” regulations established by the FDA, manufacturers, distributors and users of medical devices are required to report complaints of device malfunctions or incidents of serious injuries or deaths associated with medical devices to the FDA. The MDR regulations provide a “post-surveillance” mechanism for the FDA and manufacturers to identify, monitor and track significant adverse events involving medical devices for the purpose of detecting and correcting problems in a timely manner.

The FDA has established regulations governing the voluntary recall of medical devices by a manufacturer or importer should it be determined that the devices are defective, present a risk of injury, or are deceptive. Under the Medical Device Recall Authority regulation promulgated by the FDA, that agency also has the authority to order the involuntary recall of medical devices. Under the Medical Device Corrections And Removal regulations established by the FDA, manufacturers and importers are required to report to the FDA the occurrence of any correction or removal of a medical device where made to reduce a risk to health or a violation of the FDC Act.

The FDA has established regulations governing the import and export of medical devices. For a Class II medical device to be legally imported into the United States, it must meet FDA regulatory requirements. At this time, the FDA does not recognize regulatory approvals from other countries. Any Class II medical device may be legally exported from the United States without prior FDA notification or approval so long as it is in legal commercial distribution within the United States. Legal commercial distribution means that (1), the manufacturing establishment is registered with the FDA; (2) the device is listed with the FDA; (3) the sale of the device in the United States is authorized by either 510(k) notification or pre-market approval (PMA); (4) FDA labeling requirements are satisfied; and (5) the device is manufactured in accordance with GMP practices stipulated under the QS regulation. While the FDA does not place any restrictions on the export of these medical devices, certain countries may require written certification that a manufacturer or its devices are in compliance with U.S. law. In such instances the FDA will accommodate the exporter by providing a certificate of compliance called a Certificate for Foreign Government or “CFG”. If the medical device does not satisfying the foregoing requirements, it may be generally exported under two alternatives. First, if 510(k) clearance for the device is pending in the United States, it may be exported upon a showing that the device will reasonably obtain 510(k) clearance. In addition, the exporter must obtain a Certificate of Exportability from the FDA should the foreign country or consignee request assurance that the device complies with U.S. law. If the exporter does not intend to market the device in the United States, he may obtain a Certificate of Exportability to export the device based upon a showing that the device (1) complies with the laws of the foreign country; (2) meets the foreign purchaser’s specifications; (3) is labeled for export on the shipping carton; and (4) is not sold or offered for sale in domestic commerce.

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The failure of the manufacturer, importer, distributor or user to meet any of the FDA requirements imposed on it under the FDC Act or administrative regulations adopted thereunder by the FDA, may subject it to civil money penalties, administrative remedies or legal remedies under that Act or regulations.

Other Regulations And Requirements

Our heart monitor products and systems must also conform to a number of performance, safety, environmental and regulatory standards, such as those relating to electromagnetic interference, electromagnetic susceptibility, shock and current leakage, and transmission frequency. These standards include the IEC60601-2-27 requirements for the safety of electrocardiograph devices; the IEC 60601-1-2 requirements for safety and electromagnetic compatibility; the UL2601-1 medical equipment general requirements for safety, and FCC regulations under part 15, subpart C, governing allowable frequency ranges for different types of transmission devices, including medical devices.

The server and network we will use in our monitoring station to collect heart data must comply with the Health Insurance Portability and Accountability Act, which requires that we meet federally mandated requirements when handling patient data.

Patents And Licenses

We hold patent number 5,678,559 issued by the United States Patent and Trademark Office for our core technology, the Recom amplification device. This patent, labeled “A Method and System of Recording Different Physiological Signal from a Human Body”, describes methods of discriminating different biomedical signals from ambient electromagnetic noise. This patent, which was assigned to us by ARC Finance Group as part of our acquisition of the Signal Technologies, was granted on October 21, 1997 and expires on October 21, 2014.

We also hold the following patent applications filed with the United States Patent and Trademark Office:

•	number 10/293,105 captioned “System for, and Method of, Acquiring Physiological Signals of a Patient” filed on November 13, 2002, which describes technical methods for processing and amplifying physiological signals;

•	number 10/611,696 captioned “Amplified System for Determining Parameters of a Patient” filed July 1, 2003; which describes methods of amplifying physiological signals while a patient is ambulatory without changing the characteristics of the signal; and

•	number 10/664,711 captioned “Apparatus for, and Method of, Determining the Characteristics of a Patient’s Heart” filed September 17, 2003, which describes the use of electrodes and amplifiers in a vest.

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Dr. Drakulic is the inventor named in our core patent and in each of the above patent applications. We are currently waiting for initial comment from the United States Patent and Trademark Office on each of the above patent applications, which generally occurs between two and two and one-half years after submission based upon current Patent and Trademark Office staffing levels. We anticipate that it will take three to four years for the above patent applications to issue.

Also included in the Signal Technologies agreement was an assignment of a license agreement dated December 9, 1993 between Dr. Drakulic and Teledyne Electronic Technologies pursuant to which Dr. Drakulic granted Teledyne a limited license to manufacture and sell EEG monitor products based upon early version of the amplification technology. We do not expect to earn significant revenues from that license. To our knowledge Teledyne is not currently marketing any EEG devices using that early version of the amplification technology, and we do not anticipate that they will in the future market any such products due to technical advancements that they would be required to incorporate into the products. We believe that the incorporation of these advancements would effectively change the underlying product from that which was licensed. Based upon the foregoing, we do not believe the license will prevent Recom from competing in the broader market for EEG diagnostic products.

Competition

Because we do not yet have a saleable product, we have no competitive presence in the medical monitoring device market. When our heart monitor system is available for sale, we do not expect to establish a competitive presence in this market for several years, if at all. There are numerous suppliers of heart monitor products, all of which have established products and methods of distribution as well as more money. We may never be able to compete successfully in this or any other medical device market.

Costs And Effects Of Compliance With Environmental Laws

There are no special or unusual environmental laws or regulations that will require us to make material expenditures or that can be expected to materially impact on the operation of our business.

Subsidiaries

On October 21, 2003, we formed Memonitor, Inc., a Delaware corporation, to act as a vehicle for the prospective application of our technology for the treatment and monitoring of Alzheimer’s, Parkinson’s and related neurological diseases of the brain. To date, Memonitor has not commenced business activities.

Employees

We currently have seven full-time employees and engage the services of eight engineering, marketing and financial consultants on a part-time basis. None of our employees is represented by a labor union and we consider our relationships with our employees to be good.

PROPERTIES

Our executive offices are located at 4705 Laurel Canyon Boulevard, Suite 203, Studio City, California. We leased these facilities, consisting of approximately 3,550 square feet and encompassing four suites including our administrative offices and research and development/laboratory facilities, from Bershin Properties I, LLC through August 31, 2005. We may terminate the lease upon 30 days’ notice and the payment of two months rent. We pay approximately $8,100 per month in base rent for these facilities, which we believe reflected market value on the date the lease was executed, and are also required to pay our share of any increase in operating expenses after August 2002. Operating expenses include expenses for maintenance of common areas, heating, air conditioning, plumbing, trash disposal, janitorial and security services and other like expenses. The leased premises are in good condition and we believe they will be suitable for our purposes for at least twelve months. There is no affiliation between Recom or any our principals or agents and Bershin Properties I, LLC or any of its principals or agents.

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PLAN OF OPERATION

General

We have negative cash flows from operations, no current established source of revenue, and do not anticipate that we will introduce our products to market until late 2005. We also have sufficient capital to fund our operations only through February 2005. See “Liquidity and Capital Resources“ below relating to our plans to address our anticipated capital deficiency.

Results of Operations

Prior to September 19, 2002 we were an inactive “shell” company with no revenues and minimal expenses. On September 19, 2002, we acquired the Signal Technologies and adopted a new business plan to develop that technology and began to hire employees in order to commence research and development activities. As a consequence of these activities, our net loss before preferred dividends increased from $211,954 in fiscal 2002; most of which occurred in the fourth quarter of that year, to $5,311,377 for fiscal 2003. Research and development expenditures increased from $67,500 in fiscal 2002 to $497,631 in fiscal 2003, reflecting the ramp-up of research and development activities. General and administrative expenses increased from $144,454 in 2002 to $4,813,746 for 2003 again, reflecting the ramp-up in overall operations. The primary components of general and administrative expenses for fiscal 2003 were investment banking fees ($1,339,691) general consulting fees ($1,218,342), and legal fees ($1,094,978). The principal component of general and administrative expenses for fiscal 2002 was $55,000 incurred in professional and other costs to maintain the company's status as a public shell. We also incurred a preferred dividend of $1,953,170 in fiscal 2003, attributable to a combination of: (1), the value of the beneficial conversion feature of the preferred shares ($896,474), (2), the fair value of the warrants ($949,121), and (3), accrued dividends payable on the preferred shares ($107,575).

Our net loss before preferred dividends increased $912,609 from $2,516,509 for the six-month interim period ended June 30, 2003, to $3,429,118 for the six-month interim period ended June 30, 2004, largely due to equity compensation expense related to a legal settlement in the second quarter of fiscal 2004 and to increased research and development expenditures. Research and development expenditures increased from $81,749 for the six-month interim period ended June 30, 2003 to $432,444 for the six-month interim period ended June 30, 2004, reflecting the continued ramp-up in our research and development activities, including the addition of engineering personnel. General and administrative expenses increased from $2,434,760 to $2,996,674 for the six-month interim periods ended June 30, 2003 and 2004, respectively, reflecting the previously mentioned legal settlement. The primary components of general and administrative expenses were: investment banking, legal and general consulting fees. We also incurred preferred dividend expense of $178,704 for the six-month interim period ended June 30, 2004.

Plan of Operation

Our plan of operation for the twelve month period following the date of this prospectus is to complete the development of our Model 100 Module in anticipation of introducing that product and system to market at the end of fiscal 2005, and to continue the investigation and potential development of our patient electrode vest and enhanced electrodes product ancillaries. We currently have budgeted $2,500,000 in costs for the twelve month period following the date of this prospectus, including (1) $1,300,000 to cover our projected general and administrative expenses during this period; (2) $1,200,000 to cover our projected research and development, product testing and pre production engineering costs.

Described below are the company’s various research and development, testing and pre production engineering projects and activities that are currently in progress or which we anticipate will commence during the twelve month period following the date of this report. As noted below, we anticipate that several of these projects or activities will not be completed until after the twelve month period cited. Since the anticipated overall cost of each of these later-completed projects or activities cited below necessarily include costs anticipated to be incurred after the end of the twelve month period cited, please note that the aggregate costs for all of the projects and activities cited below exceed the $1,200,000 budgeted for research and development, product testing and pre production engineering costs for the twelve month period as stated above.

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•	We need to complete the design and fabrication of a pre-production version of the Model 100 Module to assure compliance to all performance, safety, environmental and regulatory standards. This activity will be performed for Recom by Battelle Memorial Institute, Health and Life Sciences pursuant to a research and development services agreement. Under the agreement, Battelle Memorial Institute will complete the design and engineering of the pre-production patient module in compliance with all applicable performance, safety, environmental and regulatory standards, including (1) the consensual ANSI/AAMI EC-38 industry standards for ambulatory ECG devices, and (2) all relating to electromagnetic interference, electromagnetic susceptibility, shock and current leakage, transmission frequency and labeling. The estimated cost of these activities under the contract is approximately $500,000. Under our agreement with Battelle Memorial Institute, a January 2005 completion date has been targeted.

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Upon fabrication of a pre-production version of the Model 100 Module, it will be tested by Battelle Memorial Institute using an independent third-party testing company at the end of project in conjunction with the ancillary products to verify compliance to all performance, safety and regulatory standards before marketing commences as required by the FDA to assure substantial equivalency to the predicate heart monitor systems cited in our abbreviated 510(k) submission. The estimated cost of these activities is $30,000. We anticipate these testing activities will be completed by Battelle Memorial Institute’s January 2005 target completion date.

•	Selection of an ECG analysis software system that we will recommend for use with our monitor systems will be required, as well as the necessary integration engineering to ensure that our Model 100 Module reliably and accurately produces signal data in a format compatible with that software. We anticipate we will spend approximately $250,000 to purchase the selected software packages, and an additional $20,000 to conduct the requisite integration engineering and testing activities. We anticipate we will identify and purchase the software and complete the integration engineering and testing activities by the end of the fourth quarter of 2004.

•	Upon the completion of fabrication and testing of the pre-production version of our Model 100 Module, we intend to execute test protocols for user preference testing and for performance data generation that will compare the performance, usability and aesthetic aspects of our Model 100 Monitoring System to competitive systems. We will then coordinate the writing of a number of technical papers relating to the effectiveness of our monitor system and publish the results in peer review journals. The papers will also be presented at technical conferences and/or published in peer-reviewed scientific and medical journals. We also intend to make arrangements with four or more hospitals, clinics or research institutions to evaluate our monitor system. Our anticipated budget for these activities is $200,000. We have recently entered into an agreement with the Duke Clinical Research Institute at Duke University to evaluate our Model 100 System against top-end ECG systems. Under this agreement, we will pay Duke the sum of $92,500 to evaluate our Model 100 System for 50 to 90 patients. We anticipate that the study will be completed in August 2005 , and published in November 2005 .

•	We also intend to conduct performance and user preference tests to determine the ease-of-use and convenience of our Model 100 Monitor System as measured against competitive systems. This testing will be conducted at our on-site laboratory facility. A minor expense of the testing plan will be the cost to acquire competitive devices. We have budgeted $28,000 for this phase, and have recently reached an oral agreement with Coast IRB, LLC to conduct our first user preference test at a date to be determined at a cost of $2,500.

•	We have budgeted $40,000 to purchase various items of equipment, including a treadmill and analysis system, in order to test the potential operation of our monitor system for exercise/stress applications.

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•	We will also continue investigation and development work on advanced patient modules and ancillary system offerings in the electrode technology area. We have budgeted approximately $280,000 to conduct these research and development activities and expect to complete them by the last quarter of 2005. Included in these costs is an additional $100,000 payable to Battelle Memorial Institute under its research and development services agreement relating to the potential modification of the patient module design to comply with the ANSI/AAMI EC-11 and EC-13 standards for diagnostic ECG applications.

•	We will also continue investigation and development work on our patient vest. We project that we will spend approximately $230,000 to conduct these development activities, and expect to complete them by the last quarter of 2005.

•	We will also continue investigation and development work on software that could be used to create a continuous preventive monitoring program. We project that we will spend approximately $200,000 on these activities, and expect to complete them by the second quarter of 2005.

Included in our anticipated general and administrative expenses for the twelve month period following the date of this prospectus is $395,000 in marketing expenses. We intend during the twelve month period following the date of this prospectus to expend a portion of our marketing budget on: (1) hiring three sales managers by the end of 2005 for the East Coast, Midwest, and South ($100,000); (2) exhibiting at various trade shows, including shows for the North American Society for Pacing and Electrophysiology, American College of Cardiology and American Heart Association to be held in 2005 ($30,000); (3) commencing an advertising program in cardiology journals in 2005 ($20,000); and (4) providing sample heart monitor systems to key cardiologists, hospitals and monitoring centers in early to mid-2005 ($15,000). The balance of the $395,000 will be spent on wages for current personnel ($160,000) and on miscellaneous marketing expense.

We anticipate that we will add four additional employees to our staff during the twelve month period following the date of this report, comprised of the three regional sales managers noted above and a chief financial officer.

We can give you no assurance that we will be successful in developing our modules, patient vest or enhanced electrodes at all or within the timeframes or at the costs estimated, or in procuring FDA approval or clearance for these products when necessary, or in designing and engineering durable, reliable and competitively priced production versions of any of these products.

Our anticipated costs and project completion dates described above are estimates based upon our current business plan. Our actual costs or actual project completion dates could vary materially from those estimated. We may also decide at any time to terminate our ongoing development plans with respect to ancillary products such as our patient vests, enhanced electrodes and proprietary software should we deem them to be impracticable or not be commercially viable. Further, change to our current business plan could also result, such as the acquisition of a new products or services or the decision to manufacture our own products, resulting in a change in our anticipated. See that section of this prospectus captioned “ Forward-Looking Statements”. At present, no changes to our business plan are being considered, nor is it our plan to change our business plan.

Liquidity and Capital Resources

For the period January 1, 2002 through June 30, 2004, we principally financed our operations through a combination of (1) contributed capital, the sale of our common shares, series ‘A’ preferred shares and common share purchase warrants for cash, and the exercise of stock purchase warrants for cash ($6,720,836); and (2) the issuance of common shares or common share purchase warrants in payment of the provision of services ($4,797,293).

We currently have approximately $1,500,000 of cash on hand, which we project will fund our anticipated costs through February 2005. Should our costs and expenses prove to be greater than we currently anticipate, or should we change our current business plan in a manner that will increase or accelerate our anticipated costs and expenses, such as through an acquisition of new products, the depletion of our working capital would be accelerated. Once we commence marketing our patient modules as part of our monitor systems, we will nevertheless continue to be cash flow negative due to our costs exceeding our revenues for an indefinite period of time. We will need to raise additional cash and working capital to cover the shortfall in our cash and working capital anticipated to occur by the end of February 2005 until such time, if at all, we become cash-flow positive. We will seek to raise this additional cash and working capital through the public or private sales of debt or equity securities, the procurement of advances on contracts or licenses, funding from joint-venture or strategic partners, debt financing or short-term loans, or a combination of the foregoing. We may also seek to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities. We currently do not have any binding commitments for, or readily available sources of, additional financing. We cannot give you any assurance that we will be able to secure the additional cash or working capital we may require to continue our operations.

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Recom will pay all of the costs for registering the common shares offered for sale under this prospectus. Recom will pay all of the costs for registering the common shares offered for sale under this prospectus. The payment of these costs will not have a material effect on our liquidity.

LEGAL PROCEEDINGS

As of the date of this prospectus, there are no material pending legal or governmental proceedings relating to our company or properties to which we are a party, and to our knowledge there are no material proceedings to which any of our directors, executive officers or affiliates are a party adverse to us or which have a material interest adverse to us, other than the following:

•	On February 13, 2004, Recom filed an action with the Superior Court of the State of California, County of Ventura, for declaratory relief, extortion, breach of contract, breach of fiduciary duty and fraud against a prior director, Mr. Steven Sparks, in an action entitled Recom Managed Systems, Inc. v. Stephen O. Sparks. In the action the company alleged that Mr. Sparks had been demanding payment in cash and/or securities as additional compensation for providing services as a director without any contractual or other entitlement thereto, and sought declaratory relief from the Court as to whether Mr. Sparks was entitled to those payments. In May 2004, a hearing was held to address a strategic litigation against public policy motion filed by Mr. Sparks seeking to dismiss the action on the basis that it violated his rights to free speech. After consideration, in early June 2004, the judge dismissed the motion and stated that it was probable that Recom would prevail against Mr. Sparks on its extortion claim. Mr. Sparks subsequently filed an answer and cross-complaint on June 16, 2004 generally denying Recom’s claims and cross-claiming for breach of contract, promissory estoppel, violations of the California Corporations Code, and intentional interferences with prospective advantage, and claiming damages of at least $1 million. Recom served an answer to the cross-complaint on June 23, 2004 denying all of Mr. Sparks’ claims. The parties are presently in the discovery phase.

•
On May 19, 2004, a complaint was filed against Recom in the Superior Court of Arizona, County of Maricopa, in an action entitled William A. Miller v. Recom Managed Systems. The complaint seeks declaratory relief, specific performance or damages for breach of contract. Mr. Miller alleged he was granted options to purchase 300,000 common shares of Recom at $0.01 per share. Recom believes the claim is without merit and plans to vigorously defend itself in the action. Prior to the filing of the complaint, none of the officers or directors of Recom had ever met with or spoken to Mr. Miller or his agents or even knew who Mr. Miller was. In July 2004, Recom filed a motion to dismiss the action on the basis of lack of personal jurisdiction, and is waiting for the court to set a hearing date for the motion.

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MANAGEMENT

Identity

The following table identifies our current executive officers and directors, their respective offices and positions, and their respective dates of election or appointment:

Name And Municipality Of Residence	Age	Office	Initial Election Or Appointment Date
Marvin H. Fink Los Angeles, California	68	Chief Executive Officer, President, Secretary, and Chairman of the Board	October 12, 2002
Budimir S. Drakulic, Ph.D. Los Angeles, California	54	Vice President and Chief Technology Officer	October 15, 2002
Charles Dargan Los Angeles, California	48	Interim Chief Financial Officer	December 18, 2003
Ellsworth Roston Los Angeles, California	81	Director	November 1, 2002
Robert Koblin, M.D. Los Angeles, California	72	Director	February 6, 2003
Lowell T. Harmison, Ph.D. Washington, D.C.	67	Director	June 6, 2003
Jennifer Black Lake Oswego, Oregon	48	Director	January 20, 2004

Messrs. Fink and Drakulic provide their services as executive officers on a full-time permanent basis. Mr. Dargan provides his services on a part-time interim leased basis through CFO 911, an agency that specializes in providing financial management personnel to businesses on a temporary basis. On average, Mr. Dargan devotes between 5-25% of his time, or two to fifteen hours per week, to Recom depending upon the nature of the financial projects he is working on.

There are no family relationships between any two or more of our directors or executive officers. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings to our knowledge between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs.

Business Experience

Marvin H. Fink has served as our Chief Executive Officer, President and Chairman of the Board since October 12, 2002, and our Secretary since November 2003. Prior to joining us, Mr. Fink was president of his own management consulting group from August 2001 until he joined Recom in October 2002. Mr. Fink has 45 years of experience in the management of high technology programs from development stage through production including projects for the Department of Defense, NASA, Teledyne Systems, Litton Industries and Hughes Aircraft. Until his retirement in August 2001, Mr. Fink served as President of Teledyne Electronic Technologies from 1993, which was then a subsidiary of Teledyne Technologies, Inc. (NYSE:TDY). From 1986 until 1993, he served as President of Teledyne Microelectronics. Mr. Fink has served as a director of RF Industries (Nasdaq:RFIL), a manufacturer of coaxial connectors used for communication applications, since October 2001. Mr. Fink holds a bachelors of science degree in electronic engineering from City College of New York, a Masters of Science degree in Electronic Engineering from the University of Southern California, and a Juris Doctor degree from the San Fernando Valley College of Law.

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Dr. Budimir S. Drakulic has served as our Vice President and Chief Technology Officer since October 15, 2002. Dr. Drakulic has more than 25 years of experience in the design, development and integration of hardware and software modules for biomedical microelectronics circuits and systems. From 1997 through February of 2002, Dr. Drakulic was research and development principal for Advanced Heart Technologies, Inc., and its predecessor Advanced Heart Monitoring. From February of 2002 until October 15, 2002 Dr. Drakulic was involved in independent research. Dr. Drakulic was the Consultant and Chief Scientist, Medical Device Business Unit for Teledyne Electronic Technologies from 1992 through 1997. Before that, he held numerous positions affiliated with the University of California at Los Angeles, including Visiting Assistant Professor with the Electrical Engineering Department and Director of the Microelectronics Development Lab at the Crump Institute for Medical Engineering. He holds a Bachelor of Science degree in electrical engineering from the University of Belgrade, Yugoslavia. He also holds a Masters degree and a Ph.D. in Electronic and Biomedical Engineering from the same university. Dr. Drakulic was the recipient of the Ralph and Marjorie Crump Prize for Excellence in Medical Engineering from UCLA in 1985, and was a Research Fellow with the Crump Institute for Medical Engineering at UCLA. Dr. Drakulic filed a petition for bankruptcy in November 2001.

Mr. Charles Dargan has provided his services as our interim Chief Financial Officer since December 18, 2003 on a leased basis through CFO 911, an agency that specializes in providing financial management personnel to businesses on a temporary basis. We are planning to recruit a full-time Chief Financial Officer. Since January 2001, Mr. Dargan has been employed as the Chief Financial and Accounting Officer of Semotus Solutions, Inc. (AMEX:DLK). From April 2000 until his appointment as Chief Financial and Accounting Officer, Mr. Dargan served as Semotus Solutions’ Executive Vice President of Operations. Mr. Dargan was also a director of Semotus Solutions from March 1999 to July 2002. From July 1998 to April 2000, Mr. Dargan served as a Managing Director of Corporate Finance for The Seidler Companies Incorporated, a private brokerage, investment banking and public finance firm. In addition, Mr. Dargan was a Managing Director of Corporate Finance at L.H. Friend, Weinress, Frankson & Presson, Inc. from 1996 to 1998; as a partner, Chief Financial Officer and Managing Director of the investment banking firm of Ambient Capital from 1993 to 1996; as Managing Director of Investment Banking and Director of Finance of Houlihan Lokey Howard & Zukin, Inc. from 1990 to 1993; as a First Vice President of Corporate Finance at Drexel Burnham Lambert, Incorporated from 1982 to 1990; and as a Senior Accountant with Price Waterhouse & Company from 1980 to 1982. His accounting and financial industry experience has made him an expert in public and private debt and equity finance, mergers and acquisitions and financial management of and planning for emerging growth companies. Mr. Dargan graduated from the University of Southern California with an MBA and an MS in Finance, and possesses an A.B. in Government and Economics from Dartmouth College. He also holds accounting and finance industry certifications of Chartered Financial Analyst (CFA) and Certified Public Accountant (CPA).

Mr. Ellsworth Roston has served as a director since November 1, 2002. Mr. Roston has practiced patent law since 1943, and currently serves as Of Counsel to the patent firm of Fulwider Patton Lee & Utecht since 1997. Mr. Roston has a history of assisting technology companies during their development stages. Most recently, Mr. Roston has served as a director of Natgram, Inc., an internet software developer, since 1998, Amerlin Inc., a pet house/kennel manufacturer, since 1996, and American Legal Net, a provider of legal forms, since April 2004. Mr. Roston also served as a director of Rokenbok Corporation, a toy manufacturer, from  1996 through February 2004, and of Dome Industries, an electronic hardware manufacturer, from 1991 through 2002. Mr. Roston was one of three founders of Brooktree Corporation, and served on its board of directors for 15 years until it was purchased by Rockwell Corporation in 1998. Mr. Roston received his undergraduate degree and his law degree from Yale University.

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Dr. Robert Koblin has served as a director since February 6, 2003. Dr. Koblin, a cardiologist, has more than 30 years of medical experience beginning during the time he served in the United States Army as a medic and continuing most recently as a staff physician and instructor at the Cedars-Sinai Medical Center in Los Angeles since 1966. He has also served as the Managing Director of the Robertson Diagnostic Center in Beverly Hills, California since April 2002, and as an assistant clinical professor of medicine at the University of California, Los Angeles (UCLA), since 1982. Dr. Koblin received his undergraduate degree from New York University, his medical degree from Stanford University.

Dr. Lowell T. Harmison has served as a director since June 6, 2003 and as a Senior Advisor since February of 2003. Dr. Harmison has a very distinguished 35 year career in the field of biomedicine. Most recently, Dr. Harmison has served as a director and as chairman of the board of World Doc Foundation, a private foundation promoting health education and expanded knowledge of telemedicine, since June 2002. Dr. Harmison has also served as a director and chief executive officer of ProCell Corporation, a cancer research company, since June 2000, and as a director of pHA Bio Remediation, an environmental restoration company, since 1997. Dr.  Harmison also served as chairman of Sequella Foundation, which promotes research into tuberculosis, from 1997 to 2001, and served as a director of Sequella Inc., a research and development company for tuberculosis products, from 1997 to 2000. Dr. Harmison is the holder of the first domestic and foreign patents on the fully implantable artificial heart; and served as Chief Executive Officer of USET, Inc. from 1987 to 1989. Dr. Harmison also served as the Director of the Robert Maxwell Foundation, a private foundation operating internationally and consisting of 21 operating companies, from 1987 to 1989. He also served as the Principal Deputy Assistant Secretary for Health of the U.S. Public Health Service, Department of Health and Human Services. Dr. Harmison has a Ph.D. from the University of Maryland and a B.S. and M.S. from West Virginia University. He was also given an honorary Doctor of Science degree from the West Virginia University.

Ms. Jennifer Black has served as a director since January 20, 2004. Ms. Black has been President of her own business, Jennifer Black & Associates, since September 2003. Her firm provides independent research for institutional clients. Previously, since 1979, Ms. Black was with Black & Co., where she was responsible for research coverage on the apparel and specialty retail industries. Ms. Black was President of Black & Co. when it was acquired by First Security Van Kasper in April 2000. Subsequently, Wells Fargo Securities acquired First Security Van Kasper in September 2000. Ms. Black left Wells Fargo Securities in September  2003. Ms. Black serves on the Governors Council of Economic Advisors for the State of Oregon, where she has been re-appointed to a second three-year term. Ms. Black attended Washington State and Portland State Universities.

Board Of Directors

Our bylaws set the authorized number of directors on our board of directors at not less than three nor more than nine, with the actual number fixed by a resolution of our board. As noted above, there are currently five directors serving on our board, Messrs. Fink, Roston, Koblin and Harmison and Ms. Black. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified by our shareholders, both common and preferred, voting on a cumulative basis as one class, or until their earlier death, retirement, resignation or removal. Mr. Roston, Dr. Koblin and Ms. Black are each “independent” directors as that term is defined by the SEC.

Board Committees

Our board of directors has established two committees to date, an audit committee currently comprised of Mr. Roston, and a compensation committee currently comprised of Messrs. Fink and Roston and Dr. Koblin. None of our directors serving on the audit committee have the requisite public company accounting background or experience to be considered an “audit committee financial expert” as that term is defined by the SEC. Due to our development stage status, we believe that the current members of the audit committee have the requisite financial background and experience to carry out their duties.

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Board Compensation

Our current compensation policy for our directors for service on the full board is to compensate them through stock grants under our 2002 Stock Plan pursuant to a director’s compensation policy adopted on February 6, 2003. Upon joining our board of directors, each member is granted an option to purchase 50,000 (pre-split and post-split) common shares, exercisable at its then trading price. These options are fully vested upon grant, and lapse in five years if not exercised. Each director will thereafter be granted options on an annual basis entitling him to purchase an additional 28,000 (post-split) common shares, which options will vest quarterly based upon the continued provision of services as a director, and lapse in five years if not exercised. The exercise price for these options will be fixed at current market price as of the date of grant. Following our April 11, 2003 stock split, our board determined to maintain the grants at 50,000 common shares post-split for grants to new directors insofar as it believed such number was an appropriate number of option shares after taking into consideration factors it deemed relevant.

Our current compensation policy for our directors for serving on our various committees to the board is to compensate them through the grant of common share purchase options. Upon his or her appointment to a committee, each committee member is granted an option to purchase 2,000 common shares, exercisable at its then trading price. These options vest in four quarterly installments, and lapse in five years if not exercised.

The following table described the common share purchase options granted to our directors as of October 31 , 2004 as compensation for serving on our board and, if applicable, committees of our board.

Name	Grant Date	Common Shares Purchasable		Exercise Price	Expiration Date
Marvin H. Fink	2/6/2003	150,000	(3)	$0.88	2/5/2008
	11/3/2003	28,000		$4.40	11/2/2008
	4/1/2004	2,000		$6.00	3/31/2009
Ellsworth Roston(1)	2/6/2003	150,000	(3)	$0.88	2/5/2008
	11/3/2003	28,000		$4.40	11/2/2008
	4/1/2004	2,000		$6.00	3/31/2009
	7/8/2004	2,000		$3.95	7/7/2009
Dr. Robert Koblin	6/6/2003	150,000		$4.20	6/5/2008
	2/5/2004	28,000		$3.70	2/4/2009
	4/1/2004	2,500		$6.00	3/31/2009
Dr. Lowell T. Harmison(2)	6/6/2003	50,000		$4.20	6/5/2008
	6/6/2004	28,000		$6.25	6/5/2009
Jennifer Black	1/20/2004	50,000		$3.50	1/19/2009
	4/1/2004	500	(5)	$6.00	3/31/2009

(1)	Excludes 450,000 common share purchase warrants unrelated to the provision of services as a director which were granted to Mr. Roston as compensation for providing consulting services. See “Business-Employment And Consulting Agreements With Management”.
(2)	Excludes 216,000 common share purchase warrants unrelated to the provision of services as a director which were granted to Dr. Harmison as compensation for providing consulting services. See “Business-Employment And Consulting Agreements With Management”.
(3)	50,000 shares pre-split.
(4)	Dr. Koblin was originally granted 4,000 options, however, 1,500 options lapsed upon his resignation from the audit committee effective July 27, 2004.
(5)	Ms. Black was originally granted 2,000 options, however, 1,500 options lapsed upon her resignation from the audit committee effective July 8, 2004.

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We do not currently provide our directors with cash compensation, although we do reimburse their expenses.

Medical Advisory Board

Recom has composed a board of medical advisors comprised of Drs. Lowell T. Harmison, Michael M. Laks, Mitchell W. Krucoff and Andrea Natale to provide strategic assistance in the design, development and marketing of our medical devices.

Dr. Lowell T. Harmison, Ph. D., is a member of Recom’s board of directors, and has served as a Senior Advisor since February of 2003. Dr. Harmison’s background is provided earlier in this prospectus in that section captioned “Business Experience”.

Dr. Michael M Laks, M.D., who has been a senior advisor to Recom since June 2003, is presently a Distinguished Professor of Medicine in the Division of Cardiology at the UCLA School of Medicine, Senior Physician at the Harbor-UCLA Medical Center, a reviewer for the New England Journal of Medicine, and Associate Editor of the Journal of Electrocardiology. Dr. Laks has published over 400 scientific and medical-related papers, and is a leading researcher in the field of computerized electrocardiography, with a research focus on microelectronics, cardiovascular system, bioengineering, electrophysiology, cardiovascular diseases, cardiology, automated clinical analysis, medical instrumentation, biotechnology and death and mortality, and having served as a consultant to Hewlett Packard on first computerized ECG program.

Mitchell W. Krucoff, M.D., F.A.C.C., F.C.C.P., who was appointed as a senior advisor in June 2004, is presently Associate Professor of Medicine/Cardiology at Duke University Medical Center, as well as the Director of eECG Core Laboratory and Interventional Device Trials at Duke Clinical Research Institute. Dr. Krucoff is a Fellow of the American College of Cardiology, on the Executive Committee of the International Society of Computerized Electrocardiology as well as a member of the Circulatory Devices Advisory Panel, U.S. FDA. Dr. Krucoff has published over 200 scientific and medical related papers. Dr. Krucoff received has bachelors’ degree from Yale University in 1976 and his medical degree from George Washington University in 1980.

Andrea Natale, M.D., who was appointed as a senior advisor in September 2004, is presently Professor of Medicine at the Ohio State University, and Program Director of the EP Fellowship Program at the Department of Cardiology of the Cleveland Clinic Foundation. Dr. Natale has been with the Ohio State University and the Cleveland Clinic Foundation since 1999, having previously served as Director of Electrophysiology Laboratories of the Section of Electrophysiology and Pacing, then Co-Section Head of the Section of Electrophysiology and Pacing, and then as Medical Director, Center for Atrial Fibrillation. Previously, Dr. Natale was Associate Professor of Medicine at the University of Kentucky from 1997 to 1998, Assistant Professor of Medicine at the Duke University Medical Center and Director of the Electrophysiology Laboratory at the Durham Veterans Administration Medical Center from 1994 to 1997, and Head of the Cardiovascular Physiopathology Section of the Italian Air Force Aerospace Research Centre in Rome, Italy, from 1988 to 1989. Dr. Natale received his medical degree from the Medical School at the University of Florence, Italy.

Medical Advisor Compensation

Each of the members of the medical advisory board provide consulting services to Recom under consulting agreements and, as such, do not receive additional compensation for acting as a member of the medical advisory board.

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Dr. Lowell T. Harmison is compensated for providing consulting services under an agreement dated February 14, 2003. For a description of the terms of that agreement see that section below captioned “Employment And Consulting Agreements With Management”.

Dr. Michael M. Laks is compensated for providing consulting services under an agreement dated June 2, 2003. Under that agreement, Dr. Laks received an initial grant of options entitling him to purchase 108,000 common shares at $2.40 per share, vesting over equally over four quarters, and cash compensation of $9,000 per quarter for the provision of up to 50 hours of consulting during that quarter. Any additional consulting services are compensated at the rate of $450 per hour.

Dr. Mitchell W. Krucoff is compensated for providing consulting services under an agreement dated May 26, 2004. Under that agreement Recom will pay Dr. Krucoff for his services the sum of $3,750 per quarter.

Dr. Natale is compensated for providing consulting services under a three-year agreement dated September 10, 2004. Under that agreement Recom will pay Dr. Natale for her services the sum of $4,500 per quarter.

Other Significant Employees And Consultants

James J. Mazeika has served as our Director of Business Development since February 2004. Prior to joining Recom, Mr. Mazeika was Director of Strategic Marketing/Business Development for Bard Endoscopic Technologies from December 2002 to February 2004; President of his own consulting firm, Mazemac Group, from August 2001 to December 2002; Vice President/General Manager (Teledyne Medical) and then Vice President of Business Development (Medical Device Business Unit) of Teledyne Electronics Technologies, Inc., subsidiary of Teledyne Technologies, Inc. (NYSE:TDY); from December 1998 to August 2001; Product Manager (Catheters), Senior Market Manager (Devices) and ultimately Business Manager (Restenosis) of Mallinkrodt Medical from December 1991 to December 1998; Research and Development Manager, Senior Project Engineer and ultimately Product Development Engineer with Bard Critical Care from November 1982 to December 1991, and Research Scientist for The Kendall Company from July 1980 to November 1982. Mr. Mazeika holds a bachelors of science degree in biology from Loyola University (Chicago), a masters of science degree in biomedical engineering from the University of Illinois, and a masters’ of business administration degree from River College (Nashua, Hew Hampshire).

William R. Mathews has served as our Director of Regulatory Affairs since July 2004. Prior to joining Recom, Mr. Mathews provided consulting services to Recom from December 2003 to July 2004, was Vice President, Government Affairs and Product Assurance for Viasys Healthcare (NYSE:VAS) from February 1999 to December 2003, was Executive Vice President, Operations, of Xylum Corporation from 1993 to 1998; was Corporate Director Engineering and Manufacturing, and ultimately Corporate Director, Product Assurance and Regulatory Affairs for W.R. Grace Company (NYSE:GRA) from 1987 to 1993; was Plant Manager for Beiersdorf, Inc. from 1981 to 1987; and Production Supervisor, R&D Supervisor and ultimately Production Superintendent for Best Foods Inc. from 1976 to 1981. Mr. Mathews holds a Bachelors of Science degree chemistry awarded by St. Peters University (New Jersey).

Employment And Consulting Agreements With Management

On October 11, 2002, Recom reached an agreement-in-principle with Mr. Marvin H. Fink to become our Chief Executive Officer and President and to issue him “restricted” common shares. Pursuant to that understanding, on October 12, 2002, we entered into a four-year employment agreement with Mr. Fink. The essential terms of the employment agreement are as follows:

•	Mr. Fink’s will receive an initial base salary of $1 per year. Following the one-year anniversary of the agreement, our board of directors may review and adjust the base salary in light of our company’s performance. Given the status of Recom’s development efforts, the board has not decided to increase Mr. Fink’s base salary under this provision to date.

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•	Mr. Fink is entitled to a cash bonus for his second through fourth years of employment. The amount of the bonus is 10% of our after tax income exclusive of extraordinary expenses for the second year, and 15% of that amount for the third and fourth years. On May 10, 2004, Mr. Fink and Recom agreed to pay Mr. Fink 250,000 common shares upon Recom achieving $0.50 in fully-diluted earnings per share in lieu of the cash bonus, subject to approval by Recom’s full board of directors.

•	Mr. Fink is granted 2,100,000 “restricted” common shares (700,000 shares pre-split), to be earned over three years of continuous employment. These shares, which are held in escrow by the company pursuant to the terms of a restricted stock agreement until they are earned, vest in tranches of 175,000 each at the end of the first eleven quarters of Mr. Fink’s employment, with the balance vesting at the end of the twelfth quarter. Mr. Fink is entitled to all dividends which may be declared with respect to these shares, even if not vested.

•	The agreement contains a “gross up” provision obligating us to make a cash payment to Mr. Fink to cover any taxes he may incur by reason of receiving any payment or distribution that would constitute an excess golden parachute payment under the federal tax laws. The gross up provision also applies to the 2,100,000 restricted common shares described above, however, Mr. Fink exercised his section 83(b) election under the Internal Revenue Code subjecting him to immediate taxation upon the receipt of the shares notwithstanding their future forfeitability, so our liability, if any, for any taxes imposed under that grant should be nominal.

•	Should our common shares be listed on any of the NYSE, AMEX or Nasdaq national stock exchanges or markets, Mr. Fink would be entitled, if then still employed by us, to an additional grant of 600,000 common shares (200,000 shares pre-split).

•	In the event of a change in control, as that term is defined in the employment agreement, Mr. Fink would be entitled, if then still employed by us, to an additional grant of common shares having a market value of $5,000,000, but not to exceed 600,000 common shares (200,000 shares pre-split) in total.

•	Mr. Fink is entitled to a number of employee benefits under the agreement, including a $1,200 per month automobile allowance, individual medical plan reimbursement of up to $2,000 per month, and the right to participate in all benefit plans established for company employees or executives, including medical, hospitalization, dental, long-term care and life insurance programs.

The employment agreement provides for early termination in the case of Mr. Fink’s death or disability, Mr. Fink’s termination by Recom for “cause” as that term is defined in the agreement; Mr. Fink’s termination of employment for “good reason” as that term is defined in the agreement, a “change in ownership” as that term is defined in the agreement, or sixty days’ prior notice by Mr. Fink. In the event of an early termination of the agreement for any reason, all compensation and benefits under the agreement will terminate and the unvested portion of the 2,100,000 restricted common share grant shall be deemed forfeit as of the effective termination date, with the following exceptions:

•	if the agreement is terminated during years two through four due to Mr. Fink’s disability, termination by Mr. Fink for good reason; Recom’s termination of Mr. Fink without cause, or a change in ownership, Mr. Fink will nevertheless be entitled to a pro rata portion, based upon the actual number of days of employment, of the cash bonus based on our after-tax income that he would have otherwise received for the year of termination had he remained employed until the end of that year;

•	if the agreement is terminated due to Mr. Fink’s death, disability, termination by Mr. Fink for good reason; Recom’s termination of Mr. Fink without cause, or a change in ownership, the unvested portion of the 2,100,000 restricted common share grant to Mr. Fink will become fully vested and the shares released from escrow; and

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•	Mr. Fink and his family will be entitled to an additional three years’ medical, hospitalization, dental, long-term care and life insurance coverage if the agreement is terminated by Mr. Fink for good reason or terminated by Recom’s termination without cause, and an additional one years’ coverage if the agreement is terminated due to Mr. Fink’s disability.

Concurrent with entering into the employment agreement, we entered into an indemnification agreement with Mr. Fink.

On October 11, 2002, Recom reached an agreement-in-principle with Dr. Budimir Drakulic to become our Vice President and Chief Technology Officer on a consulting basis through his consulting companies. Pursuant to that understanding, on October 15, 2002, we entered into a loan-out agreement with B World Technologies, Inc. and B Technologies, Inc. relative to the provision of Dr. Drakulic’s services, which formally commenced as of that date. Dr. Drakulic is the president and owner of these companies. The essential terms of the loan-out agreement are as follows:

•	The agreement provides for a ten-year initial term. After the initial term, the agreement renews automatically for successive one year terms, unless either party delivers 90-days’ written notice to the other of their intent not to renew.

•	Dr. Drakulic’s services are provided on a mutually-acceptable part-time basis.

•	Recom is obligated to pay B Technologies a $10,000 bonus upon execution, and a monthly service fee of $15,000 thereafter.

•	B World Technologies was granted 600,000 “restricted” common shares (200,000 shares pre-split), to be earned over five years of continuous provision of services by Dr. Drakulic. These shares, which will be held in escrow with the company pursuant to the terms of a restricted stock agreement until they are earned, vest at the rate of 30,000 shares per quarter with the first 30,000 shares vesting on January 15, 2003. B World Technologies is entitled to all dividends which may be declared with respect to these shares, even if not vested.

The loan-out agreement provides for early termination should B World and B Technologies fail, neglect or refuse to provide Dr. Drakulic’s services. In such an event, all compensation under the agreement will terminate and the unvested portion of the 600,000 restricted common share grant shall be deemed forfeit as of the effective termination date.

Since March 1, 2003, Dr. Drakulic has worked for us on a full-time basis even though the loan-out agreement only provides for the provision of part-time services. We have agreed to characterize these additional services as being provided by Dr. Drakulic as an employee, and to pay him $7,500 annually as compensation for their provision. Since January 1, 2004, this annual compensation was increased to $37,000.

On March 10, 2003, as additional incentive for the performance of Dr. Drakulic, we granted to B World Technologies options entitling it to purchase 750,000 common shares at $0.95 per share. These options vest quarterly over a four year term, and lapse, if not exercised, on March 9, 2008.

Concurrent with entering into the loan-out agreement, B World Technologies, B Technologies and Dr. Drakulic signed an employment, confidential information, invention assignment and arbitration agreement under which they agreed, among other things, to assign to us all of Dr. Drakulic’s right, title and interest in and to any and all inventions, discoveries, etc. which he conceives or develops while engaged by Recom.

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Mr. Charles Dargan provides his services as interim Chief Financial Officer on a leased basis through CFO 911, an agency that specializes in providing financial management personnel to businesses on a temporary basis. Under our engagement agreement with CFO 911, we pay CFO 911 on a fixed-fee basis for each accounting project or function performed by Mr. Dargan, including rebuilding our financial statements ($7,500), preparing our financial statements for inclusion in our annual report on form 10-KSB for fiscal 2003 ($15,000); preparing our financial statements for inclusion in the registration statement containing this prospectus ($15,000), and preparing our financial statements for inclusion in our quarterly report on form 10-QSB for the first quarter of fiscal 2004 ($15,000). Additional projects we make request Mr. Dargan to perform under the engagement agreement with CFO 911 include the development of our internal control procedures and accounting department policies ($5,000) and the documentation of our internal controls ($5,000).

On October 11, 2003, Recom reached an agreement-in-principle with Mr. Ellsworth Roston to provide consulting advice to us relating to engineering, developing and refining our products and technologies; to become a director of the company, and to make an investment into the company. Pursuant to that understanding, on October 30, 2002 we sold Mr. Roston 71,250 common shares (23,750 shares pre-split) for $190,000 in cash, and on November 1, 2002 we entered into a two year consulting agreement with Mr. Mr. Roston documenting the provision of his consulting services and his appointment to our board of directors. The agreement provides for us to grant to Mr. Roston 225,000 common shares (75,000 shares pre-split) and five-year warrants to purchase an additional 450,000 common shares (150,000 shares pre-split) at $1.67 per share. We consider the grant of common shares to Mr. Roston to be compensation for the provision of his consulting services, and the grant of the common share purchase warrants to be additional consideration for his cash investment pursuant to our original understanding.

Mr. Roston is a patent attorney whose law firm also handles our patent work. The agreement specifically provides that the consulting services provided by Mr. Roston will not include any legal work, for which we will compensate his law firm separately.

Dr. Lowell T. Harmison, one of our directors, provides consulting services to Recom under a three-year agreement dated February 14, 2003. Under this agreement, Dr. Harmison provides advice to us in the areas of technological support and strategy, product development, medical and scientific advisory board development, and FDA regulation. The compensatory terms of the agreement are as follows:

•	Recom is obligated to pay Dr. Harmison $36,000 per year over the term of the agreement, payable quarterly.

•	Dr. Harmison was entitled to receive upon execution of the agreement an initial grant of options entitling him to purchase 108,000 common shares (36,000 shares pre-split) at $0.97 per share, exercisable over five years.

•	Dr. Harmison was further entitled to receive upon execution of the agreement an additional grant of options entitling him to purchase 108,000 common shares (36,000 shares pre-split) at $0.97 per share, vesting in increments of 9,000 common shares each upon the first through twelfth quarterly anniversary dates of the agreement based upon his provision of services. These options are exercisable for a period of five years following vesting.

•	Dr. Harmison is entitled to receive grants of common share purchase options in tranches of 20,000 shares per milestone for assisting Recom in attaining various milestones determined by our board of directors, including the preparation and filing with the FDA of a 510(k) application for our product as it relates to its incorporation into a vest, approval of that application by the FDA, and market launch of that product.

•	Dr. Harmison is entitled to receive a grant of 20,000 common shares in the event of a “change in control” as that term is defined in the agreement.

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In the event the agreement is terminated by Recom for any reason other than negligence, misconduct, breach of its material terms by Dr. Harmison or the failure of Dr. Harmison to render services in a reasonable fashion, all compensation prospectively payable under the agreement will become due and payable in 90 days.

Summary Compensation Table

The following table shows the compensation paid over the past three fiscal years with respect to Recom’s “named executive officers” as that term is defined by the SEC.

Long Term Compensation
		Annual Compensation (1)					Awards			Payouts
Named Executive Officer and Principal Position	Year	Salary	Bonus		Other		Restricted Stock		Securities Underlying Options & SARs	Long Term Incentive Plan		All Other Comp- ensation
Marvin H. Fink(2) Chief Executive Officer	2003 2002 2001	$1(5) 1 —	$	— — —		$19,598(8) — —	$	— 14,284(9) —	178,000 — —	$	— — —	$	— — —
Dr. Budimir Drakulic (3) Vice President and Chief Technology Officer	2003 2002 2001	$180,000(6) 45,000(6) —	$	— — —	$	— — —	$	— 3,987(10) —	750,000 — —	$	— — —	$	— — —
Charles Dargan (4) Interim Chief Financial Officer	2003 2002 2001	$7,500(7) — —	$	— —	$	— — —	$	— — —	— — —	$	— — —	$	— — —

(1)	Includes, among other things, perquisites and other personal benefits, securities or property which exceed in the aggregate the lesser of either $50,000 or 10% of the total annual salary and bonus reported for that fiscal year.
(2)	Mr. Fink has served as our Chief Executive Officer since October 12, 2002.
(3)	Dr. Drakulic has served as our Vice President and Chief Technology Officer since October 15, 2002.
(4)	Mr. Dargan has served as our interim Chief Financial Officer since December 18, 2003 on a leased basis through CFO 911, an agency that specializes in providing financial management personnel to businesses on a temporary basis.
(5)	Recom has recorded a non-cash accounting expense in the amount of $80,000 to reflect the value of Mr. Fink’s services.
(6)	These amounts were paid in consulting payments to B Technologies in connection with its provision of Dr. Drakulic’s services.
(7)	Amounts paid to CFO 911 in December 2003.
(8)	Includes $14,400 in automobile allowance payments and $5,598 in premiums payable on health insurance.
(9)	Reflects the value of an award to Mr. Fink of 2,100,000 restricted common shares (700,000 shares pre-split) in conjunction with the execution of his employment agreement dated October 12, 2002. The value cited is based upon the closing price for on common shares as of the date of the employment agreement. As of December 31, 2003, all 2,100,000 restricted common shares remained outstanding. The value of those shares as of that date was $7,875,000 based upon the $3.75 closing price for our common shares as quoted on the OTCBB for December 31, 2003.
(10)	Reflects the value of an award to B. World Technologies of 600,000 restricted common shares (200,000 shares pre-split) in conjunction with the execution of a loan-out agreement dated October 12, 2002 by which it provided the services of Dr. Drakulic to Recom. The value cited is based upon the closing price for on common shares as of the date of the loan-out agreement. As of December 31, 2003, all 600,000 restricted common shares remained outstanding. The value of those shares as of that date was $2,250,000 based upon the $3.75 closing price for our common shares as quoted on the OTCBB for December 31, 2003.

Stock Options And Stock Appreciation Rights Grant Table

The following table provides certain information with respect to individual grants during the 2003 fiscal year to each of our named executive officers of common share purchase options or stock appreciation rights relating to our common shares:

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Name	Common Shares Underlying Grant Of Options Or SARs		As Percentage Of Grants To All Employees(1)	Exercise Or Base Price		FMV At Grant Date	Expiration Date
Marvin H. Fink	150,000	(2)	7.1%	$0.88	(2)	$0.88	February 5, 2008
Dr. Budimir S. Drakulic	750,000	(3)	12.0%	$0.95	(3)	$0.95	March 9, 2008
Marvin H. Fink	28,000		1.3%	$4.40		$4.40	November 2, 2008
Charles Dargan	—		—	—		—	—

(1)	The numerator in calculating this percentage includes common share purchase options granted to each named executive officer in fiscal 2003 in his capacity as an officer or employee and, if applicable, as a director. The denominator in calculating this percentage is 2,088,000, which represents options granted to all Recom employees during fiscal 2003, including those to the named executive officers.
(2)	50,000 shares pre-split exercisable at $2.64 per share.
(3)	250,000 shares pre-split exercisable at $2.76 per share.

Stock Options And Stock Appreciation Rights Exercise And Valuation Table

The following table provides certain information with respect to each of our named executive officers concerning any common share purchase options or stock appreciation rights they may have exercised in fiscal 2003, and the number and value of any unexercised common share purchase options or stock appreciation rights they may hold as of December 31, 2003:

Unexercised In-The-Money Options and SARs at December 31, 2003
Named Executive Officer	Shares Acquired On Exercise	Value Realized (1)	Number (Exercisable/ Unexercisable)	Value ?(2) (Exercisable/ Unexercisable)
Marvin H. Fink	—	—	150,000 / 0	$430,500 / $0
Dr. Budimir S. Drakulic	—	—	187,500 / 562,500	$530,625 / $1,591,875
Charles Dargan	—	—	— / —	— / —

(1)	The dollar amount shown represents the difference between the fair market value of our common stock underlying the options as of the date of exercise and the option exercise price.
(2)	The dollar value provided represents the cumulative difference in the fair market value of our common stock underlying all in-the-money options as of December 31, 2003 and the exercise prices for those options. Options are considered “in-the-money” if the fair market value of the underlying common shares as of the last trading day in fiscal 2003 exceeds the exercise price of those options. The fair market value of Recom common shares for purposes of this calculation is $3.75, based upon the closing price for our common shares as quoted on the OTCBB on December 31, 2003.

PRINCIPAL SHAREHOLDERS

The following table sets forth selected information, calculated as of October 31 , 2004, about the amount and nature of our securities beneficially owned by each of (1) our “executive officers”, defined as our President, Secretary, Chief Financial Officer or Treasurer, any vice-president in charge of a principal business function, such as sales, administration or finance, or any other person who performs similar policy making functions for our company; (2) each of our directors; (3) each person known to us to own beneficially more than 5% of any class of our securities; and (4) the group comprised of our cur rent directors and executive officers.

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The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. See footnote (1) to this table. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. Unless otherwise stated, the address of each person is 4705 Laurel Canyon Boulevard, Suite 203, Studio City, California 91607.

	Class Of Stock (1)
	Common (Voting)			Series ’A’ Preferred (2) (Voting)
Name	Amount		%	Amount	%
Marvin H. Fink (3) (4) (5)	2,279,000	(7)	6.6	0	—
Dr. Budimir S. Drakulic (4)	834,375	(8)	2.4%	0	—
Charles Dargan (4)	0		—	0	—
Ellsworth Roston (3)	926,250	(9)	2.6%	0	—
Dr. Robert Koblin (3)	166,000	(10)	*	0	—
Dr. Lowell T. Harmison (3)	286,793	(11)	*	0	—
Jennifer Black (3)	50,500	(12)	*	0	—
Tracey Hampton / ARC Finance Group, LLC (5) (6)	22,950,000	(13)	66.6%	0	—
Morgan Witt Alliance	0		—	316,673	29.2%
Directors and executive officers, as a group	4,542,918	(14)	12.6%	0	—

________________
*	Less than one percent.
(1)	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrant or conversion of UGC series ‘A’ preferred shares. The number of outstanding shares of our common and series ’A’ preferred shares as of October 31 , 2004 are 34,477,539 and 842,197 shares, respectively.
(2)	Each series ’A’ preferred share is convertible into one common share.
(3)	Director.
(4)	Executive officer.
(5)	5% shareholder.
(6)	The address of Ms. Hampton and ARC Finance Group LLC is 23679 Calabasas Road, Suite 754, Calabasas, CA 91302.
(7)	Includes 2,100,000 common shares held by the Fink Family Trust, and 179,000 common shares issuable upon exercise of options granted to Mr. Fink in his capacity as a director.
(8)	Includes 600,000 common shares held by B World Technologies, Inc., and 234,375 common shares issuable upon exercise of options granted to B World Technologies in connection with services performed by Dr. Drakulic. B World Technologies is are owned and controlled by Dr. Drakulic.
(9)	Includes 296,250 common shares held by Roston Enterprises, 450,000 common shares issuable upon exercise of warrants granted to Mr. Roston in his capacity as a consultant, and 180,000 common shares issuable upon exercise of options granted to Mr. Roston in his capacity as a director.
(10)	Includes 166,000 common shares issuable upon exercise of options granted to Dr. Koblin in his capacity as a director.
(11)	Includes 216,000 common shares issuable upon exercise of warrants granted to Dr. Harmison in his capacity as a consultant, and 64,000 common shares issuable upon exercise of options granted to Dr. Harmison in his capacity as a director.
(12)	Includes 50,500 common shares issuable upon exercise of options granted to Ms. Black in her capacity as a director.
(13)	Includes 22,950,000 common shares held by ARC Finance Group, Inc. ARC Finance Group is owned and controlled by Ms. Hampton.
(14)	Includes 1,531,875 common shares issuable upon exercise of common share purchase options and warrants.

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TRANSACTIONS AND BUSINESS RELATIONSHIPS WITH
MANAGEMENT AND PRINCIPAL SHAREHOLDERS

Transactions With Executive Officers, Directors And Shareholders

Summarized below are certain transactions and business relationships between Recom and persons who are or were an executive officer, director or holder of more than five percent of any class of our securities since January 1, 2002:

•	On September 19, 2002, as part of the agreements leading to and facilitating the acquisition of the Signal Technologies from ARC Finance Group, Mr. Sim Farar, our president and principal shareholder at that time, invested $125,000 into the company as working capital in exchange for a warrant entitling him to purchase 600,000 common shares (200,000 shares pre-split) at approximately $0.21 per share.

•	On October 12, 2002 we entered into a four-year employment agreement with Mr. Marvin H. Fink pursuant to which, among other things, we employed Mr. Fink as our Chief Executive Officer and Chairman of the Board, and granted to Mr. Fink 2,100,000 “restricted” common shares (700,000 shares pre-split) as compensation for those services. For a description of the full terms of that agreement see that section of this prospectus captioned “Management—Employment And Consulting Agreements With Management”.

•	On October 15, 2002 we entered into a ten-year loan-out agreement with Dr. Budimir S. Drakulic and his two companies, B. World Technologies and B Technologies pursuant to which, among other things, we engaged the services of Dr. Drakulic as our Vice President and Chief Technology Officer, and granted B World Technologies 600,000 “restricted” common shares (200,000 shares pre-split) as compensation for those services. For a description of the full terms of that agreement see that section of this prospectus captioned “Management—Employment And Consulting Agreements With Management”.

•	On October 11, 2002, we reached an agreement-in-principle with Dr. Budimir Drakulic to become our Vice President and Chief Technology Officer on a consulting basis through his consulting companies. In conjunction with that understanding, we also reached an agreement-in-principle with Dr. Drakulic to offer to sell our common shares to certain individuals with potential claims against Dr. Drakulic relating to termination of a prior license of the Signal Technologies to a company in which those claimants had invested. While we did not believe that these claims had legal basis, we nevertheless agreed to assist Dr. Drakulic in the settlement in order to ensure that Dr. Drakulic’s time, effort and focus in developing the technology was not unduly disrupted by litigation, and to otherwise ensure that our rights in the Signal Technologies were protected should that be a matter of concern to any of our investors. Pursuant to this understanding, on October 22, 2002, we sold 564,810 common shares (188,270 shares pre-split) to eleven of those individuals (Bernard Carmeol, William London, Walter M. Sawyer, Stephen Verchick, Belle Zwerdling, Steve Neuberger, Tom Byers, Baron St. John, Thomas Mozjesik, Jeffrey H. Sawyer and Robert M. Cherry), and issued a five-year warrant to purchase 375,000 common shares (125,000 shares pre-split) for $0.007 per share to one of those individuals (Stephen Verchick), in consideration of their cash investment of $17,786. We further agreed that should we raise more than $2 million in certain offerings, to pay 4% of the proceeds of those offerings to those individuals up to the amount of $480,350. We have since entered into agreements with ten of those investors canceling the warrants granted to Mr. Verchick and releasing Recom from the obligation to pay all but approximately $21,000 of the $480,350.

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•	On November 1, 2002, we entered into a two-year consulting agreement with Mr. Ellsworth Roston, who then became one of our directors pursuant to that agreement. Under the terms of that agreement, we granted to Mr. Roston, among other things, Roston 225,000 “restricted” common shares (75,000 shares pre-split) and five-year warrants to purchase an additional 450,000 common shares (150,000 shares pre-split) at $1.67 per share. For a description of the full terms of that agreement see that section of this prospectus captioned “Management—Employment And Consulting Agreements With Management”.

•	On February 14, 2003, we entered into a three-year consulting agreement with Dr. Lowell T. Harmison, who later became one of our directors. Under the terms of that agreement, we granted to Dr. Harmison, among other things, (1) fully vested options entitling him to purchase 108,000 common shares (36,000 shares pre-split) at $0.97 per share, and (2) options entitling him to purchase an additional 108,000 common shares (36,000 shares pre-split) at $0.97 per share subject to vesting over twelve quarters. All of the aforesaid options are exercisable over five years after vesting. For a description of the full terms of that agreement see that section of this prospectus captioned “Management—Employment And Consulting Agreements With Management”.

•	On April 8, 2003, we sold to Mr. Mitchell Stein 112,812 common shares (37,604 shares pre-split) for $100,000 in cash and $150,000 in expenses and equipment. Mr. Stein is the spouse of Ms. Tracey Hampton, who owns and controls ARC Finance Group, LLC, which owns approximately 69.6% of our outstanding common shares.

•	On May 15, 2003, we sold to Mr. Mitchell Stein 16,000 units at $3 per unit for cash amounting to $48,000. Each unit consisted of one common share and one warrant. Each warrant is exercisable at $3 until May 14, 2004. Upon exercise of the warrants, Mr. Stein will receive one common share and an additional warrant to purchase one common share $6 per share until November 15, 2004. The sale of units to Mr. Stein was part of a larger private placement on the same terms and conditions with two other investors. These warrants have since lapsed unexercised.

•	On July 24, 2003, we sold to Mr. Mitchell Stein 30,030 units at $3.33 per unit for cash amounting to $100,000. Each unit consisted of one common share and one warrant. Each warrant is exercisable at $3.33 until July 14, 2004. Upon exercise of the warrants, Mr. Stein will receive one common share and an additional warrant to purchase one common share at $6.66 per share until November 15, 2004. The sale of units to Mr. Stein was part of a larger private placement on the same terms and conditions with three other investors. These warrants have since lapsed unexercised.

Parent Corporation

ARC Finance Group, LLC, owns approximately  66.6% of our outstanding common shares. ARC Finance Group is principally owned and controlled by Ms. Tracey Hampton. As a consequence, Ms. Hampton has the ability, through ARC Finance Group, to elect a majority of our board of directors, and thereby control our management. Ms. Hampton also has the ability to control the outcome of corporate actions requiring shareholder approval, including mergers and other changes of corporate control, going private transactions, and other extraordinary transactions.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital consists of (1) 100,000,000 shares of common stock, par value $.001 per share, which are referred to in this prospectus as “common shares”, and (2) 10,000,000 shares of “blank check” preferred stock, par value $.001 per share, which are referred to in this prospectus as “preferred shares”, having such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board. On September 25, 2003, our board of directors designated 1,818,710 of the preferred shares as series ’A’ convertible preferred stock (these shares are referred to in this prospectus as “series ’A’ preferred shares”), with the rights, preferences, privileges and restrictions described below. On April 26, 2004, we increased the number of shares designated as series ‘A’ preferred shares to 3,000,000. As of October 31 , 2004, there were issued and outstanding  34,477,539 common shares and  842,197 series ’A’ preferred shares.

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Common Shares

Our common shareholders are entitled to one vote per share on all matters to be voted upon by those shareholders, and are also entitled to cumulative voting for the election of directors. Subject to the rights of our series ’A’ preferred shares, our common shareholders are entitled to receive ratably dividends as they may be declared by our board of directors out of funds legally available for that purpose. Subject to the rights of our series ’A’ preferred shares, upon the liquidation, dissolution, or winding up of Recom, our common shareholders will be entitled to share ratably in all of the assets which are legally available for distribution, after payment of all debts and other liabilities. Our common shareholders have no preemptive, subscription, redemption or conversion rights.

Preferred Shares

We may issue our preferred shares from time to time in one or more series as determined by our board of directors. The voting powers and preferences, the relative rights of each series, and the qualifications, limitations and restrictions thereof may be established by our board of directors without any further vote or action by our shareholders.

Series ’A’ Preferred Shares

Our series ’A’ preferred shares have the following rights, preferences, privileges and restrictions:

•	Rank—Our series ’A’ preferred shares rank senior to our common shares, and any other securities we may issue;

•	Dividends—Our series ’A’ preferred shareholders are entitled to receive an annual cumulative dividend on each share equal to $0.24 payable quarterly, on March 31, June 30, September 30 and December 31 of each year, either in cash from funds legally available for that purpose, or in kind, in the form of additional series ’A’ preferred shares, at our discretion. Dividends for the period between the October 2, 2003 sale of the shares and December 31, 2003 are pro rated based upon the actual number of days elapsed, assuming a 360- day year. If the dividend is paid in the form of series ’A’ preferred shares, each share which is paid will be valued at $3 per share.

•	Conversion—Each series ’A’ preferred share, together with any accrued dividends payable in series ’A’ preferred shares, is convertible at the option of the holder at any time into common shares on a one-for-one basis. The conversion price for the series ’A’ preferred shares is subject to certain weighted average anti-dilution adjustments.

•	Forced Conversion—We can force conversion of the series ’A’ preferred shares into common shares upon 45 days written notice to the holders of the shares in the event that:

o	our common shares are listed on a qualified national exchange (Nasdaq, AMEX or NYSE);

o	the closing bid price for our common shares as reported by the Nasdaq, AMEX or NYSE is at least $7.50 for 30 consecutive trading days ending within three trading days prior to the date of the written notice of conversion;

o	the average trading volume during any such 30 consecutive trading day period equals or exceeds 30,000 shares per day; and

o	the common shares underlying the series ’A’ preferred shares are covered by an effective registration statement filed with the SEC.

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•	Liquidation Rights—In the event of any liquidation, dissolution or winding up of Recom, either voluntary or involuntary, our series ’A’ preferred shareholders are entitled to receive an amount per share equal to the greater of $3 for each outstanding share plus accrued and unpaid dividends, as adjusted for stock dividends, stock distributions, splits, combinations or recapitalizations, or the amount such shareholders would be entitled to receive had they converted their series ’A’ preferred shares into common shares. These rights are prior and in preference to any distribution of any of our assets to our common shareholders or holders of any other series or class of preferred shares.

•	Voting Rights—Our series ’A’ preferred shareholders have the right to vote on an as-converted basis, with our common shareholders on all matters submitted to a vote of our shareholders. In addition, we cannot, without the prior approval of the holders of at least a majority of our then issued and series ’A’ preferred shares voting as a separate class:

o	issue or create any series or class of equity securities with rights superior to or on a parity with our series ’A’ preferred shares or increase the rights or preferences of any series or class of equity securities having rights or preferences that are junior to our series ’A’ preferred shares so as to make the rights or preferences of such series or class equal or senior to our series ’A’ preferred shares;

o	pay any cash dividends on shares of our capital stock; or

o	effect any exchange or reclassification of any stock affecting our series ’A’ preferred shares or a recapitalization involving Recom and our subsidiaries, if any, taken as a whole;

Further, we cannot, without the approval of each series ’A’ preferred shareholder:

o	effect any amendment of our Certificate of Incorporation or Bylaws which would materially and adversely affect his or her rights as a shareholder; or

o	amend, alter, or repeal the preferences, special rights, or other powers of the series ’A’ preferred shares so as to adversely effect the shareholder.

Options And Warrants Convertible into Common Shares

As of October 31 , 2004, there were outstanding common share purchase options or warrants entitling the holders to purchase up to  4,441,256 common shares at an average weighted exercise price of  $2.30 per share.

Delaware Business Combination Act

As a Delaware corporation, we are subject to the Delaware Business Combination Act which precludes a shareholder who owns 15% or more of our shares from entering into a “business combination” involving our company for a period of three years, unless (1) our board of directors approves the combination before the shareholder acquires the 15% interest; (2) the interested shareholder acquires at least 85% of our shares as part of the transaction in which he acquired the initial 15%, excluding shares owned by our officers who are also directors and voting stock held by employee benefit plans; or (3) the combination is approved by our board of directors by a majority vote and two-thirds of our other shareholders at a duly called shareholders’ meeting. A “business combination” is defined as (1) a merger or consolidation requiring shareholder approval, (2) the sale, lease, pledge, or other disposition of our assets, including by dissolution, having at least 50% of the entire asset value of our company, or (3) a proposed tender or exchange offer of 50% or more of our voting stock.

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EQUITY COMPENSATION PLANS

Summary Equity Compensation Plan Data

The following table sets forth information compiled on an aggregate basis, with respect to equity compensation plans, including individual compensation arrangements as of December 31, 2003 under which we are granted or are authorized to issue equity securities to employees or non-employees in exchange for consideration in the form of goods or services:

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants Or Rights	Weighted- Average Exercise Price Of Outstanding Options, Warrants And Rights	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights)
Equity compensation plans approved by shareholders: Recom Managed Systems, Inc. 2002 Stock Plan	2,149,000	$1.21	3,851,000
Equity compensation plans not approved by shareholders: Recom Managed Systems, Inc. 2003 Nonqualified Stock Option And Stock Plan	—	$—	1,187,273
Stand-alone grants	537,000	$2.12	—
Total	2,686,000	$1.39	5,038,273

Description of Equity Compensation Plans Approved By Shareholders

Recom has one equity compensation plan or arrangement that has been approved by our shareholders, the Recom Managed Systems, Inc. 2002 Stock Plan (the “2002 Stock Plan”). Recom adopted the 2002 Stock Plan, pursuant to which 6,000,000 common shares (2,000,000 shares pre-split) were originally reserved for issuance, on November 1, 2002. Shareholder approval was received on June 5, 2003.

The 2002 Stock Plan was adopted by our board of directors as a vehicle to encourage and provide for the acquisition of an equity interest in Recom by our employees, officers, directors and consultants. Our board believes the plan will enable us to attract and retain the services of key employees, officers, directors and consultants upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent, and to motivate those individuals by providing additional incentives and motivation toward superior performance.

The 2002 Stock Plan allows our board of directors, or a committee established by our board, to award restricted stock and stock options from time to time to our employees, officers, directors and consultants. The board has the power to determine at the time an option is granted whether the option will be an incentive stock option, which is an option which qualifies under Section 422 of the Internal Revenue Code of 1986, or an option which is not an incentive stock option. Incentive stock options may only be granted to persons who are our employees. Vesting provisions are determined by our board at the time options are granted. Options may be exercisable by the payment of cash or by other means as authorized by the committee or our board of directors.

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The 2003 Stock Plan also provides that our board of directors, or a committee established by our board, may issue restricted stock pursuant to restricted stock right agreements which will contain such terms and conditions as our board or committee determines.

As of October 31 , 2004, there were 3,097,000 common shares issued or reserved for issuance under the 2002 Stock Plan, and 3,950,000 common shares available for issuance.

Description of Equity Compensation Plans Not Approved By Shareholders

2003 Stock Plan

Recom has one formal stock plan considered to be an equity compensation plan or arrangement that has not been approved to date by our shareholders, the Recom Managed Systems, Inc. 2003 Nonqualified Stock Option And Stock Plan (the “2003 Stock Plan”). Recom adopted the 2003 Stock Plan, pursuant to which 1,500,000 common shares (500,000 shares pre-split) were originally reserved for issuance, on March 31, 2003. The 2003 Stock Plan was adopted by our board of directors as a vehicle to encourage and provide for the acquisition of an equity interest in Recom by our employees, officers, directors and consultants. Our board believes the plan will enable us to attract and retain the services of key employees, officers, directors and consultants upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent, and to motivate those individuals by providing additional incentives and motivation toward superior performance.

The 2003 Stock Plan allows our board of directors to grant stock options or issue stock from time to time to our employees, officers, directors and consultants. Options granted under the 2003 Plan do not qualify under Section 422 of the Internal Revenue Code as incentive stock options.

The 2003 Plan also provides that our board of directors, or a committee, may issue free-trading or restricted stock pursuant to stock right agreements containing such terms and conditions as our board of directors deems appropriate.

As of October 31 , 2004, there were  635,231 common shares issued or reserved for issuance under the 2003 Stock Plan, and  864,769 common shares available for issuance.

On March 26, 2003, we filed with the SEC a registration statement on form S-8 for the purpose of registering the common shares issuable under our 2003 Stock Plan under the Securities Act of 1933. We have, to date, principally used the 2003 Stock Plan to grant registered common shares to selected consultants as compensation for services, while utilizing the 2002 Stock Plan for unregistered grants of stock and options to directors, officers, employees and other consultants.

The stand-alone grant to Mr. Marvin Fink of 2,100,000 “restricted” shares under his employment agreement pursuant to which he agreed to become our Chief Executive Officer, President and Chairman of the Board; the stand-alone grant to B Technologies of 600,000 “restricted” common shares under the terms of the loan-out agreement by which we procured the services of Mr. Budimir S. Drakulic as our Vice President and Chief Technology Officer, and the stand-alone grant to Mr. Ellsworth Roston of 225,000 “restricted” common shares and warrants entitling him to purchase an additional 450,000 common shares under the terms of his consulting agreement with our company, each constitute an equity compensation plan or arrangement that has not been approved to date by our shareholders. For further information relating to these transactions, see that section of this prospectus captioned “Management—Employment And Consulting Agreements With Management”.

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Stand-Alone Grants

From time to time our board of directors grants common share purchase options or warrants to selected directors, officers, employees, consultants, advisors or vendors in payment of goods or services provided by such persons on a stand-alone basis outside of any of our formal stock plans. The terms of these grants are individually negotiated.

MARKET FOR SECURITIES

Description Of Market

Our common shares are currently quoted on the OTCBB under the symbol “RECM.” The following table sets forth the quarterly high and low bid prices for our common shares on the OTCBB for the periods indicated. The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions. The prices have been adjusted to reflect a 3 for 1 stock split that was effective on April 11, 2003.

		Bid Price
Period	Volume	High	Low
2004:
Third Quarter	6,462,439	$4.90	$0.07
Second Quarter	6,265,699	$8.90	$4.07
First Quarter	5,541,962	$6.15	$3.05
2003:
Fourth Quarter	3,808,295	$5.15	$2.70
Third Quarter	3,683,800	5.55	3.24
Second Quarter	2,494,700	4.20	1.98
First Quarter	1,464,600	2.30	0.88
2002:
Fourth Quarter	1,264,800	$3.97	$0.08

As of October 31 , 2004, the last reported closing price for our common shares as reported on the OTCBB was  $3.165 per share. A shareholders’ list provided by our transfer agent showed 368 registered shareholders as of October 31 , 2004. This number excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Dividend Policy

We have never paid any cash dividends on our common shares, and we do not anticipate that we will pay any dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion development of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board may deem relevant at that time.

43

SELLING SHAREHOLDERS

The following table sets forth the total number of common shares beneficially owned by each of the selling shareholders as of October 31 , 2004, the total number of common shares they may sell under this prospectus, and the number of common shares they will own thereafter assuming no other acquisitions or dispositions of common shares. The number and percentage of shares beneficially owned before and after the sales is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. See footnote (1) to this table. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.

The selling shareholders are under no obligation to sell all or any portion of the common shares offered for sale under this prospectus. Accordingly, no estimate can be given as to the amount or percentage of our common shares that will ultimately be held by the selling shareholders upon termination of sales pursuant to this prospectus.

The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to (1) stock dividends, stock distributions, splits, combinations or recapitalizations; or (2) the triggering of certain anti-dilution provisions were we to sell securities at a price below the price at which we sold those shares. For a description of this latter mechanism, see “Description of Capital Stock—Series ’A’ Preferred Shares”.

Unless otherwise stated below, to our knowledge no selling shareholder nor any of affiliate of such shareholder has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. To our knowledge, the only selling shareholder who is a broker-dealer or an affiliate of a broker-dealer within the meaning of Rule 405 are Maxim Group, LLC and Jenkins Capital Management, LLC.

									Common Shares
			Common Shares Owned							Held
			or Acquirable Before Sales (1)						After Sales (2)

			Underlying
		Underlying	Common					Common
		Series ‘A’	Share					Shares
	Held	Preferred	Purchase					Offered
Selling Shareholder	Outright	Shares	Warrants		Total		%	For Sale	Number	%

Allen, Bernd	8,334	—	4,167	(13)	12,501		*	12,501	0	0%
Anszelowicz, Marcos	16,667	—	8,334	(13)	25,001		*	25,001	0	0%
Anthony Polak, IRA	—	16,668	8,334	(13)	25,002		*	25,002	0	0%
Asher, Donald	33,334	—	16,667	(13)	50,001		*	50,001	0	0%
Aurelius Consulting Group, Inc.	25,000	—	—		25,000		*	8,000	17,000	* %
Axius Holdings, LLC (4)	16,667	—	8,334	(13)	25,001		*	25,001	0	0%
Banks, Jamie	—	4,167	2,084	(13)	6,251		*	6,251	0	0%
Beaber, Rex Julian	80,000	—	—		80,000	(14)	*	80,000	0	0%
Bergman, Ronald	8,334	—	4,167	(13)	12,501		*	12,501	0	0%
Berkowitz, Steven and Pamela	—	8,334	4,167	(13)	12,501		*	12,501	0	0%
Binder, Hermann	8,334	—	4,167	(13)	12,501		*	12,501	0	0%
Brazier, Stephen	8,334	—	4,167	(13)	12,501		*	12,501	0	0%
Burdick, Kenneth and Denise	8,334	—	4,167	(13)	12,501		*	12,501	0	0%
Catherine Polak Trust	—	8,334	4,167	(13)	12,501		*	12,501	0	0%
Chasanoff, Teddy	—	8,334	4,167	(13)	12,501		*	12,501	0	0%
Chatpar, Prem C.	16,667	—	8,334	(13)	25,001		*	25,001	0	0%
Chatwin, Michael	—	16,667	8,334	(13)	25,001		*	25,001	0	0%
Clarke, Kevin	—	8,334	4,167	(13)	12,501		*	12,501	0	0%
Coy, Geoffrey	8,334	—	4,167	(13)	12,501		*	12,501	0	0%
Damaco Venture Capital (5)	—	8,334	4,167	(13)	12,501		*	12,501	0	0%
D’Amato, Alfonse	33,334	—	16,667	(13)	50,001		*	50,001	0	0%
Dean Erickson Irrevocable Trust	16,667	—	8,334	(13)	25,001		*	25,001	0	0%
Doubovik, Alexei and Filek, Tatyana	16,667	—	8,334	(13)	25,001		*	25,001	0	0%

44

								Common Shares
			Common Shares Owned						Held
			or Acquirable Before Sales (1)					After Sales (2)

			Underlying
		Underlying	Common				Common
		Series ‘A’	Share				Shares
	Held	Preferred	Purchase				Offered
Selling Shareholder	Outright	Shares	Warrants		Total	%	For Sale	Number	%

Englebert, Mark	—	8,334	4,167	(13)	12,501	*	12,501	0	0%
Equity Interest Inc. (5)	—	8,334	4,167	(13)	12,501	*	12,501	0	0%
Ferrari, Michael	4,167	—	2,084	(13)	6,251	*	6,251	0	0%
Fixel, Arthur and Deborah	8,334	—	4,167	(13)	12,501	*	12,501	0	0%
Fountain, Derward G.	8,334	—	4,167	(13)	12,501	*	12,501	0	0%
Fryer, Leonard and Michael Ann	12,000	—	6,000	(13)	18,000	*	18,000	0	0%
Garfinkle, Arthur	—	16,667	8,334	(13)	25,001	*	25,001	0	0%
Ghauri, Najeeb	—	8,334	4,167	(13)	12,501	*	12,501	0	0%
Goodge, Genevieve R.	2,083	—	1,042	(13)	3,125	*	3,125	0	0%
Greenbaum, Leonard	—	16,667	8,334	(13)	25,001	*	25,001	0	0%
Grodko, Jeffrey	4,167	—	2,084	(13)	6,251	*	6,251	0	0%
Grodko, Allen	4,167	—	2,084	(13)	6,251	*	6,251	0	0%
Gross, John	—	8,334	4,167	(13)	12,501	*	12,501	0	0%
Guirguis, Allen B.	—	33,334	16,667	(13)	50,001	*	50,001	0	0%
Haddad, Charles	—	16,668	8,334	(13)	25,002	*	25,002	0	0%
Halikas, James	16,667	—	8,334	(13)	25,001	*	25,001	0	0%
Halpern, Bart	16,667	—	8,334	(13)	25,001	*	25,001	0	0%
Harley, Michael	—	33,334	16,667	(13)	50,001	*	50,001	0	0%
Hight, Randall	—	8,334	4,167	(13)	12,501	*	12,501	0	0%
Himpele, Richard	8,334	—	4,167	(13)	12,501	*	12,501	0	0%
Jack Polak IRA	—	8,334	4,167	(13)	12,501	*	12,501	0	0%
Jenkins Capital Management, LLC (6)	—	—	12,506	(15)	12,506	*	12,506	0	0%
Jegou, Peter J.	3,333	—	1,667	(13)	5,000	*	5,000	0	0%
John O’Neal Johnston Trust	4,167	—	2,084	(13)	6,251	*	6,251	0	0%
Judith T. Huff Revocable Living Trust	—	4,167	2,084	(13)	6,251	*	6,251	0	0%
Kamins, David	4,167	—	2,084	(13)	6,251	*	6,251	0	0%
Kaufman, Robert	—	16,667	8,334	(13)	25,001	*	25,001	0	0%
Kennan, Christopher	16,667	—	8,334	(13)	25,001	*	25,001	0	0%
Kent, Richard	33,334	10,000	21,667	(13)	65,001	*	65,001	0	0%
Margrit Polack S Account	—	8,334	4,167	(13)	12,501	*	12,501	0	0%
Laden, Susan	8,334	—	4,167	(13)	12,501	*	12,501	0	0%

45

								Common Shares
			Common Shares Owned						Held
			or Acquirable Before Sales (1)					After Sales (2)

			Underlying
		Underlying	Common				Common
		Series ‘A’	Share				Shares
	Held	Preferred	Purchase				Offered
Selling Shareholder	Outright	Shares	Warrants		Total	%	For Sale	Number	%

Landing Wholesale Group (7)	6,667	—	3,334	(13)	10,001	*	10,001	0	0%
Largarticha, Richard C.	16,667	—	8,334	(13)	25,001	*	25,001	0	0%
Long, Leo	41,668	—	20,834	(13)	62,502	*	62,502	0	0%
Marotta, Joseph and Nancy	8,334	—	4,167	(13)	12,501	*	12,501	0	0%
Maxim Group, LLC (8)	—	170,955	256,433	(16)	256,433	*	256,433	0	0%
McClure, Ian	—	8,334	4,167	(13)	25,001	*	25,001	0	0%
Morgan Witt Alliance (9)	316,673	—	158,337	(13)	475,010	1.4%	475,010	0	0%
O’Silver, Arthur, Trustee of the Arthur
O’Silver Trust	16,667	—	8,334	(13)	25,001	*	25,001	0	0%
Otape Investments LLC (10)	—	83,335	41,668	(13)	125,003	*	125,003	0	0%
Pearlmutter, Lee	8,334	—	4,167	(13)	12,501	*	12,501	0	0%
Polak, Fred	—	8,334	4,167	(13)	12,501	*	12,501	0	0%
Richard Wallace IRA	8,334	—	4,167	(13)	12,501	*	12,501	0	0%
Richman, Catherine M.	2,500	—	1,250	(13)	3,750	*	3,750	0	0%
Richman, Joseph	4,167	—	2,084	(13)	6,251	*	6,251	0	0%
RL Capital Partners (11)	—	33,334	16,667	(13)	50,001	*	50,001	0	0%
Robinson, Jeffrey	8,334	—	4,167	(13)	12,501	*	12,501	0	0%
Ron Lazar IRA	—	16,667	8,334	(13)	25,001	*	25,001	0	0%
Rosenberg, Leslie and Sybil	—	8,334	4,167	(13)	12,501	*	12,501	0	0%
Rosenberg, Robert	16,667	—	8,334	(13)	25,001	*	25,001	0	0%
Rothschild, Jonathan	—	8,334	4,167	(13)	12,501	*	12,501	0	0%
Ryan, Earl James	—	8,334	4,167	(13)	12,501	*	12,501	0	0%
Saker, Wayne	33,334	—	16,667	(13)	50,001	*	50,001	0	0%
Sander, Bella	8,334	—	4,167	(13)	12,501	*	12,501	0	0%
Savey, W. R.	33,334	—	16,667	(13)	50,001	*	50,001	0	0%
Sands Brothers Venture Capital LLC (12)	—	16,667	8,334	(13)	25,001	*	25,001	0	0%
Sands Brothers Venture Capital II LLC (12)	—	16,667	8,334	(13)	25,001	*	25,001	0	0%
Sands Brothers Venture Capital III, LLC (12)	—	83,355	41,668	(13)	125,003	*	125,003	0	0%
Sands Brothers Venture Capital IV LLC (12)	—	33,334	16,667	(13)	50,001	*	50,001	0	0%
SB Mechanical Associates LLC (12)	—	16,667	8,334	(13)	25,001	*	25,001	0	0%
Shaw, Sr., Roy G.	—	16,667	8,334	(13)	25,001	*	25,001	0	0%
Stadmauer, Gary	—	8,334	4,167	(13)	12,501	*	12,501	0	0%
Stadmauer, Murray and Clare	—	8,334	4,167	(13)	12,501	*	12,501	0	0%
Stone, Michael	33,334	—	16,667	(13)	50,001	*	50,001	0	0%
Tarica, Michele	—	8,334	4,167	(13)	12,501	*	12,501	0	0%
Vallarino, Vincent	—	11,334	5,667	(13)	17,001	*	17,001	0	0%
Van Emon, Peter	3,333	—	1,667	(13)	5,000	*	5,000	0	0%
Viney, John		100,02	50,01	(13)	150,003	*	150,003	0	0%
Wallace, Richard	12,501	—	6,251	(13)	18,752	*	18,752	0	0%

46

								Common Shares
			Common Shares Owned						Held
			or Acquirable Before Sales (1)					After Sales (2)

			Underlying
		Underlying	Common				Common
		Series ‘A’	Share				Shares
	Held	Preferred	Purchase				Offered
Selling Shareholder	Outright	Shares	Warrants		Total	%	For Sale	Number	%

Warner, Larry and Rebecca	—	4,167	2,084	(13)	6,251	*	6,251	0	0%
Weinger, Jerold	—	33,334	16,667	(13)	50,001	*	50,001	0	0%
William Peterson Living Trust	—	8,334	4,167	(13)	12,501	*	12,501	0	0%
Wolkowicki, Shimon	16,667	—	8,334	(13)	25,001	*	25,001	0	0%
Young, Jonathan	—	16,667	8,334	(13)	25,001	*	25,001	0	0%

Total	1,055,778	842,197	1,165,426		3,063,401		3,046,401	17,000

*    Less than one percent.
(1)	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any common shares as to which a shareholder has sole or shared voting power or investment power, and also any common shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrant or conversion of UGC series ‘A’ preferred shares. There were 34,477,539 common shares outstanding as of October 31 , 2004.
(2)	Assumes the sale of all common shares offered under this prospectus.
(3)	Mr. Dave Gentry is the controlling person of Aurelius Consulting Group, Inc.
(4)	Mr. Henry Robertelli is the controlling person of Axius Holdings, LLC.
(5)	Mr. Jack Polak is the controlling person of Damaco Venture Capital and Equity Interest Inc.
(6)	Mr. Dave Jenkins is the controlling person of Jenkins Capital Management, LLC.
(7)	Mr. Andrew Bello is the controlling person of Landing Wholesale Group.
(8)	Mr. Michael Rabinowitz is the controlling person of the Maxim Group LLC.
(9)	Mr. Edward Witt is the controlling person for Morgan Witt Alliance.
(10)	Mr. James W. Santori is the controlling person of Otapi Investments LLC.
(11)	Mr. Ron Lazar is the controlling person of RL Capital Partners.
(12)	Mr. Martin Sands is the controlling person of Sands Brothers Venture Capital LLC, Sands Brothers Venture Capital II, LLC, Sands Brothers Venture Capital III, LLC, Sands Brothers Venture Capital IV, LLC, and SB Mechanical Associates LLC.
(13)	Common shares issuable upon the exercise of class ’C’ warrants.
(14)	Does not include 369,000 common shares held by Mr. Beaber which, pursuant to the terms of a settlement agreement, will be cancelled and returned to treasury upon the registration under this prospectus of 80,000 other common shares held by Mr. Beaber.
(15)	Includes 8,337 common shares to be issued upon the conversion of series ’A’ preferred shares and 4,169 common shares to be issued upon the exercise of class ’C’ warrants.
(16)	Includes 170,955 common shares to be issued upon the conversion of series ’A’ preferred shares and 85,478 common shares to be issued upon the exercise of class ’C’ warrants.

47

REGISTRATION RIGHTS

From October through December 2003, we raised $5,378,650 in gross proceeds from a private placement to 100 investors effected through Maxim Group, LLC, a registered broker-dealer, as placement agent, pursuant to which we sold:

•	1,792,976 series ’A’ convertible preferred shares, with each share convertible into one common share; and

•	896,488 Class ’C’ warrants, each warrant entitling the holder to purchase one common share for $3.75.

Under our placement agency agreement with Maxim Group, we were obligated to pay it in cash (1) an amount equal to 8% of funds raised in cash as its placement fee, (2) a non-accountable expense allowance equal to 2% of the gross proceeds of the placement, and (3) legal fees up to $20,000 and other offering expenses.  As additional consideration, we were also obligated to pay Maxim Group an amount of securities issuable under the private placement equal to 10% of all securities sold.  Pursuant to those obligations, we (1) paid Maxim Group $537,865 in cash as its placement fee, (2) paid or reimbursed Maxim Group $34,820 in cash for expenses, and (3) issued to Maxim Group placement agent’s unit purchase warrants entitling it to purchase a total of 179,292 series ’A’ convertible preferred shares and 89,646 class ’C’ warrants.  We also granted Maxim Group for a period of eighteen months a first right of refusal to manage selected private or public placements of our securities or to act as our financial advisor in the event of a merger, acquisition or other business combination.  We are also obligated to indemnify and defend Maxim Group and its affiliates from any liability arising from the private placement other than that attributable to its bad faith or gross negligence.

As part of the private placement, we entered into a registration rights agreements with the investors under which we agreed to file the registration statement of which this prospectus is a part in order to register (1) the common shares issuable upon the conversion of the series ’A’ convertible preferred shares; and (2) the common shares issuable upon the exercise of the conversion of the class ’C’ warrants.  The registration rights agreement required us to use our best efforts to file the registration statement as soon as reasonably practicable after the first closing for the offering, but in no event less than 90 days following the first closing.  If we failed to do so, the exercise price for the class ’C’ warrants would be reduced to $3 from  $3.75. The Company believes it fulfilled all its obligations and filed its registration statement in a timely manner. Notwithstanding the forgoing, the Company has decided to unilaterally lower the warrant exercise price to $3 effective as of October 1, 2004 as an accommodation to its investors due to the delay in receiving SEC approval of this registration statement.

48

In the registration statement of which this prospectus is a part, we are also registering a total of 8,000 common shares issued to Aurelius Consulting Group, Inc. pursuant to registration rights granted to that shareholder under a marketing agreement.

PLAN OF DISTRIBUTION

The common shares offered by this prospectus may be sold by the selling shareholders in one or more transactions at market prices prevailing at the time of the sale, at negotiated prices, at fixed prices which may be changed, or at prices related to prevailing market prices, or at varying prices determined at the time of sale. These sales may be effected by the selling shareholders at various times in (1) transactions effected on any national securities exchange or United States inter-dealer system of a registered national securities association on which the common shares may be listed or quoted at the time of sale; (2) transactions effected on the over-the-counter market; or (3) in private transactions and transactions effected otherwise than on these exchanges or systems or in the over-the-counter market. We will receive no proceeds from any resales of the shares offered under this prospectus.

The selling shareholders and their successors, including their transferees, pledgees or donees or their successors, may sell the common shares directly to a purchaser or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or the purchaser. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. These brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with these sales.

Our selling shareholders may also enter into hedging transactions, and persons with whom they effect such transactions, including broker-dealers, may engage in short sales of our common shares. Our selling shareholders may also engage in short sales and short sales against the box, and in options, swaps, derivatives and other transactions in our securities, and may sell and deliver the shares covered by this prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares.

A selling shareholder may also pledge the shares offered under this prospectus pursuant to the margin provisions of customer agreements or otherwise. Upon delivery of the shares or a default by a selling shareholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

If necessary, the specific common shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

Our selling shareholders may be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act in connection with the sales and distributions contemplated under this prospectus, and may have civil liability under Section 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. Additionally, any profits which our selling shareholders may receive might be deemed to be underwriting compensation under the Securities Act.

The rules and regulations in Regulation M under the Securities Exchange Act of 1934 provide that during the period that any person is engaged in the distribution, as that term is defined in Regulation M, of our common shares, that person generally may not purchase common shares. The selling shareholders are subject to applicable provisions of the Securities Act of 1933 and Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of our common shares by the selling shareholders. The foregoing may affect the marketability of our common shares.

49

We have entered into registration rights agreements for the benefit of the selling shareholders to register the common shares under applicable federal and state securities laws. The registration rights agreements generally provide for cross-indemnification of those selling shareholders and us and each party’s respective directors, officers and controlling persons against liability in connection with the offer and sale of our stock, including liabilities under the Securities Act of 1933, and to contribute to payments the parties may be required to make in respect thereof. We have agreed to indemnify those selling shareholders and hold them harmless from certain liabilities under the Securities Act of 1933. We will bear all expenses relating to the sale of our common shares under this prospectus, except that the selling shareholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling shareholders.

Any common shares offered under this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may also be sold under Rule 144 rather than pursuant to this prospectus.

As long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors, generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell the common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

50

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 1, 2003, we dismissed our independent auditor, Burnett + Company, LLC, and on December 2, 2003, we engaged Stonefield Josephson, Inc. as our independent auditor for the fiscal year ending December 31, 2003. The decision to dismiss Burnett + Company was approved by our board of directors.

Burnett + Company’s reports on our financial statements as of and for the years ended December 31, 2002 and December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion, nor were they modified as to uncertainty, audit scope, or accounting principles. During the periods ended December 31, 2001 and December 31, 2002, and the interim period from January 1, 2003 through the date of Burnett + Company’s dismissal, we did not have any disagreements with Burnett + Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Burnett + Company’s satisfaction, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

Prior to engaging Stonefield Josephson, we did not consult with Stonefield Josephson regarding the application of accounting principles to a specified completed or contemplated transaction or the type of audit opinion that might be rendered on our financial statements.

TRANSFER AGENT

The transfer agent for our common shares is Atlas Stock Transfer Corporation, 5899 South State Street, Salt Lake City, Utah 84107. We act as our own transfer agent with regard to our series ’A’ preferred shares and our outstanding common share purchase options and warrants.

LEGAL MATTERS

The validity of the issuance of the common shares to be sold by the selling shareholders under this prospectus and the underlying series ’A’ preferred shares and class ’C’ common share purchase warrants was passed upon for our company by Richardson & Patel LLP.

EXPERTS

The financial statements included in this prospectus have been audited by Stonefield Josephson, Inc., independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation, as amended, provide shall that we shall, to the maximum extent and in the manner under Delaware corporate law, indemnify each of our directors and officers against judgments, fines, settlements and other amounts, including expenses such as attorneys’ fees, actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. We may also have contractual indemnification obligations under our individual agreements with our directors, officers and employees, including an indemnification agreement we have entered into with Mr. Marvin Fink, our Chief Executive Officer and Chairman of the Board..

The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, including breaches resulting from negligent or grossly negligent behavior, except under certain situations defined by statute, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees, even though such actions, if successful, might otherwise benefit our company and shareholders. We believe that the indemnification provisions in our Articles of Incorporation are necessary to attract and retain qualified persons as directors and officers.

51

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on form SB-2 we have filed with the SEC. This prospectus does not contain all of the information set forth in that registration statement and the exhibits and schedules filed therewith because that information has been omitted from this prospectus in accordance with the SEC’s rules and regulations. You should refer to that registration statement and those exhibits and schedules for further information regarding our company and the common shares to be offered and sold under this prospectus. Please also note that any statements or descriptions contained in this prospectus relating to the contents of any contract or other document are not necessarily complete, and those statements or descriptions are qualified in all respects to the underlying contract or document in each instance where it is filed as an exhibit to the registration statement.

You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. Neither the delivery of this prospectus nor any sale or distribution made under this prospectus shall, under any circumstances, create any implication that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

We are also a voluntary reporting company under Section 15(d) of the Securities Act and, as such, voluntarily file annual reports on form 10-KSB, quarterly reports on form 10-QSB, proxy statements and other reports, statements and information with the SEC prepared in accordance with the requirements of the Exchange Act. While we mail our annual proxy materials and annual reports on form 10-KSB to our shareholders prior to our annual meeting of shareholders, we do not mail any other periodic reports and other information to our shareholders other than in response to specific requests for these materials.

You may review and print-out the registration statement containing this prospectus as well as any other reports and statements we may file with the SEC through its website at http://www.sec.gov. You may also inspect and copy any document we file with the SEC at its public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. For obtain information about these references rooms you should call the SEC at 1-800-SEC-0330.

You may also request a copy of any document we file with the SEC, at no cost, by either writing us at our principal executive offices located at 4705 Laurel Canyon Boulevard, Suite 203, Studio City, California 91607; telephoning us at (818) 432-4560; or e-mailing your request to info@recom-systems.com. Selected documents we file with the SEC are also available for print-out in pdf format on our corporate website at www.recom-systems.com.

52

RECOM MANAGED SYSTEMS, INC.

ANNUAL FINANCIAL STATEMENTS

DECEMBER 31, 2003

INDEPENDENT AUDITORS' REPORT

To The Board Of Directors And Stockholders Of Recom Managed Systems, Inc.
Studio City, California

We have audited the accompanying balance sheet of Recom Managed Systems, Inc. as of December 31, 2003 and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2003 and from inception of development stage (November 7, 2000) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that the Company plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Recom Managed Systems, Inc. as of December 31, 2003 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2003 and from inception of development stage (November 7, 2000) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.
Certified Public Accountants

January 30, 2004

F-1

RECOM MANAGED SYSTEMS, INC.
(A Development Stage Company)
BALANCE SHEET
December 31, 2003

December 31,2003

ASSETS
CURRENT ASSETS
Cash	$3,957,720
Prepaid expenses	130,749

Total current assets	4,088,469
Property, plant and equipment, net of accumulated depreciation of $39,751.	169,299
Intangible – patents, net of accumulated amortization of $11,146	157,828

TOTAL ASSETS	$4,415,596

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	158,282
Accrued dividend payable	107,575
Accrued expenses	324,999

Total current liabilities	590,856
STOCKHOLDERS’ EQUITY
Series ‘A’ convertible preferred stock, $.001 par value; 10,000,000 shares authorized; 1,792,975 shares issued and outstanding	$1,793
Common stock, $.001 par value; 100,000,000 shares authorized; 32,993,912 shares issued and outstanding	32,993
Additional paid-in capital	11,477,573
Deferred compensation	(232,020)
Deficit accumulated during development stage	(7,455,599)

TOTAL STOCKHOLDERS’ EQUITY	3,824,740

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,415,596

The accompanying notes are an integral part of these financial statements.

F-2

RECOM MANAGED SYSTEMS, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
For The Years Ended December 31, 2003 And 2002 And From Inception
Of Development Stage (November 7, 2000) To December 31, 2003

	For the Years Ended December 31,		From Inception of Development Stage (Nov. 7, 2000) to

	2003	2002	Dec. 31, 2003

Revenue	$—	$—	$—
Research and development	497,631	67,500	565,131
General and administrative expenses	4,813,746	144,454	5,044,873

Total expense	5,311,377	211,954	5,610,004
Provision for income taxes	—	—	—

Net loss	$(5,311,377)	$(211,954)	$(5,610,004)
Preferred dividend	1,953,170	—	1,953,170

Net loss attributed to common stockholders	$(7,264,547)	$(211,954)	$(7,563,174)

Basic and diluted loss per share	$(0.17)	$(0.02)	$(0.37)

Basic and diluted loss per share attributed to common stockholders	$(0.23)	$(0.02)	$(0.49)

Weighted average shares outstanding— basic and diluted	31,765,404	11,609,162	15,311,041

The accompanying notes are an integral part of these financial statements.

F-3

RECOM MANAGED SYSTEMS, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS’ EQUITY
From Inception Of Development Stage (November 7, 2000) To December 31, 2003

	Common Stock		Series ‘A’ Convertible Preferred Stock		Additional Paid-	Deferred	Deficit Accumulated During Development	From Inception (Nov. 7, 2000) To Dec. 31,
	Shares	Amount	Shares	Amount	in Capital	Compensation	Stage	2003

2000:
Balance November 7, 2000 (as restated for 3:1 stock split)	4,139,784	$ 4,139	—	$ —	$ (4,139)	$ —	$ —	$ —
Contributed capital	—	—	—		35,000	—	—	35,000
Net loss	—	—	—	—	—	—	(36,673)	(36,673)

Balance December 31, 2000	4,139,784	4,139	—	—	30,861	—	(36,673)	(1,673)
2001:
Capital contributed	—	—	—	—	45,000	—	—	45,000
Shares issued for services July 2001 – $0.033	150,000	150	—	—	4,850	—	—	5,000
Net loss	—	—	—	—	—	—	(50,000)	(50,000)

Balance December 31, 2001	4,289,784	4,289	—	—	80,711	—	(86,673)	(1,673)
Capital contributed	—	—	—	—	56,400	—	—	56,400
Warrants issued for cash	—	—	—	—	125,000	—	—	125,000
Issuance of common stock for:			—	—
Technology – Sept. 2002 – $0.006	23,400,000	23,400	—	—	54,623	—	—	78,023
Services rendered – Oct. 2002 – $0.021	2,925,000	2,925	—	—	17,958	(19,678)	—	1,205
Cash – Oct 2002 – $0.03	564,810	565	—	—	17,221	—	—	17,786
Cash – Nov 2002 – $2.66	71,250	71	—	—	189,929	—	—	190,000
Contributed services – officer	—	—	—	—	20,000	—	—	20,000

(continued on next page)

F-4

RECOM MANAGED SYSTEMS, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS’ EQUITY
From Inception Of Development Stage (November 7, 2000) To December 31, 2003
(Continued)

	Common Stock		Series ‘A’ ConvertiblePreferred Stock		Additional Paid-in	Deferred	Deficit Accumulated During Development	From Inception (Nov. 7, 2000) To Dec. 31,
	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	2003

Warrants issued for services	—	—	—	—	5,324	—	—	5,324
Net loss	—	—	—	—	—	—	(211,954)	(211,954)

Balance December 31, 2002	31,250,844	$ 31,250	—	$ —	$ 567,166	$ (19,678)	$ (298,627)	$ 280,111

2003:
Issuance of common stock for cash andcontributed property – April 2003 – $2.22	112,812	$ 113	—		$ 249,887	$ —	$ —	$ 250,000
Issuance of common stock for cash:
May 2003 – $3.00	82,667	83	—	$ —	247,917	—	—	248,000
May 2003 – $3.33	75,075	75	—		249,925	—	—	250,000
Issuance of common stock for services:				—
April 2003 – $2.80	147,192	147	—	—	411,654	—	—	411,801
April 2003 – $3.15	11,045	11	—		34,780	—	—	34,791
July 2003 – $3.67	111,625	112	—	—	410,192	—	—	410,304
August 2003 – $3.68	33,188	33	—	—	121,103	—	—	121,136
September 2003 – $3.77	24,292	24	—	—	91,673	—	—	91,697
October 2003 – $4.78	15,385	15	—	—	73,525	—	—	73,540
November 2003 – $3.65	18,834	19	—	—	68,783	—	—	68,802
December 2003 – $3.60	5,953	6	—	—	21,425	—	—	21,431
Cashless exercise of warrants	1,105,000	1,105	—	—	(1,105)	—	—	—

(continued on next page)

F-5

RECOM MANAGED SYSTEMS, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS’ EQUITY
From Inception Of Development Stage (November 7, 2000) To December 31, 2003

	Common Stock		Series ‘A’ Convertible Preferred Stock		Additional Paid-in	Deferred	Deficit Accumulated During Development	From Inception (Nov. 7, 2000) To Dec. 31
	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	2003

Contributed services – officer	—	—	—	—	80,000	—	—	80,000
Employee stock options issued below market	—	—	—	—	38,400	—	—	38,400
Amortization of deferred compensation	—	—	—	—	—	6,668	—	6,668
Options and warrants issued for:
Services	—	—	—	—	2,196,068	(219,010)	—	1,977,058
Financing cost	—	—	—	—	74,088	—	—	74,088
Issuance of preferred stock for cash	—	—	1,792,975	1,793	5,376,857	—	—	5,378,650
Series ‘A’ preferred offering expenses	—	—	—	—	(572,785)	—	—	(572,785)
Preferred stock beneficial conversion feature	—	—	—	—	896,474	—	(896,474)	—
Allocation of fair value to warrants	—	—	—	—	949,121	—	(949,121)	—
Preferred stock accrued dividend payable	—	—	—	—	(107,575)	—	—	(107,575)
Net loss	—	—	—	—	—	—	(5,311,377)	(5,311,377)

Balance December 31, 2003	32,993,912	$ 32,993	1,792,975	$ 1,793	$ 11,477,573	$ (232,020)	$ (7,455,599)	$ 3,824,740

The accompanying notes are an integral part of these financial statements.

F-6

RECOM MANAGED SYSTEMS, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
For The Years Ended December 31, 2003 And 2002 And From
Inception Of Development Stage (November 7, 2000) To December 31, 2003

	For the Years Ended December 31		From Inception of Development Stage (Nov. 7, 2000)
	2003	2002	to Dec. 31, 2003

Cash flow from operating activities:
Net loss	$ (5,311,377)	$ (211,954)	$ (5,610,004)
Adjustments to reconcile net loss tonet cash used in operating activities:
Depreciation	50,897	693	51,590
Amortization of deferred compensation	6,668	1,205	7,873
Salary as contributed capital	80,000	20,000	100,000
Common stock issued for services	1,383,503	1,205	1,388,503
Options and warrants issued for services and financing	2,089,546	—	2,094,870
Change in assets and liabilities:
Prepaid expenses	(92,934)	(37,815)	(130,749)
Accounts payable and accrued expenses	470,517	2,829	483,281

Net cash used in operating activities	(1,323,180)	(219,718)	(1,614,636)

Cash used in investing activities:
Purchase of equipment	(180,703)	(29,041)	(209,744)
Capitalized technology cost	(90,951)	—	(90,951)

Net cash used in investing activities	(271,654)	(29,041)	(300,695)

Cash flow from financing activities:
Capital contributions	—	56,400	136,400
Sale of common stock for cash	598,000	207,786	805,786
Sale of preferred stock for cash, net of expenses	5,805,865	—	4,805,865
Sale of warrants for cash	—	125,000	125,000

Net cash provided by financing activities	5,403,865	389,186	5,873,051

Net Increase (decrease) in cash and cash equivalents	3,809,031	140,427	3,957,720
Cash and cash equivalents at beginning of period	148,689	8,262	—

Cash and cash equivalents at end of period	$ 3,957,720	$ 148,689	$ 3,957,720

(continued on next page)

F-7

RECOM MANAGED SYSTEMS, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
For The Years Ended December 31, 2003 And 2002 And From
Inception Of Development Stage (November 7, 2000) To December 31, 2003
(Continued)

Supplemental Cash Flow Information:

For the years from inception of development stage (November 7, 2000) to December 31, 2003, the Company paid no interest or income taxes.

Supplement Investing and Financing Activities:

In September 2002, 23,400,000 shares of the Company’s common stock were issued for a patent valued at $78,023.

In October 2002, the Company issued 2,925,000 of the Company’s common stock as compensation under employment agreements with multi-year terms. The shares were valued at $20,883, the fair value of the stock at issuance date. The Company has recognized $7,873 of compensation expense for these agreements through December 31, 2003.

In November 2002, the Company issued warrants to a consultant to purchase the Company’s common stock under consulting contracts. The value of the warrants, based upon the fair value of the stock using the Black-Scholes option model is $5,324. The Company recorded compensation expense of $5,324 for this agreement.

The Company recorded compensation expense of $80,000 and $20,000 for the years ended December 31, 2003 and 2002, respectively for the Chief Executive Officer of the Company. This compensation was recorded as additional paid in capital.

During the year ended December 31, 2003, the Company issued 367,514 shares of common stock, for marketing and business services rendered during the period. These services were valued at $1,236,905 based upon the market value of the shares at the date of issuance.

The accompanying notes are an integral part of these financial statements.

F-8

1.       ORGANIZATIONAL MATTERS

Reorganization

On June 26, 2000, Recom Managed Systems, Inc. (the “Company”) (a Development Stage Company) filed a Voluntary Petition for Reorganization Under Chapter 11 of the Federal Bankruptcy Code and substantially curtained operations. The Plan of Reorganization was confirmed on November 7, 2000, at which date the Company became a development stage company under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7. This resulted in the post bankruptcy ownership group controlling approximately 87% of the common stock and the elimination of the outstanding liabilities and most assets.

On September 19, 2002, the Company issued 23,400,000 (7,800,000 pre-split) shares of common stock in exchange for intangible technology. The issuance of this stock resulted in a change of control, with the new ownership group controlling approximately 85% of the Company’s outstanding stock. See Note 3, “Asset Acquisition”. The Company is now developing technology in the medical device market focused on cardiac monitors and other diagnostic medical devices which monitor and measure the body’s physiological signals in order to detect and prevent medical complications and diseases.

Stock Split

On April 2, 2003, the Board of Directors declared a three-for-one stock split effective as of the close of business on April 11, 2003. All share amounts, exercise prices relating to share purchase options and warrants, and earnings per share in these financial statements and notes have been presented on a post-split basis unless stated otherwise.

Basis of Presentation

The Company has not generated any revenues to date, and no assurance can be given that the Company will produce successful commercial products or services. Further, no assurance can be given that the regulatory agencies, physicians, patients, or insurance providers will accept the products or services. However, the Company will continue its business plan to develop its line of products, which management currently believes will be ready for market approximately in late 2005. Management also believes that the Company has sufficient capital to fund its operations for up to 24 months of operations. The Company successfully raised approximately $4,806,000 in a unit offering, net of offering expenses (see Note 9, “Unit Offering”).

2.    SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates – These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, accordingly, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Specifically, management has estimated the expected economic life and value of its patents, the net operating loss for tax purposes and the stock, option and warrant expenses related to compensation to consultants and investment banks. Actual results could differ from those estimates.

Fair Value of Financial Instruments – For certain of the Company's financial instruments, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their relatively short maturities.

Cash and Equivalents – Cash equivalents are comprised of certain highly liquid investments with maturity of three months or less when purchased. The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses in such account.

Equipment – Equipment is recorded at historical cost. Maintenance and repairs are expensed as incurred. Depreciation is provided by the straight-line method over three to five years.

F-9

Intangible and Long-Lived Assets –The Company follows SFAS No. 144, Accounting for Impairment of Disposal of Long-Lived Assets”, which established a “primary asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long lived asset to be held and used.

Advertising Costs – The Company expenses advertising costs as incurred. The Company had advertising costs of $11,800 for the year ended December 31, 2003 and did not have any advertising costs in the year ended December 31, 2002.

Research and Development Costs – Research and development costs consist of expenditures for the research and development of patents, which are not capitalizable. The Company’s research and development costs consist mainly of payroll and payroll related expenses, consultants and FDA regulatory expenses.

Stock Based Compensation – SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of the grant or the date at which the performance of the services is completed and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation to employees. The Company has elected to use the intrinsic value based method for its employees and directors and has disclosed the pro f orma effect of using the fair value based method to account for its stock-based compensation to employees.

The Company uses the fair value method for equity instruments granted to non-employees and uses the Black Scholes model for measuring the fair value. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed and is recognized over the periods in which the related services are rendered.

Pro Forma Information

Pro forma information regarding the effects on operations as required by SFAS No. 123 and SFAS No. 148, has been determined as if the Company had accounted for its employee stock options under the fair value method of those statements. Pro forma information is computer using the Black Scholes method at the date of grant based on the following assumptions ranges: (i) risk free interest rate of 1.42% to3.13%; (ii) dividend yield of 0%; (iii) volatility factor of the expected market price of the Company's common stock of 53.84% to 158.48%; and (iv) an expected life of the options of 1.5 years.

This option valuation model requires input of highly subjective assumptions. Because the Company's employee common stock purchase options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value of estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of fair value of its employee common stock purchase options.

F-10

The Company's pro forma information is as follows:
	For the Year Ended December 31, 2003	For the Year Ended December 31, 2002

Net loss as reported	$(5,311,377)	$(211,954)
Current period expense calculated under APB 25	38,400	—
Stock compensation calculated under SFAS 123	(730,865)	—

Pro forma net loss	$(6,003,842)	$(211,954)

Basic and diluted historical loss per share	$(0.17)	$(0.02)

Pro forma basic and diluted loss per share	$(0.19)	$(0.02)

Income Taxes – Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on the difference between the financial statement bases and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is recorded to reduce a deferred tax asset to that portion that is expected to more likely than not be realized.

Net Loss Per Share – The Company uses SFAS No. 128, "Earnings Per Share" for calculating the basic and diluted loss per share. Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. Common equivalent shares are excluded from the computation of net loss per share if their effect is anti-dilutive.

The Company reported a net loss per share of $0.17 for the year ended December 31, 2003 and $0.02 for the year ended December 31, 2002. For the years ended December 31, 2003 and 2002, 7,121,431 potential shares and 1,800,000 potential shares, respectively, were excluded from the shares used to calculate diluted earnings per share as their effect is anti-dilutive.

Comprehensive Income – Comprehensive income is not presented in the Company's financial statements since the Company did not have any of the items of other comprehensive income in any period presented.

New Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities.” Interpretation 46 changes the criteria by which one company includes another entity in its consolidated financial statements. Previously, the criteria were based on control through voting interest. Interpretation 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity's residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity.

In December 2003 the FASB concluded to revise certain elements of FIN 46, which will be issued shortly. The FASB also modified the effective date of FIN 46. For all entities that were previously considered special purpose entities, FIN 46 should be applied in periods ending after December 15, 2003. Otherwise, FIN 46 is to be applied for registrants who file under Regulation S-X in periods ending after March 15, 2004, and for registrants who file under Regulation S-B in periods ending after December 15, 2003. The Company does not expect the adoption to have a material impact on the Company's financial position or results of operations.

F-11

During April 2003, the FASB issued SFAS 149 - "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. In addition, except as stated below, all provisions of this Statement should be applied prospectively. The provisions of this Statement that relate to Statement 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, paragraphs 7(a) and 23(a), which relate to forward purchases or sales of when issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The Company does not participate in such transactions, however, is evaluating the effect of this new pronouncement, if any, and will adopt FASB 149 within the prescribed time.

During May 2003, the FASB issued SFAS 150 - "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a freestanding financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, Elements of Financial Statements. The Company is evaluating the effect of this new pronouncement and will adopt FASB 150 within the prescribed time.

3.    ASSET ACQUISITION

On September 19, 2002, the Company acquired certain know how, trade secrets and other proprietary intellectual property rights relating to the development of a human biomedical signal amplification equipment and technology, referred to in these financial statement as the "Signal Technologies", from ARC Finance Group, LLC (“ARC”) in exchange for 23,400,000 shares of common stock (7,800,000 shares pre-split). As a result of this transaction, ARC acquired approximately 84.5% of the Company's outstanding shares. The Company has valued the issuance of the common stock at $78,023, which was ARC Finance Group’s historical cost basis for the patents.

4.   PROPERTY, PLANT AND EQUIPMENT

The Company’s property, plant and equipment as of December 31, 2003 are as follows:
December 31, 2003

Computer equipment	$68,070
Leasehold improvements	66,792
Furniture and fixtures	50,000
Software	15,904
Other equipment	8,284
Total property, plant and equipment	209,050
Accumulated depreciation	39,751

Property, plant and equipment, net	$169,299

F-12

5.   PATENTS AND TECHNOLOGY

The Company has one patent and three patent applications concerning its proprietary amplification technology which enables devices to more accurately discriminate physiological signals from electromagnetic background noise than existing amplification technologies. See Note 13, “Subsequent Events” for a discussion of the recent FDA approval for the Company’s 12-lead, 24-hour ECG heart monitoring device. The value of the patent and the technology is recorded at the historical cost of $168,974 , with accumulated amortization of $11,146 of December 31, 2003. The Company inherited a licensing agreement with the patent acquisition and therefore the patent has been placed in service (see “Note 3”). The Company is amortizing the initial patent valued at $78,023 over the estimated useful life of 7 years. The aggregate amortization expense will be $56,000 over the next five years. The remaining balance in the intangible account is the cost of further development of the amplification technology including the patent application costs.

6.   OPERATING LEASE

The Company has one operating lease for its office space in Studio City, California. The lease expires on August 31, 2005. As of January 1, 2004, the lease was amended to add contiguous office space. The amended lease expires on August 31, 2005. The future lease payments until the end of the lease are $162,840.

7.   CONTINGENT SETTLEMENT PAYABLE

In conjunction with Dr. Budimir Drakulic becoming a Vice President and Chief Technology Officer, the Company also reached an agreement-in-principle with Dr. Drakulic to offer to sell common shares to certain individuals in order to protect the Company’s rights to the Signal Technologies. As part of that agreement, the Company agreed that should it raise more than $2 million in certain offerings, it would pay 4% of the proceeds of those offerings greater than $2 million to those individuals up to a maximum amount of $480,350. There are ongoing discussions with these individuals relative to the payment of this obligation based upon certain issues the Company believes may relieve it of the liability to make such payment. The Company has entered into settlement agreements totaling $110,000 of the maximum amount with four of those investors releasing the Company from the obligation to pay.

In October 2003, the Company raised $5,378,750 in a unit offering (See Note 9, “Unit Offering”), and at this time has a maximum potential obligation related to this offering of $104,241 (included in accounts payable and accrued expenses).

8.   INCOME TAXES

All prior net operating loss carryovers were eliminated due to change of ownership in September 2002. The Company has provided no current income taxes due to the losses incurred in 2003 and 2002. Net operating losses for tax purposes of $6,713,917 and $184,203 at December 31, 2003 and December 31, 2002, respectively, are available for carryover. The net operating losses will expire from 2022 through 2023. A 100% valuation allowance has been provided for the deferred tax benefit resulting from the net operating loss carryover. The Company has recorded a valuation allowance for the full amount of the deferred tax asset resulting from the net operating loss carryover due to the reorganized Company's limited operating history. In addressing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. A reconciliation of the statutory Federal income tax rate and the effective income tax rate for the year ended December 31, 2003 and 2002 follows:
	December 31,2003	December 31,2003

Statutory federal income tax rate	(35)%	(35)%
Accounting effect of:
Consultant options/warrant expense	12%	--
Consultant options/warrant exercise	(19%)	--
Valuation allowance	42%	35%
Effective income tax rate	0%	0%

F-13

The tax effects of accounting and tax differences that give rise to the deferred tax assets at December 31, 2003 and 2002, are presented below:
	December 31,2003	December 31,2003

Deferred tax assets:
Net operating loss carryforwards	(5,311,377)	(184,203)
Consultant options/warrant expense	2,284,146	--
Consultant options/warrant exercise	(3,690,000)	--
Gross deferred assets	(6,717,231)	(184,203)
Valuation allowance	(6,717,231)	(184,203)
Net deferred tax assets	--	--

9.   UNIT OFFERING

During October 2003, the Company sold 53.2875 units with each unit consisting of 33,334 shares of its series 'A' convertible preferred stock and 16,667 class 'C' common stock purchase warrants at a price of $100,000 per unit. The proceeds to the Company, net of expenses, was approximately $4,806,000. Each class 'C' warrant entitles the holder to purchase one share of common stock at an exercise price of $3.75 per share. The class 'C' warrants are exercisable anytime during the four year period commencing on the final closing and do not contain provisions for cashless exercise.

In accordance with EITF 00-27, the proceeds were allocated to the class ‘C’ common stock purchase warrants based on their relative fair value, which totaled $949,146 using the Black Scholes option pricing model. Further, a beneficial conversion feature of $896,474 was attributed to the series ‘A’ convertible preferred stock and was determined as the difference between the conversion price of the convertible preferred and the closing stock price of the Company on the date of issuance. The assumptions used in the Black Scholes mode are as follows: (i) dividend yield of 0%; (ii) expected volatility of 81.16%, (iii) weighted average risk-free interest rate of 1.68%, and (iv) expected life of 1.5 years as the conversion feature and warrants are immediately exercisable. Both the fair value of the warrants and the beneficial conversion feature were recorded as a dividend and are included on the face of the statement of operations.

The series 'A' convertible preferred stock will pay dividends of 8% annually ($107,579), accrued and included in accounts payable and accrued expenses as of December 31, 2007), to be paid quarterly either in cash or in the form of convertible preferred stock at the Company's discretion. The series 'A' convertible preferred stock will be valued at $3 per share when it is issued as a dividend. Each holder of the series 'A' convertible preferred stock will have the option at any time to convert all or any portion of the series 'A' convertible preferred stock held by such holder into common stock. The series 'A' convertible preferred stock shall have a liquidation value equal to $3 per share and shall be convertible into common stock on a one-for-one basis (the "Conversion Price"). The series 'A' convertible preferred stock shall be senior to all other shares of capital stock now existing or hereinafter created of the Company as to dividend and liquidation rights and shall have voting rights as if converted into common stock.

The Company can force conversion of the series 'A' convertible preferred stock into common stock upon 45 days written notice to the holders of the series 'A' convertible preferred stock, if (1) the common stock is listed on a qualified exchange (NASDAQ, AMEX or NYSE); (2) the closing price of the common stock is at least $7.50 for 30 consecutive trading days; and (3) the common stock underlying the conversion is subject to an effective registration statement filed with the SEC pursuant to the Securities Act of 1933.

F-14

The Company issued the Placement Agent a warrant exercisable into 179,292 units, each unit comprising one share of series ‘A’ convertible preferred stock and a common stock purchase warrant exercisable into one-half share of common stock at $3.75 per share and valued at $238,430 using the Black Scholes model. The Placement Agent's warrant is exercisable at $3.60 per share and will expire five years following the date of issuance.

10.   OTHER EQUITY TRANSACTIONS

Non-Related Party Equity Transactions

The Company issued 150,000 shares (post- split) of its common stock during the year ended December 31, 2001 to various consultants and service providers as partial compensation for services rendered to the Company.

In March 2003, the Company issued 21,000 warrants at an exercise price of $0.81 per share, for which the company recognized a total of $13,927 in expense in connection with the issuance of warrants for services rendered. The fair value of warrants was recorded using the Black Scholes option-pricing model computed as of the date of grant using the following assumptions: (i) dividend yield of 0%, (ii) expected volatility of 158.48%, (iii) weighted-average risk-free interest rate of approximately 3.13%, and (iv) expected life of 1.5 years.

In March 2003, the Company’s Board of Directors approved the issuance of five-year warrants to purchase 900,000 shares (300,000 pre-split) of the Company's common stock at $.50 per share to a firm which was retained to perform various services including: the introduction of the Company to investment banking firms; assistance in the structuring of the Company's private offerings; assistance in capital market transactions, mergers and acquisitions; advisory services; and assistance in developing strategic relationships. The fair value of warrants was estimated at $657,779 under the Black-Scholes option-pricing model computed as of the date of grant using the following assumptions: (i) dividend yield of 0%, (ii) expected volatility of 158.48%, (iii) weighted-average risk-free interest rate of approximately 1.65%, and (iv) expected life of 1.5 years.

On April 15, 2003, the Company committed to issue to Brookstreet Securities Corporation warrants to purchase 200,000 shares of the Company's common stock pursuant to an investment banking agreement. The warrants are issuable in four tranches of 50,000 each, with the first tranche of 50,000 fully vested and exercisable at $1.25 per share. The second tranche will vest in 90 days after the date of the agreement and will have an exercise price of $2.25 per share. The third tranche will vest in 180 days and will have an exercise price of $3.25 per share. The fourth tranche will vest in 270 days and will have an exercise price of $4.25 per share. The fair value of warrants was estimated at $418,187 under the Black Scholes option-pricing model computed as of the measurement date, which is the date the services were performed (vesting date). The following assumptions were used: (i) dividend yield of 0%, (ii) expected volatility range of 53.84% to 114.24%, (iii) weighted-average risk-free interest rate range of 1.42% to 2.57%, and (iv) expected life of 1.5 years.

In May 2003, the Company completed the first tranche of a private placement pursuant to which it sold 82,667 units to three investors at $3.00 per unit for cash amounting to $248,000. Each unit consisted of one share of common stock and one warrant. Each warrant is exercisable at $3.00 until May 14, 2004. Upon exercise of the warrants each investor will receive one share of common stock and an additional warrant to purchase one share of common stock at $6.00 per share until November 15, 2004.

On June 20, 2003, the Board of Directors’ amended the Company's articles of incorporation to increase the number of authorized shares to 110,000,000 shares, designating 100,000,000 to common stock and 10,000,000 to preferred stock. The Board of Directors is authorized to provide from time to time for the issuance of shares of preferred stock in series and to fix and determine from time to time, before issuance, the designation and relative rights and preferences of the shares of each series of preferred stock and the restrictions or qualifications. See Note 9, “Unit Offering”.

On June 2, 2003, the Company committed to issue to a consultant warrants to purchase 108,000 shares of the Company's common stock at $2.40 pursuant to a consulting agreement. The warrants are issuable on demand. The fair value of warrants was estimated at $199,226 under the Black-Scholes option-pricing model computed as of the date of grant using the following assumptions: (i) dividend yield of 0%, (ii) expected volatility of 114.24%, (iii) weighted-average risk-free interest rate of approximately 1.42%, and (iv) expected life of 1.5 years.

F-15

On July 17, 2003 the Company retained Maxim Group, LLC ("Maxim") a New York based investment banking firm to act as its lead investment bank. Under that agreement Maxim provides, among other services, assistance with the Company's financing efforts as it attempts to secure additional capital for product development as well as to fund the process of gaining approval for the Company's cardiac monitoring device by the FDA. Maxim will also assist the Company with general business strategy and with seeking a listing on a national exchange. Maxim was paid $50,000 at the inception of the agreement and will be paid $7,500 per month through June 30, 2004. In addition, Maxim received a total of 100,000 warrants to purchase shares of restricted common stock at $4.92 per share. The fair value of warrants was estimated at $133,349 under the Black-Scholes option-pricing model computed as of the date of grant using the following assumptions: (i) dividend yield of 0%, (ii) expected volatility of 81.16%, (iii) weighted-average risk-free interest rate of approximately 1.68%, and (iv) expected life of 1.5 years.

In July 2003, the Company closed the second tranche of a private placement by selling 75.075 units to four investors for total cash of $250,000, under terms consistent with the first tranche.

In September 2003, the Company issued a consultant warrants to purchase 25,000 shares of the Company's common stock at an exercise price of $3.29 per share. The fair value of warrants was estimated at $41,202 under the Black Scholes option-pricing model computed as of the measurement date, which is the date that the services were performed, using the following assumptions: (i) dividend yield of 0%, (ii) expected volatility of 81.16%, (iii) weighted-average risk-free interest rate of approximately 1.68%, and (iv) expected life of 1.5 years

In September 2003, the Company issued 305,000 shares of restricted common stock to three persons pursuant to the cashless exercise provisions of common stock purchase warrants held by such persons.

In November 2003, The Company issued 800,000 shares of restricted common stock to an investment banking company pursuant to the cashless exercise provisions of the common stock purchase warrants held by such company. The warrants were exercised with the cashless exercise provisions of the common stock purchase warrant agreement.

During the year ended December 31, 2003, the Company issued in the aggregate 367,514 shares of common stock, for marketing and business services rendered during the period.
These services were valued at $1,236,905 based upon the fair market value of the shares determined as the closing stock price as reported on the OTCBB system, at the date of issuance.

Related Party Equity Transactions

During the years ended December 31, 2002, 2001 and 2000, the Company’s former President and former majority shareholder contributed capital totaling $56,400, $45,000 and $35,000. This contribution was made for working capital purposes.

At September 19, 2002, the former President purchased a warrant for $125,000. The warrant is to purchase 600,000 (200,000 pre-split) shares of common stock at an exercise price of $0.667 per share, which was above the current market price at the date of issuance. The warrant may not be exercised before September 1, 2003, expires in September 2006, and contains cashless exercise options and certain anti-dilution and other provisions.

On October 12, 2002, the Company agreed to issue a total of 2,100,000 (700,000 pre-split) shares of its common stock to Marvin H. Fink pursuant to a four-year employment agreement whereby Mr. Fink will serve as the Company's Chief Executive Officer and Chairman of the Board of Directors (see Note 12, “Commitments And Contingencies”). The shares were valued at $15,190, reflecting the current market value for the Company’s common stock on the measurement date and vest at the rate of 8.33% or 174,999 (58,333 pre-split) shares per quarter with the first vesting on January 12, 2003. The value is being expensed over the life of the agreement of which $5,063 and $906 was expensed during the year ended December 31,2003 and 2002, respectively, and the remainder is presented as deferred compensation in Stockholders’ Equity. Also, per Mr. Fink’s employment agreement, he is to be paid $1.00 each year of his agreement. The Company has estimated that the values of his services are approximately $80,000 per year. The Company has determined that an additional annual expense of $80,000 should be recorded to fairly present the value of the services rendered and which has been recorded for the year ended December 31, 2003. For the year ended December 31, 2002, the Company has recorded additional compensation expense of $20,000, which will be classified as contributed capital.

F-16

On October 15, 2002, the Company agreed to issue a total of 600,000 (200,000 pre-split) shares of its common stock to B World Technologies, Inc. (a company owned by Budimir Drakulic) pursuant to a Loanout Agreement with Budimir Drakulic and B World Technologies, Inc. whereby Dr. Drakulic will work as an independent contractor for the Company and serve as Vice President and Chief Technology Officer for a term of ten years (see Note 12, “Commitments And Contingencies”). The shares were valued at $4,140, the current market value for the Company’s common stock on the measurement date and vest at the rate of 5% or 30,000 (10,000 pre-split) shares per quarter with the first shares vesting on January 15, 2003. The value is being expensed over the life of the agreement of which $828 and $153 was expensed during the years ended December 31, 2003 and 2002, respectively, and the remainder is presented as deferred compensation in Stockholders’ Equity.

Effective October 15, 2002, the Company agreed to issue a total of 225,000 (75,000 pre-split) shares of its common stock to Ellsworth Roston pursuant to a two-year consulting agreement whereby Mr. Roston will consult with the Company with respect to the engineering, development and refining of the Company's technologies (see Note 12, “Commitments And Contingencies”). Mr. Roston also agreed to join the Company's Board of Directors. The shares were valued at $1,553, the current market value for the Company’s common stock on the measurement date and vest at the rate of 28,125 (9,375 pre-split) shares per quarter with the first shares vesting on February 1, 2003. The value is being expensed over the life of the agreement of which $777 and $146 was expensed during the years ended December 31, 2003 and 2002, respectively, and the remainder is presented as deferred compensation in Stockholders’ Equity.

On October 30, 2002, Mr. Roston became a Director on the Company’s Board and for $190,000 purchased 71,250 (23,750 pre-split) shares of the Company's common stock and a five-year warrant to purchase 450,000 (150,000 pre-split) shares of the Company's common stock at an exercise price of $1.667 per share.

On October 22, 2002, the Company issued a total of 564,810 (188,270 pre-split) shares of common stock to eleven individuals for total cash consideration of $17,786, which was entered into in conjunction with Dr. Budimir Drakulic becoming a Vice President and Chief Technology Officer of the Company and also in order to protect the Company’s rights to the acquired patented signal technologies.

On October 11, 2002, the Company issued a five-year warrant to purchase 375,000 (125,000 pre-split) shares of common stock for $0.007 per share exercisable immediately to one of the individuals mentioned above who also received shares of common stock. The fair value of warrants was estimated at $5,324, which was expensed as of December 30, 2002, using the Black Scholes option-pricing model computed as of the date of grant using the following assumptions: (i) dividend yield of 0%, (ii) expected volatility of 120.25%, (iii) weighted-average risk-free interest rate of approximately 3.01%, and (iv) expected life of 1.25 years.

In February 2003, the Company issued 216,000 options, in two tranches, to Lowell Harmison for consulting work related to helping the Company with the FDA review process for its heart monitoring device currently in development. The first tranche of options allow Mr. Harmison to purchase 108,000 shares of common stock (36,000 shares pre-split) at $0.97 per share, exercisable over five years and immediate vesting. A second tranche of 108,000 options vest over three years on a quarterly basis. The fair value of the first tranche of 108,000 options was $80,456 estimated using the Black Scholes option-pricing model computed as of the grant date with the following assumptions: (i) dividend yield of 0%, (ii) expected volatility of 158.48%, (iii) weighted-average risk-free interest rate of approximately 1.65%, and (iv) expected life of 1.5 years. The second tranche of 108,000 options are measured on the vesting dates which are the dates that the services were completed. As of December 31, 2003 there have been three quarterly vestings which were fair valued with the Black Scholes model at $74,643 and are amortized over the remaining life of the contract. The following assumptions were used in the model: (i) dividend yield of 0%, (ii) expected volatility range between 53.84% and 114.24%, (iii) weighted average risk free rate of between 1.42% and 1.86%, and (iv) expected life of 1.5 years.

F-17

In March 2003, the Company entered into a consulting agreement with its then CFO for certain financial and accounting services, and issued him options to purchase 900,000 (300,000 pre-split) shares of the Company’s common stock at $0.95 per share. The options were issued as compensation for services. The options vest quarterly over a 3-year period. The agreement was terminated in November 2003 with 150,000 options having vested over two quarters. The options have been valued using the Black Scholes value option method; with a measurement date as the date the services are rendered. The fair value of the options was estimated at $574,196 under the Black-Scholes option-pricing model computed as of the date the services were rendered using the following assumptions: (i) dividend yield of 0%, (ii) expected volatility range of 81.16% to 114.24%, (iii) weighted-average risk-free interest rate of 1.42% to 1.68%, and (iv) expected life of 1.5 years.

On April 1, 2003, the Company completed the private placement of 112,792 (37,604 pre-split) shares of its common stock for a total consideration of $250,000. The consideration included $100,000 in cash and the cancellation of $150,000 of debt previously advanced for $33,208 in expenses and $116,792 of furniture and fixtures and leasehold improvements from a related party.

In August 2003, the Company entered into voluntary trading restriction agreements with three shareholders in exchange for warrants to purchase a total of 23,501 shares of the Company's common stock at a price of $3.29 per share. In September 2003, the Company entered into a voluntary trading restriction agreement with a shareholder in exchange for warrants to purchase 18,000 shares of the Company's common stock at 85% of the closing price of the common stock on the date of the agreement ($5.29 at September 23, 2003). The fair value of the warrants was estimated at $74,088 under the Black Scholes option-pricing model computed as of the date of grant using the following assumptions: (i) dividend yield of 0%, (ii) expected volatility of 81.16%, (iii) weighted-average risk-free interest rate of approximately 1.68%, and (iv) expected life of 1.5 years.

The number and weighted average exercise prices of common stock options and warrants issued to consultants and others are as follows: (excluding warrants referred to in Note 9, “Unit Offering”)
	December 31, 2003		December 31, 2002

	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

Outstanding at beginning of the period	975,000	$0.21	—	$—
Granted during the period	2,780,439	1.46	975,000	0.21
Exercised during the period	1,205,000	0.54	—	—
Terminated during the period	750,000	0.95	—	—

Outstanding at end of the period	1,800,439	1.72	975,000	0.20

Exercisable at end of the period	1,583,932	$1.64	375,000	$0.01

F-18

The following table summarizes information on common stock purchase options and warrants outstanding issued to consultants and others at December 31, 2003: (excluding warrants referred to in Note 9, “Unit Offering”)

Range of Exercise Prices	Remaining Number Outstanding	Weighted Average Contractual Life (Years)	Weighted Average Fair Value	Weighted Average Exercise Price

$0 to 1	682,000	3.6	$ 1.16	$ 0.83
1 to 2	50,000	4.3	$ 2.01	$ 1.25
2 to 3	158,000	4.4	$ 2.11	$ 2.35
3 to 4	367,439	4.7	$ 1.28	$ 3.55
4 to 5	150,000	4.5	$ 1.19	$ 4.70
5 to 6	18,000	4.7	2.09	$ 5.29

Range of Exercise Prices	Remaining Number Outstanding	Weighted Average Contractual Life (Years)	Weighted Average Fair Value	Weighted AverageExercise Price

$0 to 1	375,000	3.8	$ 0.02	$ 0.01

11.STOCK OPTIONS

Stock Plans

On November 1, 2002, the Company's Board of Directors approved the establishment of the 2002 Stock Plan (the "2002 Stock Plan"). The Company’s shareholders approved the plan on June 5, 2003. The total number of shares of common stock available for grant and issuance under the plan may not exceed 6,000,000 (2,000,000 pre-split) shares, subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions. Common stock purchase options may be exercisable by the payment of cash or by other means as authorized by the committee or the Board of Directors. At December 31, 2003, the Company had issued 3,090,000 common share purchase options under the plan.

On March 31, 2003, the Company's Board of Directors approved the establishment of the 2003 Nonqualified Stock Option And Stock Plan (the "2003 Stock Plan"). The 2003 Stock Plan allows the Board to grant common stock purchase options or issue free-trading or restricted common stock from time to time to the Company’s employees, officers, directors and consultants. The total number of shares of common stock available for grant and issuance under the plan may not exceed 1,500,000 (500,000 pre-split) shares, subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions. Options may be exercisable by the payment of cash or by other means as authorized by the Board of Directors. Options granted under the 2003 Stock Plan will not qualify under Section 422 of the Internal Revenue Code as incentive stock options. At December 31, 2003, the Company had issued 367,514 shares of common stock under the plan, and no options.

Information On Options And Warrants Issued To Employees

F-19

The number and weighted average exercise prices of common stock purchase options and warrants issued to employees are as follows:

	December 31, 2003		December 31, 2002

	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

Outstanding at beginning of the period	—	$—	—	$—
Granted during the period	1,866,000	1.14	—	—
Exercised during the period	—	—	—	—
Terminated during the period	—	—	—	—

Outstanding at end of the period	1,866,000	1.14	—	—

Exercisable at end of the period	1,002,750	$1.03	—	$—

Range of Exercise Prices	Remaining Number Outstanding	Weighted Average Contractual Life (Years)	Weighted Average Fair Value	Weighted AverageExercise Price

$0 to 1	1,740,000	4.2	$ 0.62	$ 0.92
1 to 2	—	—	$ —	$ —
2 to 3	10,000	4.3	$ 1.48	$ 2.85
3 to 4	10,000	4.6	$ 1.46	$ 3.75
4 to 5	106,000	4.6	$ 0.82	$ 4.31

12.   COMMITMENTS AND CONTINGENCIES

The Company employs Mr. Marvin H. Fink as its Chief Executive Officer and Chairman of the Board currently under a four-year employment agreement entered into effective as of October 12, 2002. The essential terms of the employment agreement are as follows:
  Mr. Fink's initial base salary under the agreement is $1 per year. Following the one-year anniversary of the agreement, the Board of Directors may review and adjust the base salary in light of the Company's performance.
  Mr. Fink is entitled to a cash bonus for his second through fourth years of employment. The amount of the bonus is 10% of the after tax income exclusive of extraordinary expenses for the second year, and 15% of that amount for the third and fourth years.
  Mr. Fink is granted 2,100,000 "restricted" shares of common stock (700,000 shares pre-split), to be earned over three years of continuous employment. These shares, which are held in escrow by the company pursuant to the terms of a restricted stock agreement until they are earned, vest in tranches of 174,999 each at the end of the first eleven quarters of Mr. Fink's employment, with the balance vesting at the end of the twelfth quarter. Mr. Fink is entitled to all dividends, which may be declared with respect to these shares, even if not vested. See Note 10, “Other Equity Transactions”.
  The agreement contains a "gross up" provision obligating the Company to make a cash payment to Mr. Fink to cover any taxes he may incur by reason of receiving any payment or distribution that would constitute an excess golden parachute payment under the federal tax laws. The gross up provision also applies to the 2,100,000 restricted shares of common stock described above, however, Mr. Fink exercised his section 83(b) election under the Internal Revenue Code subjecting him to immediate taxation upon the receipt of the shares notwithstanding their future forfeitability, so the Company's liability, if any, for any taxes imposed under that grant should be nominal.

F-20

  Should the Company’s shares of common stock be listed on any of the NYSE, AMEX or Nasdaq national stock exchanges or markets, Mr. Fink would be entitled, if then still employed by the Company, to an additional grant of 600,000 shares of common stock (200,000 shares pre-split).
  In the event of a change in control (as that term is defined in the employment agreement), Mr. Fink would be entitled, if then still employed by the Company, to an additional grant of common stock having a market value of $5,000,000, but not to exceed 600,000 shares (200,000 shares pre-split) in total.
  Mr. Fink is entitled to a number of employee benefits under the agreement, including a $1,200 per month automobile allowance, individual medical plan reimbursement of up to $2,000 per month until the Company adopts a group plan for the Company’s employee’s, and the right to participate in all benefit plans established for the Company’s employees or executives, including medical, hospitalization, dental, long-term care and life insurance programs.
  The employment agreement provides for early termination in the case of Mr. Fink's death or disability, Mr. Fink's termination by the Company for "cause" as that term is defined in the agreement; Mr. Fink's termination of employment for "good reason" as that term is defined in the agreement, a "change in ownership" as that term is defined in the agreement, or sixty days' prior notice by Mr. Fink. In the event of an early termination of the agreement for any reason, all compensation and benefits under the agreement will terminate and the unvested portion of the 2,100,000 restricted common share grant shall be deemed forfeit as of the effective termination date, with the following exceptions:
  If the agreement is terminated during years two through four due to Mr. Fink's disability, termination by Mr. Fink for good reason; the Company's termination of Mr. Fink without cause, or a change in ownership, Mr. Fink will nevertheless be entitled to a pro rata portion (based upon the actual number of days of employment) of the cash bonus based on the Company's after-tax income that he would have otherwise received for the year of termination had he remained employed until the end of that year
  If the agreement is terminated due to Mr. Fink's death, disability, termination by Mr. Fink for good reason; The Company's termination of Mr. Fink without cause, or a change in ownership, the unvested portion of the 2,100,000 restricted common share grant to Mr. Fink will become fully vested and the shares released from escrow; and
  Mr. Fink and his family will be entitled to an additional three years' medical, hospitalization, dental, long-term care and life insurance coverage if the agreement is terminated by Mr. Fink for good reason or terminated by The Company's termination without cause, and an additional one years' coverage if the agreement is terminated due to Mr. Fink's disability.
The Company has engaged Dr. Budimir Drakulic as Vice President and Chief Technology Officer on an independent contractor basis under a loan-out agreement dated October 15, 2002 with two companies, B World Technologies, Inc. and B Technologies, Inc., and Dr. Drakulic individually. Dr. Drakulic is the president and owner of these companies. The essential terms of the agreement are as follows:
  The agreement provides for a ten-year initial term. After the initial term, the agreement renews automatically for successive one-year terms, unless either party delivers 90-days' written notice to the other of their intent not to renew.
  Dr. Drakulic's services are provided on a mutually-acceptable part-time basis.

F-21

  The Company is obligated to pay B Technologies a $10,000 bonus upon execution, and a monthly service fee of $15,000 thereafter.
  B World Technologies was granted 600,000 "restricted" shares of common stock (200,000 shares pre-split), to be earned over five years of continuous provision of services by Dr. Drakulic. These shares, which will be held in escrow with the company pursuant to the terms of a restricted stock agreement until they are earned, vest at the rate of 30,000 shares per quarter with the first 30,000 shares vesting on January 15, 2003. B World Technologies is entitled to all dividends, which may be declared with respect to these shares, even if not vested. See Note 10, “Other Equity Transactions”.
  The loan-out agreement provides for early termination should B World and B Technologies fail, neglect or refuse to provide Dr. Drakulic's services. In such an event, all compensation under the agreement will terminate and the unvested portion of the 600,000 restricted common share grants shall be deemed forfeit as of the effective termination date.
Concurrent with entering into the loan-out agreement, B World Technologies, B Technologies and Dr. Drakulic signed an employment, confidential information, invention assignment and arbitration agreement under which they agreed, among other things, to assign to the Company all of Dr. Drakulic's right, title and interest in and to any and all inventions, discoveries, etc. which he conceives or develops while engaged by the Company.

In conjunction with Dr. Drakulic becoming our Vice President and Chief Technology Officer, we also reached an agreement-in-principle with Dr. Drakulic to offer to sell our common shares to certain individuals in order to protect our rights in the Signal Technologies. Pursuant to this understanding, on October 22, 2002, we sold 564,810 common shares (188,270 shares pre-split) to eleven of those individuals, and issued a five-year warrant to purchase 375,000 common shares (125,000 shares pre-split) for $0.007 per share to one of those individuals, in consideration of their cash investment of $17,786. We further agreed that should we raise more than $2 million in certain offerings, to pay 4% of the proceeds of those offerings to those individuals up to the amount of $480,350. We are currently in discussion with those individuals relative to the payment of this obligation based upon certain issue we believe may relieve us of the liability to make such payment, and have entered into settlement agreements with four of those investors releasing the Company from the obligation to pay $110,000 of the $480,350. See Note 7, “Contingent Settlement Payable”.

Since March 1, 2003, Dr. Drakulic has worked for the Company on a full-time basis even though the loan-out agreement only provides for the provision of part-time services. The Company has agreed to characterize these additional services as being provided by Dr. Drakulic as an employee, and to pay him $7,500 annually as compensation for their provision.

On March 10, 2003, as additional incentive for the performance of Dr. Drakulic, the Company granted to B World Technologies options entitling it to purchase 750,000 shares of common stock at $0.95 per share. These options vest quarterly over a four-year term, and lapse, if not exercised, on March 9, 2008.

Mr. Ellsworth Roston, one of the Company’s Directors, provides consulting services to the Company under a two-year agreement dated November 1, 2002. Under this agreement, Mr. Roston provides advice to the Company relating to engineering, developing and refining the Company’s products and technologies. Mr. Roston also agreed under the agreement to act as a member of the Company's Board of Directors during its term. Mr. Roston is a patent attorney who handles the Company’s patent work. The agreement specifically provides that the consulting services provided by Mr. Roston will not include any legal work, for which the Company will compensate him separately. In compensation for his consulting services, the Company granted to Mr. Roston 225,000 "restricted" shares of common stock (75,000 shares pre-split). See Note 10, “Other Equity Transactions”.

Dr. Lowell T. Harmison, one of the Company’s Directors, provides consulting services to the Company under a three-year agreement dated February 14, 2003. Under this agreement, Dr. Harmison provides advice to the Company in the areas of technological support and strategy, product development, medical and scientific advisory board development, and FDA regulation. The compensatory terms of the agreement are as follows:

F-22

  The Company is obligated to pay Dr. Harmison $36,000 per year over the term of the agreement, payable quarterly. Dr. Harmison was entitled to receive upon execution of the agreement an initial grant of options entitling him to purchase 216,000 shares of common stock, in two tranches of 108,000 options, (36,000 shares pre-split) at $0.97 per share, exercisable over five years. The first tranche of 108,000 options vest immediately and the second tranche of 108,000 options vest over three years on a quarterly basis. The fair value of the first tranche of options was $80,456 estimated using the Black-Scholes option-pricing model computed as of the measurement dates, which is the grant date, with the following assumptions: (i) dividend yield of 0%, (ii) expected volatility of 158.48%, (iii) weighed-average risk-free interest rate of approximately 1.65, and (iv) expected life of 1.5 years. The second tranche of 108,000 options are measured on the vesting dates which are the dates that the services were completed. As of December 31, 2003 there have been three quarterly vestings which were fair valued with the Black Scholes model at $74,643 and are amortized over the remaining life of the contract. The following assumptions were used in the model: (i) dividend yield of 0%, (ii) expected volatility range between 53.84% and 114.24%, (iii) weighted average risk free rate range of between 1.42% and 1.86%, and (iv) expected life of 1.5 years.
  Dr. Harmison is entitled to receive options exercisable into shares of common stock in tranches of 20,000 shares per milestone for assisting the Company in attaining various milestones determined by the Company's Board of Directors, including the preparation and filing with the FDA of a 510(k) application for the Company's product, approval of that application by the FDA, and market launch of that product.
  A grant of 20,000 shares of common stock in the event of a "change in control" as that term is defined in the agreement.
In the event the agreement is terminated by the Company for any reason other than negligence, misconduct, breach of its material terms by Dr. Harmison or the failure of Dr. Harmison to render services in a reasonable fashion, all compensation prospectively payable under the agreement will become due and payable in 90 days.

13.   SUBSEQUENT EVENTS

On January 28, 2004, the Company received a 510(k) approval from the Food and Drug Administration (“FDA”) to proceed with the sales and marketing of its first medical device, a 12-lead, 24-hour ECG heart monitoring device. The approval provides that the Company may market the device subject to requirements of annual registration, listing of devices, good manufacturing practice, labeling, prohibitions against misbranding and adulteration as well as other legal provisions.

F-23

RECOM MANAGED SYSTEMS, INC.

INTERIM FINANCIAL STATEMENTS

JUNE 30, 2004

RECOM MANAGED SYSTEMS, INC.
(A Development Stage Company)
BALANCE SHEET
June 30, 2004

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,583,682
Prepaid expenses and other current assets	70,765

Total current assets (including related party loans of $22,200)	2,654,447
Property, plant and equipment, net of accumulated depreciation of $67,924.	143,714
Intangibles – patents, net of accumulated amortization of $16,719	222,332

TOTAL ASSETS	$3,020,493

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$446,368

STOCKHOLDERS’ EQUITY
Series ‘A’ convertible preferred stock, $.001 par value; 10,000,000 shares authorized; 1,083,872 shares issued and outstanding	1,084
Common stock, $.001 par value; 100,000,000 shares authorized; 33,713,941 shares issued and outstanding	33,713
Additional paid-in capital	13,445,093
Deferred compensation	(21,048)
Deficit accumulated during development stage	(10,884,717)

TOTAL STOCKHOLDERS’ EQUITY	2,574,125

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,020,493

The accompanying notes are an integral part of these financial statements.

-1-

RECOM MANAGED SYSTEMS, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
For The Three and Six Months Ended June 30, 2004 And 2003 And From Inception
Of Development Stage (November 7, 2000) To June 30, 2004

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		From Inception of Development Stage
					(Nov. 7, 2000
	2004	2003 (Restated)	2004	2003 (Restated)	To June 30, 2004)

Revenue	$—	$—	$—	$—	$—
Research and development	242,189	51,666	432,444	81 ,749	997,576
General and administrative expenses	2,050,519	1,065,634	2,996,674	2,434,760	8,041,547

Total expense	2,292,708	1,117,300	3,429,118	2,516,509	9,039,123

Loss before income taxes	(2,292,708)	(1,117,300)	(3,429,118)	(2,516,509)	(9,039,123)
Provision for income taxes	—	—	—	—	—
Net loss	$(2,292,708)	$(1,117,300)	$(3,429,118)	$(2,516,509)	$(9,039,123)
Preferred dividend	69,371	—	178,704	—	2,131,874

Net loss attributed to common stockholders	$(2,362 ,079)	$(1,117,300)	$(3,607,822)	$(2,516,509)	$(11,170,997)

Basic and diluted loss per share attributed to common stockholders	$(0.07)	$(0.04)	$(0.10)	$(0.08)	$(0.51)

Basic and diluted loss per share to common stockholders	$(0.07)	$(0.04)	$(0.11)	$(0.08)	$(0.63)

Weighted average shares outstanding—basic and diluted	33,423,119	31,541,587	33,247,245	31,395,412	17,744,380

The accompanying notes are an integral part of these financial statements.

-2-

RECOM MANAGED SYSTEMS, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS’ EQUITY
From Inception Of Development Stage (November 7, 2000) To June 30, 2004

	Common Stock		Series ‘A’ Convertible Preferred Stock				Deficit Accumulated	From Inception(Nov. 7, 2000)
					Additional Paid-in	Deferred	During Development	To June 30,
	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	2004
2000:
Balance November 7, 2000 (as restated for 3:1 stock split)	4,139,784	$4,139	—	$—	$(4,139)	$—	$—	$—
Contributed capital	—	—			35,000	—	—	35,000
Net loss	—	—	—	—	—	—	(36,673)	(36,673)

Balance December 31, 2000	4,139,784	4,139	—	—	30,861	—	(36,673)	(1,673)
2001:
Capital contributed	—	—			45,000	—	—	45,000
Shares issued for services July 2001 – $0.033	150,000	150	—	—	4,850	—	—	5,000
Net loss	—	—	—	—	—	—	(50,000)	(50,000)

Balance December 31, 2001	4,289,784	4,289	—	—	80,711		(86,673)	(1,673)
2002:
Capital contributed	—	—	—	—	56,400	—	—	56,400
Warrants issued for Cash	—	—	—	—	125,000	—	—	125,000
Issuance of common stock for:			—	—
Technology – Sept. 2002 – $0.006	23,400,000	23,400	—	—	54,623	—	—	78,023
Services rendered – Oct. 2002 – $0.021	2,925,000	2,925	—	—	17,958	(19,678)	—	1,205
Cash – Oct 2002 – $0.03	564,810	565			17,221	—	—	17,786
Cash – Nov 2002 – $2.66	71,250	71	—	—	189,929	—	—	190,000
Contributed services – officer	—	—	—	—	20,000	—	—	20,000
Warrants issued for services	—	—	—	—	5,324	—	—	5,324
Net loss	—	—	—	—	—	—	(211,954)	(211,954)

Balance December 31, 2002	31,250,844	$31,250	—	$—	$567,166	$(19,678)	$(298,627)	$280,111

(continued on next page)

RECOM MANAGED SYSTEMS, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS’ EQUITY
From Inception Of Development Stage (November 7, 2000) To June 30, 2004
(Continued)

								From Inception
	Common Stock		Series ‘A’ Convertible Preferred Stock				Deficit Accumulated	(Nov. 7, 2000)
					Additional Paid-in	Deferred	During Development	To June 30,
	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	2004

2003:
Issuance of common stock for cash and
contributed property – April 2003 – $2.22 Issuance of common stock for cash:	112,812	$113	—	$—	$249,887	$—	$—	$250,000
May 2003 – $3.00	82,667	83	—	—	247,917	—	—	248,000
May 2003 – $3.33	75,075	75	—	—	249,925	—	—	250,000
Issuance of common stock for services:
April 2003 – $2.80	147,192	147	—	—	411,654	—	—	411,801
April 2003 – $3.15	11,045	11	—	—	34,780	—	—	34,791
July 2003 – $3.67	111,625	112	—	—	410,192	—	—	410,304
August 2003 – $3.68	33,188	33	—	—	121,103	—	—	121,136
September 2003 – $3.77	24,292	24	—	—	91,673	—	—	91,697
October 2003 – $4.78	15,385	15	—	—	73,525	—	—	73,540
November 2003 – $3.65	18,834	19	—	—	68,783	—	—	68,802
December 2003 – $3..60	5,953	6	—	—	21,425	—	—	21,431
Cashless exercise of warrants	1,105,000	1,105	—	—	(1,105)	—	—	—
Contributed services – officer	—	—	—	—	80,000	—	—	80,000
Employee stock options issued below market	—	—	—	—	38,400	—	—	38,400
Amortization of deferred compensation	—	—	—	—	—	6,668	—	6,668
Warrants issued for:
Services	—	—	—	—	2,196,068	(219,010)	—	1,977,058
Financing cost	—	—	—	—	74,088	—	—	74,088

(continued on next page)

-4-

RECOM MANAGED SYSTEMS, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS’ EQUITY
From Inception Of Development Stage (November 7, 2000) To June 30, 2004
(Continued)

	Common Stock		Series ‘A’ Convertible Preferred Stock				Deficit Accumulated	From Inception(Nov. 7, 2000)
					Additional Paid-in	Deferred	During Development	To June 30,
	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	2004

Issuance of preferred stock for cash	—	—	1,792,975	1,793	5,376,857	—	—	5,378,650
Series A Preferred offering expenses	—	—	—	—	(572,785)	—	—	(572,785)
Preferred stock beneficial conversion feature	—	—	—	—	896,474	—	(896,474)	—
Allocation of fair value to warrants	—	—	—	—	949,121	—	(949,121)	—
Preferred stock accrued dividend payable	—	—	—	—	(107,575)	—	—	(107,575)
Net loss	—	—	—	—	—	—	(5,311,377)	(5,311,377)

Balance December 31, 2003	32,993,912	32,993	1,792,975	1,793	11,477,573	(232,020)	(7,455,599)	3,824,740
2004
Issuance of common stock for services:
January 2004 – $6.63	52,391	$52	—	—	$190,088	—	—	$190,140
February 2004 – $4.24	25,714	26	—	—	108,979	—	—	109,005
March 2004 – $4.90	47,638	48	—	—	233,584	—	—	233,632
April 2004 – $7.39	11,937	12	—	—	88,145	—	—	88,157
May 2004 – $6.66	43,425	43	—	—	289,006	—	—	289,049
June 2004 – $4.30	16,976	17	—	—	72,980	—	—	72,997
Exercise of class ‘A’ warrants	130,030	130	—	—	274,870	—	—	275,000
Cashless exercise of warrants	51,815	52	—	—	(52)	—	—	—
Contributed services – officer	—	—	—	—	40,000	—	—	40,000
Amortization of deferred compensation	—	—	—	—	—	3,334	—	3,334
Warrants issued for services	—	—	—	—	91,048	207,638	—	298,686
Warrants issued for legal settlement	—	—	—	—	757,207	—	—	757,207
Cancelled shares	(369,000)	(369)	—	—	369	—	—	—
Convertible Preferred Stock Conversion	709,103	709	(709,103)	(709)	—	—	—	—
Preferred stock accrued dividend payable	—	—	—	—	(178,704)	—	—	(178,704)
Net loss	—	—	—	—	—	—	(3,429,118)	(3,429,118)

Balance June 30, 2004 (unaudited)	33,713,941	$33,713	1,083,872	$1,084	$13,445,093	$(21,048)	$(10,884,717)	$2,574,125

The accompanying notes are an integral part of these financial statements.

-5-

RECOM MANAGED SYSTEMS, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
For The Six Months Ended June 30, 2004 And 2003 And From
Inception Of Development Stage (November 7, 2000) To June 30, 2004

	For the Six Months Ended June 30,		From Inception of
			Development Stage (Nov. 7, 2000)
	2004	2003 (Restated)	to June 30, 2004
Cash flow from operating activities:
Net loss	$(3,429,118)	$(2,516,509)	$(9,039,123)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	33,747	19,307	85,337
Amortization of deferred compensation	3,334	3,334	11,207
Salary as contributed capital	40,000	40,000	140,000
Common stock issued for services	982,979	446,592	2,371,482
Warrants issued for services	298,686	1,244,987	2,393,556
Warrants issued for legal settlement	757,207	—	757,207
Change in assets and liabilities:
Prepaid expenses and other current assets	59,984	37,815	(70,766)
Accounts payable and accrued expenses	(331,258)	349,700	125,025

Net cash used in operating activities	(1,584,439)	(374,774)	(3,226,075)

Cash used in investing activities:
Purchase of equipment	(2,589)	(28,550)	(212,333)
Capitalized technology cost	(62,010)	(35,199)	(125,961)

Net cash used in investing activities	(64,599)	(63,749)	(338,294)

Cash flow from financing activities:
Capital contributions	—	3,295	136,400
Issuance of common stock and exercise of warrants for cash	275,000	348,000	1,080,786
Sale of preferred stock for cash, net of expenses	—	—	4,805,865
Sale of warrants for cash	—	—	125,000

Net cash provided by financing activities	275,000	351,295	6,148,051

Net increase (decrease) in cash and cash equivalents	(1,374,038)	(87,228)	2,583,682
Cash and cash equivalents at beginning of period	3,957,720	148,689	—

Cash and cash equivalents at end of period	$2,583,682	$61,461	$2,583,682

(continued on next page)

-6-

RECOM MANAGED SYSTEMS, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
From
Inception Of Development Stage (November 7, 2000) To June 30, 2004

(Continued)

Supplemental Cash Flow Information:

For the years from inception of development stage (November 7, 2000) to June 30, 2004, Recom paid no interest or income taxes.

Supplement Investing and Financing Activities:

In April 2003, the company entered into an agreement with a major shareholder in which $150,000 of common stock was issued for $33,208 of accrued expenses and $116,792 of furniture and fixtures and leasehold improvements.

The company recorded compensation expense of $40,000 for both of the six month periods ended June 30, 2004 and 2003, respectively for the Chief Executive Officer of the company. This compensation was recorded as additional paid in capital.

The company accrued $8,066 at June 30, 2004 and $13,644 at June 30,2003 for legal expenses that were capitalized in intangible assets - patents. Such amounts were paid in July 2004 and July 2003, respectively.

For the six months ended June 30, 2004, the company has accrued $178,704 in dividends related to the series ‘A’ convertible preferred stock. Such dividends are a non-cash charge as they will be paid in-kind.

The accompanying notes are an integral part of these financial statements.

-7-

RECOM MANAGED SYSTEMS, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
For The Quarters Ended June 30, 2004 and 2003 And From
Inception Of Development Stage (November 7, 2000) To December 31, 2003

1.   BASIS OF PRESENTATION

The accompanying unaudited financial statements as of June 30, 2004 and for the three-months and six-months periods ended June 30, 2004 and 2003 and from inception (November 7, 2000) to June 30, 2004 have been prepared by Recom pursuant to the rules and regulations of the Securities and Exchange Commission, including Form 10-QSB and Regulation S-B. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments), which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. The company believes that the disclosures provided are ade quate to make the information presented not misleading. These financial statements should be read in conjunction with the audited financial statements and footnotes for the year ended December 31, 2003 as disclosed in the company’s 10-KSB.

The results of the three months and six months ended June 30, 2004 are not necessarily indicative of the results to be expected for the full year ending December 31, 2004.

Restatement Of TheThree-Month and Six-Month Periods Ended June 30, 2003

The financial statements for the three-month and six-month periods ended June 30, 2003 have been restated to include certain compensatory contracts for which the appropriate compensation expense had not been allocated quarterly. Additionally, the company corrected certain asset accounts due to the change in the original accounting for the acquisition of the amplification technology from ARC Finance, Inc. .

The primary changes for the three months ended June 30, 2003 were: increases in expenses of $22,000 for senior management deferred compensation, $493,000 for stock and warrant compensation for business and consulting services offset by, and a reduction in expense of $708,000 to adjust warrants issued for investment banking services previously expensed in the first quarter and a reduction in expense of $143,000 to adjust for stock issued for services previously expensed in the first quarter, $70,000 in intangible assets to record the original patent at historical cost, and $13,000 to correct the original acquisition of certain fixed assets.

The effect of these changes to the June 30, 2003 financial statements are as follows:

	For the Three Months Ended June 30, 2003

	Reported	Adjustments	Restated

Net Loss to common shareholders	$(1,453,562)	$336,262	$(1,117,300)

Basic and diluted loss per share	$(0.05)		$(0.04)

Basic and diluted loss per share to common shareholders	$(0.05)		$(0.04)
Weighted average shares outstanding— basic and diluted	31,577,004	(35,417)	31,541,587

-8-

The primary changes for the six months ended June 30, 2003 were: increases in expenses of $43,000 for senior management deferred compensation, $587,000 for stock and warrant compensation for business and consulting services, and a reduction in expense of $50,000 to adjust warrants issued for investment banking services, $70,000 in intangible assets to record the original patent at historical cost, and $13,000 to correct the original acquisition of certain fixed assets.

The effect of these changes to the June 30, 2003 financial statements are as follows:

	For the Six Months Ended June 30, 2003

	Reported	Adjustments	Restated

Net Loss to common shareholders	$(1,936,395)	$(580,114)	$(2,516,509)

Basic and diluted loss per share	$(0.06)		$(0.08)

Basic and diluted loss per share to common shareholders	$(0.06)		$(0.08)
Weighted average shares outstanding— basic and diluted	31,413,924	(18,512)	31,395,412

Pro Forma Stock Option Information

Pro forma information regarding the effects on operations as required by SFAS No. 123 and SFAS No. 148, has been determined as if the company had accounted for its employee stock options under the fair value method of those statements. Pro forma information is calculated using the Black-Scholes method at the date of grant based on the following assumptions: (i) risk free interest rate of 2.45%; (ii) dividend yield of 0%; (iii) volatility factor of the expected market price of the company's common stock of 81.17%; and (iv) an expected life of the options of 1.5 years. This option valuation model requires input of highly subjective assumptions. Because the company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value of the estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of fair value of its employee stock options.

-9-

The company's pro forma information is as follows:

	Three Months Ended June 30, 2004	Three Months Ended June 30, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003

Net loss as reported	$(2,292,708)	$(1,117,300)	$(3,429,118)	$(2,516,509)
Current period expense calculated under APB 25	—	—	—	—
Stock compensation calculated under SFAS 123	(81,309)	(149,848)	(226,532)	(593,554)

Pro forma net loss	$(2,374,017)	$(1,267,148)	$(3,655,650)	$(3,110,063)

Basic and diluted historical loss per share	$(0.07)	$(0.04)	$(0.10)	$(0.08)

Pro forma basic and diluted loss per share	$(0.07)	$(0.04)	$(0.11)	$(0.10)

2.    DEVELOPMENT STAGE COMPANY

As reflected in the accompanying financial statements, the company has losses from inception, negative cash flows from operations, and no established source of revenue. Further, no assurance can be given that the company will produce successful commercial products or services and no assurance can be given that the regulatory agencies, physicians, patients, or insurance providers will accept the products or services. However, the company will continue its business plan to develop its line of products, which management currently believes will be ready for market approximately in late 2005. Management also believes that the company has sufficient capital to fund its operations through mid-August 2005.

3.    EQUITY TRANSACTIONS

In February 2004, the company hired an investor relations company. As part of the company’s agreement with the investor relations firm, the firm is to be issued 500 unregistered common shares per month during the six-month term of their engagement. During the first quarter of 2004, the investor relations firm was issued 1,000 common shares as part of their services, which were valued at $5,200 based upon the fair market value of the shares determined as the closing stock price as reported by the Over-The-Counter Bulletin Board, also called the OTCBB, at the date of issuance. During the second quarter of 2004, the investor relations firm was issued an additional 1,500 common shares as part of their services, which were valued at $6,450 based upon the fair market value of the shares determined as the closing stock price as reported by the OTCBB, at the date of issuance.

               In March 2004, the company hired an additional investor relations company. As part of the company’s agreement with this investor relations firm, the firm is to be issued 25,000 unregistered common shares. The shares were valued at $113,750 based upon the fair market value of the shares determined as the closing stock price as reported by the OTCBB at the date of issuance.

               During the quarter ended March 31, 2004, the company issued in the aggregate 125,743 common shares for marketing and business services, including those shares mentioned above. These services were valued at $532,777 based upon the fair market value of the shares determined as the closing stock price as reported by the OTCBB at the date of issuance. Of those shares issued, 52,391 shares of common stock valued at $190,140 were expensed during the fourth quarter of 2003 since the services were rendered during that period.

               During the quarter ended June 30, 2004, the company issued 72,338 common shares for marketing and business services rendered during the period. These services were valued at $450,203 based upon the market value of the shares at the date of issuance. Of those shares issued, 2,239 common shares valued at $15,000 based upon the market value of the shares at the date of issuance related to expenses accrued during the first quarter of 2004 since the services were rendered during that period.

-10-

On April 28, 2004, the company committed to issue to a shareholder warrants to purchase 250,000 common shares at $7.90 per share pursuant to a legal settlement. As part of this settlement, the company agreed to immediately register 80,000 common shares previously held by the shareholder, and the shareholder agreed that an additional 369,000 common shares previously held by the shareholder would be cancelled upon the registration of the 80,000 shares. The warrants are exercisable on August 1, 2004, and lapse if unexercised on July 31, 2007. The fair value of warrants was estimated at $757,207 under the Black-Scholes option-pricing model computed as of the date of grant using the following assumptions: (i) dividend yield of 0%, (ii) expected volatility of 81.17%, (iii) weighted-average risk-free interest rate of approximately 2.45%, and (iv) expected life of 1.5 years. Although the 80,000 shares have not yet been registered, which is the condition precedent for cancellation of the 369,000 shares, the company has nevertheless treated the 369,000 shares as being cancelled for financial statement disclosure purposes.

During the quarter ended June 30, 2004, the company issued 130,030 common shares related to exercises of class ‘A’ warrants issued as part of a financing transaction in May 2003. The company received cash payments equal to $275,000 related to these exercises.

During the six months ended June 30, 2004, the company issued 51,815 common shares related to cashless exercises of class ‘A’ warrants originally issued as part of a financing transaction in May 2003. The company received no cash payments related to these exercises.

During the quarter ended March 31, 2004, the company issued in the aggregate 158,000 common share purchase options to employees and members of the company’s board of directors. All options were issued at an exercise price equal to the closing market price as reported by the OTCBB on the date of issuance. Of those, 50,000 option were issued in January 2004, vested immediately and were exerciseable at a price of $3.50 per share; 80,000 options were issued in January 2004, vest quarterly over a four year time period and are exerciseable at $3.60 per share; and 28,000 options were issued in February 2004, vest quarterly over a one year time period and are exerciseable at $3.70 per share.

During the quarter ended June 30, 2004, the company issued in the aggregate 10,000 common share purchase options to employees and members of the company’s board of directors. All options were issued at an exercise price equal to the closing market price as reported by the OTCBB on the date of issuance, vest quarterly over a one year time period and are exerciseable at $6.00 per share.

As of June 30, 2004, 709,103 series ‘A’ preferred shares were converted into common shares. Of those shares converted, 6,667 and 702,436 were converted during the quarters ended March 31, 2004 and June 30, 2004, respectively.

4.   COMMITMENTS AND CONTINGENCIES

In conjunction with Dr. Budimir Drakulic becoming a Vice President and Chief Technology Officer, in October 2002 the company also reached an agreement-in-principle with Dr. Drakulic to offer to sell common shares to certain individuals in order to protect the company’s rights in the Signal Technologies from any litigation that might be filed against Dr. Drakulic and to ensure that the development of the technology would not be interrupted or disrupted while Dr. Drakulic defended any such action. As part of that agreement, the company agreed that should it raise more than $2 million in certain offerings, it would pay 4% of the proceeds of those offerings greater than $2 million to those individuals up to a maximum amount of $480,350. At December 31, 2003, Recom’s potential obligation related to this offering was $104,201. The company reached settlements with a number of those individuals during the first quarter of 2004 and the potential liability has been further reduced. At June 30, 2004, the remaining liability related to the settlement was $35,203. Since June 30, 2004, the company has reached agreements with additional individuals to this settlement in the amount of $28,165.

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As of June 30, 2004, the company had accrued dividends payable with respect to the series 'A' preferred shares in the amount of $286,280. Of this amount, $107,575 relates to accrued dividends for the year ended December 31, 2003. These amounts are payable either in cash from funds legally available for that purpose, or in kind, in the form of additional series 'A' preferred shares, at the company’s discretion. The company intends to pay this dividend in kind. This accrued dividend is included in accounts payable and accrued expenses.

The company needs to complete the design and fabrication of a pre-production version of the Model 100 Module to assure compliance to all performance, safety, environmental and regulatory standards. This activity will be performed for the company by Battelle Memorial Institute, Health and Life Sciences pursuant to a research and development services agreement. Under the agreement, Battelle Memorial Institute will complete the design and engineering of the pre-production patient module in compliance with all applicable performance, safety, environmental and regulatory standards. The fixed cost of these activities under the contract is $497,700.

5.           LEGAL PROCEEDINGS

On February 13, 2004, Recom filed an action with the Superior Court of the State of California, County of Ventura, for declaratory relief, extortion, breach of contract, breach of fiduciary duty and fraud against a prior director, Mr. Steven Sparks, in an action entitled Recom Managed Systems, Inc. v. Stephen O. Sparks. In the action the company alleged that Mr. Sparks had been demanding payment in cash and/or securities as additional compensation for providing services as a director without any contractual or other entitlement thereto, and sought declaratory relief from the Court as to whether Mr. Sparks was entitled to those payments. In May 2004, a hearing was held to address a strategic litigation against public policy motion filed by Mr. Sparks seeking to dismiss the action on the basis that it violated his rights to free speech. After consideration, in early June 2004, the judge dismissed the motion and stated that it was probable that Recom would prevail against Mr. Sparks on its extortion claim. Mr. Sparks subsequently filed an answer and cross-complaint on June 16, 2004 generally denying Recom’s claims and cross-claiming for breach of contract, promissory estoppel, violations of the California Corporations Code, and intentional interferences with prospective advantage, and claiming damages of at least $1 million. Recom served an answer to the cross-complaint on June 23, 2004 denying all of Mr. Sparks’ claims. The parties are presently in the discovery phase.

On May 19, 2004, a complaint was filed against Recom in the Superior Court of Arizona, County of Maricopa, in an action entitled William A. Miller v. Recom Managed Systems. The complaint seeks declaratory relief, specific performance or damages for breach of contract. Mr. Miller alleged he was granted options to purchase 300,000 common shares of Recom at $0.01 per share. Prior to the filing of the complaint, none of the officers or directors of Recom had ever met or spoken to Mr. Miller or his agents or even knew who Mr. Miller was. Recom believes the claim is without merit and plans to vigorously defend itself in the action.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13 Other Expenses Of Issuance And Distribution

The following table sets forth the estimated costs and expenses which we expect to incur with respect to the offering and sale or distribution of common shares under this registration statement. We have agreed to pay all of these expenses.

SEC Registration Fee	$924.49
Financial Printer Fees to EDGARize and Print Registration Statement	3,000.00*
Transfer Agent Fees, including Printing and Engraving Stock Certificates	1,000.00*
Legal Fees and Expenses	65,000.00*
Accounting Fees and Expenses	15,000.00*
Miscellaneous	1,000.00*
Total	$85,924.49*
* estimated
Item 14  Indemnification Of Directors And Officers

Our Articles of Incorporation, as amended, provide shall that we shall, to the maximum extent and in the manner under Delaware corporate law, indemnify each of our directors and officers against judgments, fines, settlements and other amounts, including expenses such as attorneys’ fees, actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. We may also have contractual indemnification obligations under our individual agreements with our directors, officers and employees, including an indemnification agreement we have entered into with Mr. Marvin Fink, our Chief Executive Officer and Chairman of the Board.

The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, including breaches resulting from negligent or grossly negligent behavior, except under certain situations defined by statute, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees, even though such actions, if successful, might otherwise benefit our company and shareholders. We believe that the indemnification provisions in our Articles of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

Item 15  Recent Sales Of Unregistered Securities

Rule 506

We have sold or issued the following securities not registered under the Securities Act of 1933 by reason of the exemption afforded under SEC Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act during the three year period ending on the date of filing of this registration statement. The offer and sale of the securities in each offering was exempt from the registration requirements of the Securities Act under Rule 506 insofar as: (1) except as stated below, each of the investors was accredited within the meaning of Rule 501(a); (2) pursuant to Rule 506(b)(2)(i), there were no more than 35 non-accredited investors in the offering; (3) pursuant to Rule 506(b)(2)(ii), each purchaser in the offering who was not accredited either alone or with his purchaser representative had such knowledge and experience in financial and business matters to be capable of evaluating the merits and risk of the investment, or the company reasonably believed immediately prior to making the sale that such investor came with this description; (4) no offers or sales under the offering was effected through any general solicitation or general advertising within the meaning of Rule 502(c); and (5) the transfer of the securities in the offering were restricted by the company in accordance with Rule 502(d). Except as stated below, no underwriting discounts or commissions were payable with respect to any of the offerings.

•	On September 19, 2002, immediately prior to our acquisition of the Signal Technologies from ARC Finance Group, Mr. Sim Farar, our president and principal shareholder at that time, invested $125,000 into the company as working capital in exchange for a warrant entitling him to purchase 600,000 common shares at $0.21 per share (200,000 shares at $0.65 per share pre-split). The warrant may not be exercised before September 1, 2003, expires in September 2006, contains cashless exercise options and certain anti-dilution and other provisions. At the time, Vanguard West LLC, a company owned and controlled by Mr. Farar, held approximately 98% of our common shares.

•	On September 19, 2002, we issued 23,400,000 common shares (7,800,000 shares pre-split) to ARC Finance Group in connection with our acquisition of the Signal Technologies. The shares represented approximately 85% of our issued and outstanding common shares. We valued the Signal Technologies at $78,023 for financial accounting purposes using the Black-Scholes model.

•	On October 11, 2002, we reached an agreement-in-principle with Mr. Ellsworth Roston to make an investment into the company. Pursuant to that understanding, on October 30, 2002 we sold Mr. Roston 71,250 common shares (23,750 shares pre-split) for $190,000 in cash, and granted him five-year warrants to purchase an additional 150,000 common shares at $5 per share (50,000 shares at $1.67 per share pre-split) effective as of October 15, 2002.

•	On April 8, 2003, we sold to Mr. Mitchell Stein 112,812 common shares (37,604 shares pre-split) for $100,000 in cash and $150,000 in expenses and equipment.

•	On May 15, 2003, we completed the first tranche of a private placement pursuant to which we sold 82,667 units to Mr. Mitchell Stein, SJ Investments and Ms. Norma Provencio at $3 per unit for cash amounting to $248,000. Each unit consisted of one common share and one warrant. Each warrant is exercisable at $3 until May 14, 2004. Upon exercise of the warrants each investor will receive one common share and an additional warrant to purchase one common share $6 per share until November 15, 2004. As of October 11, 2004, 66,667 of these warrants exercisable at $3 per share were exercised and converted into common shares.

•	On July 24, 2003, we completed the second tranche of a private placement pursuant to which we sold 75,075 units to Messrs. Mitchell Stein, Jerry L. Page and Mark M Giardiano and to Ashton Reed & Company, Inc. at $3.33 per unit for cash amounting to $250,000. Each unit consisted of one common share and one warrant. Each warrant is exercisable at $3.33 until July 14, 2004. Upon exercise of the warrants each investor will receive one common share and an additional warrant to purchase one common share at $6.66 per share until November 15, 2004. As of October 11, 2004, 30,030 of these warrants exercisable at $3.33 per share were exercised and converted into common shares.

•	On October 2, 2003, we completed a private placement through Maxim Group LLC pursuant to which we sold 53.7875 units to 100 investors at a price of $100,000 per unit, for gross proceeds of $5,378,750. The net proceeds of this offering, after expenses, was $4,805,965. Each unit sold consisted of 33,334 series ’A’ preferred shares and 16,667 class ’C’ warrants. In total, we issued 1,792,976 series ’A’ preferred shares and 896,488 class ’C’ warrants. Each series ’A’ preferred share is convertible into one common share. Each warrant was initially exercisable at $3.75 for a period of four years. Effective October 1 , 2004, the company unilaterally lowered the exercise price to $3 per share. As of October 31, 2004, all but 842,197 of the series ’A’ preferred shares had been converted into common shares.

•	Under the terms of our agreement with Maxim Group, we were obligated to pay Maxim Group $537,875, representing an 8% commission and a 2% non-accountable expense allowance. In addition, we are obligated to issue to Maxim an agent’s warrant entitling it to purchase a number of units equal to 10% of the total units sold in this offering. Maxim has the right under the agent’s warrant to purchase at total of 179,292 units at the price of $3.60 per unit, each unit comprised on one series ’A’ preferred share and one-half of a class C warrant. The agent’s warrant expires in five years to the extent unexercised. We valued the grant at $238,431 for financial statement purposes using the Black-Scholes model.

•	On April 28, 2004, we issued to Mr. Rex Julian Beaber warrants to purchase 250,000 restricted common shares at $7.90 per share. The warrants are exercisable on or after August 1, 2004, and lapse if unexercised on July 31, 2007. The warrants were granted to Mr. Beaber in connection with a settlement agreement pursuant to which Mr. Beaber agreed to surrender 369,000 unregistered common shares in exchange for the warrants and the company’s agreement to register another 80,000 shares held by Mr. Beaber. The value of the grant was $757,207 for financial statement purposes using the Black-Scholes model. The foregoing value does not take into consideration the value of 369,000 common shares Mr. Beaber is required to surrender under the settlement agreement. In July 2004, the parties agree to cancel the warrants in consideration of a payment to Mr. Beaber in the amount of $14,500.

Rule 505

We have sold or issued the following securities not registered under the Securities Act of 1933 by reason of the exemption afforded under SEC Rule 505 of Regulation D promulgated under Section 3(b) of the Securities Act during the three year period ending on the date of filing of this registration statement. The offer and sale of the securities in each offering was exempt from the registration requirements of the Securities Act under Rule 505 insofar as: (1) except as stated below, none of the investors in the offering are to the company’s knowledge accredited within the meaning of Rule 501(a); (2) pursuant to Rule 505(b)(2)(i), the aggregate offering price for the offering did not exceed $5,000,000, less the offering price of all securities sold within the twelve months preceding the start of and during the offering of securities under Rule 505 or in reliance upon any exemption under Section 3(b) of the Securities Act of 1933 or in violation of Section 5 of the Securities Act of 1933; (3) pursuant to Rule 505(b)(2)(ii), there were no more than 35 non-accredited investors in the offering; (4) no offers or sales under the offering was effected through any general solicitation or general advertising within the meaning of Rule 502(c); and (5) the transfer of the securities in the offering were restricted by the company in accordance with Rule 502(d). Except as stated below, no underwriting discounts or commissions were payable with respect to any of the offerings.

•	In July 2001, we issued 150,000 common shares (50,000 shares pre-split) to Messrs. Jack Brehm, John Carrassco, Roger Linn, Art Lyons, Stephen Roseberry and Erik Sterling and the law firm of Weintraub, Genshler, Chediak, Sproul as partial compensation for consulting services rendered to the Company. We valued the total grants at $5,000 for financial statement purposes using the Black-Scholes model.

•	On October 11, 2002, we reached an agreement-in-principle with Mr. Marvin H. Fink to become our Chief Executive Officer and President. Pursuant to that understanding, we entered into an employment agreement with Mr. Fink on October 12, 2002 and contemporaneously issued to him 2,100,000 restricted common shares (700,000 shares pre-split) as an inducement for that employment. These shares vest over a period of three years based upon Mr. Fink’s continuous provision of services. We valued the grant at $15,140 for financial statement purposes using the Black-Scholes model. For further information relating to this transaction see that section of the prospectus contained in this registration statement captioned “Management—Employment And Consulting Agreements With Management”. Mr. Fink was accredited.

•	On October 11, 2002, we reached an agreement-in-principle with Dr. Budimir Drakulic to become our Vice President and Chief Technology Officer on a consulting basis through his consulting companies. Pursuant to that understanding, on October 15, 2002, we entered into a loan-out agreement with Dr. Drakulic’s two consulting companies, B World Technologies, Inc. and B Technologies, Inc., relative to the provision of Dr. Drakulic’s services, and contemporaneously issued to one of those companies, B World Technologies, 600,000 restricted common shares (200,000 shares pre-split) as an inducement for the provision of those services. These shares vest over a period of five years. B World Technologies and B World are each owned and controlled by Dr. Drakulic. We valued the grant at $4,140 for financial statement purposes using the Black-Scholes model. For further information relating to this transaction see that section of the prospectus contained in this registration statement captioned “Management—Employment And Consulting Agreements With Management”.

•	As part of the October 11, 2002 agreement-in-principle with Dr. Budimir Drakulic described above, we also reached an agreement-in-principle to offer to sell our common shares to certain individuals in order to protect our rights in the Signal Technologies from any litigation that might be filed against Dr. Drakulic and to ensure that our development of the technology would not be interrupted or disrupted while Dr. Drakulic defended any such action. Pursuant to this understanding, on October 22, 2002, we sold 564,810 common shares (188,270 shares pre-split) to eleven of those individuals, and issued a five-year warrant to purchase 375,000 common shares (125,000 shares pre-split) for $0.007 per share to one of those individuals, in consideration of their cash investment of $17,786. For further information relating to this transaction see that section of the prospectus contained in this registration statement captioned “Transactions And Business Relationships With Management And Principal Shareholders”.

•	On October 11, 2002, we reached an agreement-in-principle with Mr. Ellsworth Roston to provide consulting advice to us relating to engineering, developing and refining our products and technologies and to become a director of the company. Pursuant to that understanding, on October 30, 2002 we entered into a two year consulting agreement with Mr. Roston documenting the provision of his consulting services and his appointment to our board of directors. Pursuant to that agreement, we granted Mr. Roston 225,000 common shares (75,000 shares pre-split) effective as of October 15, 2002. We valued the grant at $1,553 for financial statement purposes using the Black-Scholes model. For further information relating to these transactions, see that section of the prospectus contained in this registration statement captioned “Management—Employment And Consulting Agreements With Management”. Mr. Roston was accredited.

•	On February 5, 2003, pursuant to a director’s compensation plan adopted by our board of directors on that date, we issued to each of our five directors as of that date, including Messrs. Fink and Roston and Dr. Robert Koblin, options to purchase 150,000 common shares at $0.88 per share (50,000 shares at $2.65 per share pre-split) under our 2002 Stock Plan. The options are fully vested and lapse, if unexercised, on February 4, 2008. We valued the grant at $446,122 for financial statement purposes using the Black-Scholes model. For further information relating to these transactions, see that section of the prospectus contained in this registration statement “Management—Board Compensation”. Each of the directors was accredited.

•	On February 14, 2003 we issued to Dr. Lowell Harmison (1) fully vested options entitling him to purchase 108,000 common shares at $0.97 per share (36,000 shares $2.91 per share pre-split), and (2) options entitling him to purchase an purchase an additional 108,000 common shares at $0.97 per share (36,000 shares $2.91 per share pre-split) to vest over twelve quarters. These options were issued as an inducement for Dr. Harmison to provide consulting services pursuant to a consulting agreement entered into on that same date. We valued the grant initial at $80,456 for financial statement purposes using the Black-Scholes model. Since the initial grant, Dr. Harmison has been receiving quarterly options grants per his agreement. To date, these subsequent grants have been valued at $151,710 for financial statement purposes. For further information relating to this transaction, see that section of the prospectus contained in this registration statement captioned “Management—Employment And Consulting Agreements With Management”.

•	On March 10, 2003, we issued to Dr. Budimir S. Drakulic, our Vice President and Chief Technology Officer, options to purchase 750,000 common shares at $0.95 per share (250,000 shares at $2.76 per share pre-split) under our 2002 Stock Plan. The options vest over a period of four years, and lapse if unexercised on March 9, 2008. We valued the grant at $479,000 for financial statement purposes using the Black-Scholes model. Dr. Drakulic was accredited.

•	On March 10, 2003, we issued to Mr. Charles McGill options to purchase 900,000 common shares at $0.95 per share (300,000 common shares at $2.85 per share pre-split). These options were issued as an inducement for Mr. McGill to become our Chief Financial Officer pursuant to an employment agreement entered into on that same date. The options were to vest over a period of three years, and lapse if unexercised on March 24, 2008. Mr. McGill retired in November 2003, at which time 150,000 options vested and the balance lapsed. We valued the grant at $574,196 for financial statement purposes.

•	On March 10, 2003, we issued warrants to purchase 900,000 restricted common shares post-split at $0.50 per share (300,000 shares at $1.50 per share pre-split). The warrants, which are held by Crown Reef for its provision of strategic planning, marketing and business advisory consulting services, lapse if not exercised by March 9, 2008. We valued the grant at $657,779 for financial statement purposes using the Black-Scholes model.

•	On March 10, 2003, we issued to an employee options to purchase 240,000 common shares at $0.95 per share (80,000 shares at $2.76 per share pre-split) under our 2002 Stock Plan. The options vest over a period of four years, and lapse if unexercised on March 9, 2008. We valued the grant at $153,280 for financial statement purposes using the Black-Scholes model.

•	On March 10, 2003, we issued to Mr. Rowland Perkins, in connection with the provision of consulting services relating to identifying prospective directors, warrants to purchase 21,000 common shares at $0.81 per share (7,000 shares at $2.43 per share pre-split). The warrants were fully vested, and lapse if unexercised on March 9, 2008. We valued the grant at $17,010 for financial statement purposes using the Black-Scholes model.

•	On April 15, 2003, we issued to an employee options to purchase 10,000 common shares at $2.85 per share under our 2002 Stock Plan. The options vest over a period of four years, and lapse if unexercised on April 14, 2010. We valued the grant at $14,847 for financial statement purposes using the Black-Scholes model.

•	On April 15, 2003, we issued to Brookstreet Securities Corporation warrants to purchase 200,000 common pursuant to an investment banking agreement. The warrants are exercisable in four tranches of 50,000 common shares each. The first tranche was fully vested upon grant and exercisable at $1.25 per share. The second tranche vested 90 days after issuance with an exercise price of $2.25 per share. The third tranche vested 180 days after issuance with an exercise price of $3.25 per share. The fourth tranche vested 270 days after issuance with an exercise price of $4.25 per share. We valued the grant at $432,147 for financial statement purposes using the Black-Scholes model. Brookstreet Securities is accredited. As of October 11, 2004, 100,000 of these warrants were exercised and converted into common shares.

•	On June 2, 2003, we issued to Dr. Michael Laks, as compensation providing medical advisory and technical consulting services, options to purchase 108,000 common shares at $2.40 per share under our 2002 Stock Plan. The options vest over a period of four years, and lapse if unexercised on June 4, 2008. We valued the grant at $199,266 for financial statement purposes using the Black-Scholes model.

•	On June 5, 2003, we issued to Dr. Lowell T. Harmison, in his capacity as a director, options to purchase 50,000 common shares at $4.20 per share under our 2002 Stock Plan. These options are fully vested, and lapse if unexercised on June 5 2008. We valued the grant at $109,402 for financial statement purposes using the Black-Scholes model. For further information relating to this transaction, see that section of the prospectus contained in this registration statement captioned “Management—Board Compensation”. Dr. Harrison was accredited.

•	On July 17, 2003, we issued to Maxim Group, LLC warrants to purchase 100,000 common shares at $4.62 per share pursuant to an investment banking agreement. The warrants lapse if unexercised on July 16, 2008. We valued the grant at $136,482 for financial statement purposes using the Black-Scholes model. Maxim was accredited.

•	On July 29, 2003, we issued to an employee options to purchase 10,000 common shares at $3.19 per share under our 2002 Stock Plan. The options vest over a period of five years, and lapse if unexercised on July 28, 2008. We valued the grant at $14,574 for financial statement purposes using the Black-Scholes model.

•	On August 5, 2003, we issued to two shareholders, Messrs. John Epperson Jr. and Jack Lee, warrants entitling them to purchase 23,501 common shares at $3.29 per share pursuant to a voluntary partial trading restriction (lock-up) agreement entered into with each of those shareholders on that date. These warrants lapse on August 4, 2008 to the extent not exercised by the first shareholder, and February 4, 2005 to the extent not exercised by the second shareholder. We valued the grant at $77,318 for financial statement purposes using the Black-Scholes model.

•	On September 23, 2003, we issued to a current shareholder, Mr. Aaron Grunfield, warrants to purchase 18,000 common shares at $5.29 per share pursuant to a voluntary partial trading restriction (lock-up) agreement with that shareholder entered into on that same date. These warrants lapse on March 22, 2005 to the extent not exercised. We valued the grant at $37,655 for financial statement purposes using the Black-Scholes model.

•	On September 25, 2003, we issued to Mr. Bill Mathews, as compensation for providing consulting services relating to the procurement of FDA approval for our products, warrants to purchase 25,000 common shares at $3.19 per share under our 2002 Stock Plan. These warrants lapse on March 24, 2010 to the extent not exercised. We valued the grant at $41,202 for financial statement purposes using the Black-Scholes model.

•	On November 3, 2003, we issued to Messrs. Fink and Roston, in their capacity as directors, options entitling each of them to purchase 28,000 common shares at $4.40 per share pursuant to our director’s compensation plan. The options vest quarterly over a period of one year, and lapse if unexercised on November 2, 2008. We valued the grant at $66,236 for financial statement purposes using the Black-Scholes model. For further information relating to these transactions, see that section of the prospectus contained in this registration statement captioned “Management—Board Compensation”. Messrs. Fink and Roston are accredited.

•	On January 20 2004, we issued to Ms. Jennifer Black, in her capacity as a director, options to purchase 50,000 common shares at $3.60 per share under our 2002 Stock Plan. The options were fully vested upon grant, and lapse if unexercised on January 19,2009. We valued the grant at $69,798 for financial statement purposes using the Black-Scholes model. For further information relating to this transaction, see that section of the prospectus contained in this registration statement captioned “Management—Board Compensation”. Ms. Black is accredited.

•	On January 20, 2004, we issued to four employees options to purchase a total of 80,000 common shares at $3.60 per share. The options vest over a period of five years, and lapse if unexercised on January 19, 2009. We valued the grant at $114,868 for financial statement purposes using the Black-Scholes model.

•	On February 5 2004, we issued to Dr. Robert Koblin, in his capacity as a director, options to purchase 28,000 common shares at $3.70 per share. The options vest quarterly over a period of one year, and lapse if unexercised on February 4, 2008. We valued the grant at $41,321 for financial statement purposes using the Black-Scholes model. For further information relating to these transactions, see that section of the prospectus contained in this registration statement captioned “Management—Board Compensation”. Dr. Koblin is accredited.

•	On February 11, 2004, we entered into a marketing agreement with The Ruth Group under which we agreed to issue 500 restricted common shares to it per month as partial compensation under the agreement for the provision of investor relations and media relations consulting services over a six-month period, including introducing our company to its’ broker network, disseminating information about our company, organizing conferences and due diligence meetings, fielding calls investors and brokers, and procuring analyst coverage or investment banking sponsorships. We have granted 3,500 common shares to date pursuant to the agreement, with a total value of $15,530 for financial statement purposes.

•	On March 10, 2004, we entered into a marketing agreement with Aurelius Consulting Group, Inc. under which we agreed to issue 25,000 restricted common shares to it as partial compensation under the agreement for the provision of various investor relations services over a six-month period, including introducing our company to its’ broker network, disseminating information about our company, organizing conferences and due diligence meetings, fielding calls investors and brokers, and procuring analyst coverage or investment banking sponsorships. We valued the grant at $113,750 for financial statement purposes.

•	On April 1 2004, we issued to Messrs. Marvin H. Fink and Ellsworth Roston, Dr. Robert Koblin, and Ms. Jennifer Black, in their capacity as directors, options to purchase 2,000, 2,000, 4,000 and 2,000 common shares at $6 per share. The options vest quarterly over a period of one year, and lapse if unexercised on March 31, 2009. We valued the grant at $23,536 for financial statement purposes using the Black-Scholes model. For further information relating to these transactions, see that section of the prospectus contained in this registration statement captioned “Management—Board Compensation”. Messrs. Fink and Roston and Dr. Koblin are each accredited.

•	On June 6 2004, we issued to Dr. Lowell T. Harmison, in his capacity as a director, options to purchase 28,000 common shares at $6.25 per share. The options vest quarterly over a period of one year, and lapse if unexercised on June 5, 2009. We valued the grant at $68,647 for financial statement purposes using the Black-Scholes model. For further information relating to these transactions, see that section of the prospectus contained in this registration statement captioned “Management—Board Compensation”. Dr. Harmison is accredited.

•	On July 8 2004, we issued to Mr. Ellsworth Roston, in his capacity as a director, options to purchase 2,000 common shares at $3.95 per share. The options vest quarterly over a period of one year, and lapse if unexercised on July 7, 2009. We valued the grant at $3,408 for financial statement purposes using the Black-Scholes model. For further information relating to these transactions, see that section of the prospectus contained in this registration statement captioned “Management—Board Compensation”. Mr. Roston is accredited.

Item 16  Exhibits And Financial Statement Schedules

2.1	Order dated October 26, 2000 Confirming Plan of Reorganization and Granting Final Approval of Disclosure Statement ?(9)
3.1	Amended And Restated Certificate Of Incorporation Of Recom Managed System, Inc. filed by the Delaware Secretary of State on November 6, 2000 ?(1)
3.2	Certificate Of Amendment Of Certificate Of Incorporation Of Recom Managed System, Inc. filed by the Delaware Secretary of State on June 20, 2003 ?(8)
3.3
Certificate Of Designation Of Rights, Preferences And Limitations Of Series ’A’ Convertible Preferred Stock Of Recom Managed System, Inc. filed by the Delaware Secretary of State on September 9, 2003 ?(9)

3.4
Amendment To Certificate Of Designation Of Rights, Preferences And Limitations Of Series ’A’ Convertible Preferred Stock Of Recom Managed System, Inc. filed by the Delaware Secretary of State on April 26, 2004 ?(9)

3.5	Bylaws Of Recom Managed Systems, Inc. adopted March 31, 2003 ?(6)
4	Legal opinion by Richardson & Patel LLP ?(10)
5.1	Specimen common stock certificate ?(8)
5.2	Specimen series ’A’ preferred stock certificate ?(8)
5.3	Recom Managed Systems, Inc. 2002 Stock Plan adopted on November 1, 2002 ?(6)
5.4	Form of option issued under Recom Managed Systems, Inc. 2002 Stock ?(8)
5.5	Recom Managed Systems, Inc. 2003 Nonqualified Stock Option And Stock Plan adopted on March 31, 2002 ?(6)
5.6	Warrant To Purchase Common Stock dated September 19, 2002 issued to Sim Farrar ?(2)
5.7	Form of Standard Warrant ?(8)
5.8	Form of Class ’A’ Warrant ?(8)
5.9	Form of Class ’C’ Warrant ?(8)
5.10	Agent’s Warrant dated November 1, 2003 with Maxim Group LLC ?(9)
5.11	Agent’s Warrant dated November 1, 2003 with Jenkins Capital Management, LLC **
10.1	Standard Multi-Tenant Office Lease dated August 20, 2002 between Bershin Properties I, LLC, as lessor, and Recom Managed Systems, Inc., LLC, as lessee ?(9)
10.2	Addendum To Standard Office Lease dated August 20, 2002 between Bershin Properties I, LLC, as lessor, and Recom Managed Systems, Inc., as lessee ?(9)
10.3	Addendum To Standard Office Lease dated December 17, 2003 between Bershin Properties I, LLC, as lessor, and Recom Managed Systems, Inc., as lessee ?(9)
10.4	Stock Acquisition and Signal Technologies Transfer Agreement dated September 12, 2002 between Recom Managed Systems, Inc. and ARC Finance Group, LLC ?(2)
10.5	Employment Agreement dated October 14, 2002 between Recom Managed Systems, Inc. and Marvin H. Fink ?(3)
10.6	License Agreement dated December 9, 1993 between Dr. Budimir S. Drakulic and Teledyne Electronic Industries, Inc. ?(8)
10.7	Restricted Stock Agreement dated October 14, 2002 between Recom Managed Systems, Inc. and Marvin H. Fink ?(3)?(4)
10.8	Indemnification Agreement dated October 14, 2002 between Recom Managed Systems, Inc. and Marvin H. Fink ?(3)?(4)

10.9	Loan-out Agreement dated October 15, 2002 between Recom Managed Systems, Inc. and Budimir Drakulic, B World and B Technologies ?(3)
10.10	Restricted Stock Agreement dated October 15, 2002 between Recom Managed Systems, Inc. and Budimir Drakulic, B World and B Technologies ?(3)?(5)
10.11	Consulting Agreement dated November 1, 2002 between Recom Managed Systems, Inc. and Ellsworth Roston ?(3)
10.12
Employment, Confidential Information, Invention Assignment, And Arbitration Agreement dated October 15, 2002 between Recom Managed Systems, Inc. and Budimir Drakulic, B World and B Technologies ?(3)?(5)

10.13	Consulting Agreement dated February 14, 2003 between Recom Managed Systems, Inc. and Lowell T. Harmison ?(8)
10.14	Employment Agreement dated March 10, 2003 between Recom Managed Systems, Inc. and Charles E. McGill ?(6)
10.15	Investment Banking Agreement dated April 15, 2003 between Recom Managed Systems, Inc. and Brookstreet Securities Corporation ?(7)
10.16	Investment Banking Agreement dated July 17, 2003 between Recom Managed Systems, Inc. and Maxim Group, LLC ?(9)
10.17	Placement Agency Agreement dated September 4, 2003 between Recom Managed Systems, Inc. and Maxim Group, LLC ?(9)
10.18	Form of Registration Rights Agreement for purchasers of Series ’A’ Preferred Stock ?(8)
10.19	Scope Letters and Engagement Agreements dated December 18, 2003, January 23, 2004 and March 22, 2004 between Recom Managed Systems, Inc. and CFO 911 ?(9)
10.20	Non-Binding Letter of Intent dated January 10, 2004 between Recom Managed Systems, Inc. and TZ Medical Inc. ?(9)
10.21
Settlement Agreement And Releases, Warrant and Piggyback Registration Rights Agreement each dated April 28, 2004 between Recom Managed Systems, Inc., Mitchell J. Stein, ARC Finance Group, LLC, Tracey Hampton-Stein and Rex Julian Beaber ?(9)

10.22	Consulting Agreement between Recom Managed Systems, Inc. and Dr. Michael Laks ?(10)
10.23	Consulting Agreement between Recom Managed Systems, Inc. and Dr. Mitchell W. Krucoff ?(10)
10.24	Research And Development Services Agreement dated May 12, 2004 between Recom Managed Systems, Inc. and Battelle Memorial Institute ?(10)
10.25	Sponsored Research Agreement dated August 30, 2004 between Recom Managed Systems, Inc. and Duke Clinical Research Institute * *
10.26	Consulting Agreement between Recom Managed Systems, Inc. and Dr. Andrea Natale *
21	List of subsidiaries ?(9)
23	Consent of Stonefield Josephson, Inc.*
24.1	Powers of Attorney for Mr. Ellsworth Roston and Drs. Robert Koblin and Lowell T. Harmison ?(11)
24.2	Power of Attorney for Jennifer Black ?(12)

*	Filed herewith
**	Refiled herewith
(1)	Previously filed as an exhibit to our report on form 10-KSB for our fiscal year ended December 31, 2001 filed with the SEC on February 22, 2002.
(2)	Previously filed as an exhibit to our report on form 8-K filed with the SEC on September 25, 2002.
(3)	Previously filed as an exhibit to our report on form 10-QSB for our fiscal quarter ended September 30, 2002 filed with the SEC on November 12, 2002.
(4)	Filed as part of the Employment Agreement for Mr. Fink noted in item ?10.5.
(5)	Filed as part of the Loan-Out Agreement for with B World Technologies, B Technologies and Dr. Drakulic noted in item ?10.9.
(6)	Previously filed as an exhibit to our report on form 10-KSB for our fiscal year ended December 31, 2002 filed with the SEC on March 26, 2003.
(7)	Previously filed as an exhibit to our report on form 10-QSB for our fiscal quarter ended March 30, 2003 filed with the SEC on May 7, 2003.
(8)	Previously filed as an exhibit to our registration statement on form SB-2 filed with the SEC on January 2, 2004.
(9)	Previously filed as an exhibit to our registration statement on form SB-2 (amendment no. 2) filed with the SEC on May 11, 2004.
(10)	Previously filed as an exhibit to our registration statement on form SB-2 (amendment no. 3) filed with the SEC on July 26, 2004.
(11)	Previously filed as an exhibit to our registration statement on form SB-2 (amendment no. 4) filed the SEC on October 18, 2004.
(11)	Included on the signature page of our registration statement on form SB-2 filed with the SEC on January 2, 2004.
(12)	Included on the signature page of our registration statement on form SB-2 (amendment no. 1) filed with the SEC on February 23, 2003.

Item 17  Undertakings

We hereby undertake to:

1.  File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the SEC under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table on the face page of the effective registration statement; or

(iii)	Include any additional or changed material information on the plan of distribution.

2.  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.  For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Studio City, State of California, on November 1 , 2004.

RECOM MANAGED SYSTEMS, INC.
By:	/s/ Marvin H. Fink
Marvin H. Fink Chief Executive Officer and President (principal executive officer)
By:	/s/ Charles Dargan
Charles Dargan Interim Chief Financial Officer (principal accounting and financial officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Marvin H. Fink
Marvin H. Fink		Chief Executive Officer, President and Chairman of the Board (principal executive officer)	November 1 , 2004

By:	/s/ Charles Dargan
Charles Dargan		Interim Chief Financial Officer (principal accounting and financial officer)	November 1 , 2004

By:	/s/ Ellsworth Roston*
Ellsworth Roston		Director	November 1 , 2004

By:	/s/ Robert Koblin*
Robert Koblin		Director	November 1 , 2004

By:	/s/ Lowell T. Harmison*
Lowell T. Harmison		Director	November 1 , 2004

By:	/s/ Jennifer Black*
Jennifer Black		Director	November 1 , 2004

* By:	/s/ Marvin H. Fink
Marvin H. Fink Agent-In Fact